Exhibit 10.5
Dated 27 September 2021
    Silversea Cruise Holding Ltd.    (1)
    (the Original Borrower)
    Royal Caribbean Cruises Ltd.    (2)
    (the Guarantor)
    KfW IPEX-Bank GmbH    (3)
    (the Facility Agent)
    KfW IPEX-Bank GmbH    (4)
    (the Hermes Agent)
    The banks and financial institutions listed in Schedule 1    (5)
    (the Lenders)

Amendment No. 3 in connection with the Credit Agreement in respect of Hull S-719

Contents
Clause    Page

1 Interpretation and definitions	2
2 Amendment of the Existing Credit Agreement	3
3 Conditions of effectiveness of Amended Credit Agreement	3
4 Representations and Warranties	5
5 Nomination of the Guarantor as Borrower	6
6 Accession of New Lenders	6
7 Incorporation of Terms	7
8 Fees, Costs and Expenses	7
9 Counterparts	8
10 Governing Law	8
Schedule 1 The Lenders	9
Schedule 2 Form of Amendment Effective Date confirmation – Hull S-719	10
Schedule 3 Amended and Restated Credit Agreement	11
Exhibit A Form of Loan Request	12
Exhibit B Table of Commitments	13

THIS AMENDMENT NO. 3 (this Amendment) is dated 27 September 2021 and made BETWEEN:
(1)    Silversea Cruise Holding Ltd. (a company incorporated and existing under the laws of the Bahamas) (the Original Borrower);
(2)    Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of The Republic of Liberia) (the Guarantor);
(3)    KfW IPEX-Bank GmbH as facility agent (the Facility Agent);
(4)    KfW IPEX-Bank GmbH as Hermes agent (the Hermes Agent);
(5)    The banks and financial institutions listed in Schedule 1 as existing lenders (the Existing Lenders); and
(6)    The banks and financial institutions listed in Schedule 1 as new lenders (the New Lenders).
WHEREAS:
(A)    The Original Borrower, the Guarantor, the Facility Agent, the Hermes Agent and the Existing Lenders are parties to a credit agreement dated 19 September 2019 (as amended and restated from time to time, the Existing Credit Agreement), in respect of the vessel bearing Builder’s hull number S-719 (the Vessel) whereby it was agreed that the Existing Lenders would make available to the Original Borrower or (as contemplated by Section 2.6 (Nomination of Royal Caribbean Cruises Ltd. as Borrower) of the Existing Credit Agreement) the Guarantor, upon the terms and conditions therein, a US dollar loan facility (the Facility) up to the US Dollar Equivalent of EUR351,580,000 and calculated on the amount equal to the sum of (a) up to eighty per cent (80%) of the Contract Price of the Vessel but which Contract Price will not exceed EUR 526,800,000 and (b) up to 100% of the Hermes Fee.
(B)    The Original Borrower, the Guarantor and the Builder shall, on or prior to the Amendment Effective Date, enter into an addendum to the Construction Contract (the Addendum) pursuant to which it shall be agreed that the Contract Price shall be increased on the basis to be set out therein.
(C)    In connection with the arrangements referred to in Recital (B) above, the Parties have agreed to amend and restate the Existing Credit Agreement on the basis set out in this Amendment in order to reflect (i) an increase to the Commitments by an amount equal to 80% of the increased cost of the Vessel and 100% of the Additional Hermes Fee (as such term is defined in the Amended Credit Agreement) and (ii) the accession of the New Lenders as Lenders in respect of the relevant portion of the increased Commitments
(D)    The increased Commitments referred to in Recital (C) above shall be assumed by the New Lenders and certain of the Existing Lenders, and accordingly the New Lenders shall become Lenders for the purposes of the Amended Credit Agreement and shall accede to the Amended Credit Agreement on the basis set out in this Amendment.
(E)    The Parties have agreed that, as contemplated by Section 2.6 (Nomination of Royal Caribbean Cruises Ltd. as Borrower) of the Existing Credit Agreement, the Guarantor shall be nominated as the borrower under the Amended Credit Agreement from the date of this Amendment, and accordingly the Original Borrower will, with effect from the date of this Amendment, cease to be a party to, or to have any rights or obligations under, the Existing Credit Agreement and the Guarantor shall assume all rights and obligations of the Original Borrower under and in connection with the Existing Credit Agreement and, following the Amendment Effective Date, the Amended Credit Agreement.

NOW IT IS AGREED as follows:

1    Interpretation and definitions
1.1    Definitions in the Existing Credit Agreement
(a)    Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.
(b)    The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.
1.2    Definitions
In this Amendment (including its recitals):
Amended Credit Agreement means the Existing Credit Agreement as amended and restated in accordance with this Amendment.
Amendment Effective Date has the meaning given to it in clause 3.
Fee Letter means any letter between the Facility Agent and the Guarantor, as borrower, setting out the fees payable in connection with this Amendment.
Finance Parties means the Facility Agent, the Hermes Agent and the Lenders.
Increase Commitment has the meaning given to it in the form of the Amended Credit Agreement set out in Schedule 3.
Increase Tranche has the meaning given to it in the form of the Amended Credit Agreement set out in Schedule 3.
Lenders has the meaning given to such term in the form of the Amended Credit Agreement set out in Schedule 3 and shall include the Existing Lenders and the New Lenders.
Party means each of the parties to this Amendment.
Security Enhancement Guarantor Confirmation Agreement means the agreement referred to in clause 3.1(b).
1.3    Third party rights
Other than KfW in respect of the rights of KfW under the Loan Documents, unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.
1.4    Designation
Each of the Parties designates this Amendment as a Loan Document.

2    Amendment of the Existing Credit Agreement
In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, subject to the satisfaction of the conditions precedent set forth in clause 3:
(a)    the Existing Credit Agreement (but without all its Exhibits which, other than in the case of Exhibit A thereto (which shall be replaced pursuant to paragraph (b) below), shall remain in the same form and continue to form part of the Existing Credit Agreement) is hereby amended on the Amendment Effective Date so as to read in accordance with the form of the amended and restated credit agreement set out in Schedule 3, which will, together with the Exhibits to the Existing Credit Agreement, continue to or, in the case of the New Lenders, shall be, binding upon each of the Parties in accordance with its terms as so amended and restated; and
(b)    Exhibit A hereto shall be attached to the Amended Credit Agreement in replacement of Exhibit A thereto and Exhibit B hereto shall be attached to the Amended Credit Agreement as a new Exhibit Q thereto.
3    Conditions of effectiveness of Amended Credit Agreement
3.1    The Amended Credit Agreement shall become effective in accordance with the terms of this Amendment on the date (the Amendment Effective Date) upon which each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent:
(a)    the Facility Agent shall have received from the Original Borrower and the Guarantor:
(i)    a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment (including the borrowing or guaranteeing (as applicable) of the Increase Commitment), and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Original Borrower or the Guarantor (as applicable) cancelling or amending such prior certificate; and
(ii)    a Certificate of Good Standing issued by the relevant authorities in respect of the Original Borrower and the Guarantor;
(b)    the Facility Agent and each Security Enhancement Guarantor shall have entered into an agreement pursuant to which the Security Enhancement Guarantors shall acknowledge the amendments to the Existing Credit Agreement contained in this Amendment and:
(i)    agree that the relevant Security Enhancement Guarantee and each other Loan Document to which that Security Enhancement Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment and restatement of the Existing Credit Agreement;
(ii)    agree that the relevant Security Enhancement Guarantee and the Guaranteed Liabilities (as defined in the relevant Security Enhancement Guarantee) shall extend to any obligations of the Guarantor under the Amended Credit Agreement, including the obligations assumed by the Guarantor in connection with the nomination arrangements referred to in clause 5 below; and
(iii)    confirm that guaranteeing the obligations of the Guarantor (as borrower) does not cause any borrowing, guaranteeing or similar limit binding on the relevant Security Enhancement Guarantor to be exceeded, and the Facility Agent shall have received evidence of the authority of the relevant signatory of each Security Enhancement Guarantor to execute the Security Enhancement Guarantor Confirmation Agreement;
(c)    the Facility Agent shall have received a duly executed copy of each Fee Letter;
(d)    the Facility Agent shall have received evidence that all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent) required to be paid by the Guarantor pursuant to clause 8 below, and all other documented fees and expenses that the Original Borrower or the Guarantor has otherwise agreed in writing to pay to the Facility Agent, have been paid or will be paid promptly upon being demanded;
(e)    the Facility Agent shall have received opinions, addressed to the Facility Agent (and capable of being relied upon by each Lender) from:
(i)    Higgs & Johnson, counsel to the Original Borrower, as to matters of Bahamian law (and being issued in substantially the same form as the corresponding Bahamian legal opinion issued in connection with the previous amendment to the Existing Credit Agreement);
(ii)    Watson Farley & Williams LLP, counsel to the Guarantor, as to matters of Liberian law (and being issued in substantially the same form as the corresponding Liberian legal opinion issued in connection with the previous amendment to the Existing Credit Agreement); and
(iii)    Norton Rose Fulbright LLP, counsel to the Facility Agent as to matters of English law (and being issued in substantially the same form as the corresponding English legal opinion issued in connection with the previous amendment to the Existing Credit Agreement); and
(iv)    Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Facility Agent as to matters of New York law in respect of the Security Enhancement Guarantor Confirmation Agreement,
or, where applicable, a written approval in principle (which can be given by email) by either of the above counsel of the arrangements contemplated by this Amendment and a confirmation that a formal opinion will follow promptly after the Amendment Effective Date;
(f)    the representations and warranties set out in clause 4 are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or non-existence of a Material Adverse Effect (which shall be accurate in all respects)) as of the Amendment Effective Date;

(g)    no Event of Default or Prepayment Event shall have occurred and be continuing or would result from the amendment of the Existing Credit Agreement pursuant to this Amendment;
(h)    the Original Borrower and the Guarantor shall, as required pursuant to clause 7, have provided a letter to the Facility Agent which confirms that RCL Cruises Ltd. has accepted its appointment as process agent in respect of this Amendment;
(i)    KfW has confirmed to the Facility Agent that all relevant Existing Lenders have executed (i) respective amendments to their Option A Refinancing Agreements required in connection with the arrangements contemplated by this Amendment and (ii) any replacement security documents required to be entered into between the Existing Lenders and KfW pursuant to the terms of such amended Option A Refinancing Agreements, and any relevant legal opinions required by KfW in connection with such arrangements have been issued;
(j)    KfW has confirmed to the Facility Agent that all New Lenders have executed (i) Option A Refinancing Agreements in respect of their participation in the Increase Tranche and (ii) any security documents required to be entered into between the New Lenders and KfW pursuant to the terms of such Option A Refinancing Agreements, and any relevant legal opinions required by KfW in connection with such arrangements have been issued;
(k)    the Facility Agent shall have received from Hermes an approval in principle that the Hermes Insurance Policy will be amended in respect of, and shall cover, the increased Maximum Loan Amount and the Increase Tranche;
(l)    the Facility Agent shall have received such documentation and information as any Finance Party shall reasonably request to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to the Finance Parties; and
(m)    the Facility Agent shall have received a certified true copy of the Addendum, evidencing an increase of the Contract Price to EUR 526,800,000 (or such other amount as may be approved by the Lenders).
3.2    The Facility Agent shall notify the Lenders and the Guarantor of the Amendment Effective Date by way of a confirmation in the form set out in Schedule 2 and such confirmation shall be conclusive and binding.
4    Representations and Warranties
(a)    Each of the Guarantor and the Original Borrower represents and warrants that each of the representations and warranties in:
(i)    Article VI of the Existing Credit Agreement; and
(ii)    clause 4(b) of Amendment Agreement Number One,
are deemed to be made by the Guarantor and the Original Borrower on the date of this Amendment and by the Guarantor on the Amendment Effective Date, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Amendment and the Security Enhancement Guarantor Confirmation Agreement.

5    Nomination of the Guarantor as Borrower
5.1    It is acknowledged and agreed that pursuant to Section 2.6 (Nomination of Royal Caribbean Cruises Ltd. as Borrower) of the Existing Credit Agreement, the Original Borrower and the Guarantor are entitled, on the basis set out therein, to nominate the Guarantor as the borrower for the purposes of the Existing Credit Agreement and the other Loan Documents. The Parties hereby agree that the Original Borrower and the Guarantor can make such election notwithstanding the absence of the written notification required pursuant to Section 2.6(a) (Nomination of Royal Caribbean Cruises Ltd. as Borrower) of the Existing Credit Agreement.
5.2    The Original Borrower and the Guarantor hereby nominate the Guarantor as the borrower for the purposes of the Amended Credit Agreement and the other Loan Documents, and accordingly, with effect from the date of this Amendment:
(a)    all references to “the Borrower” throughout the Amended Credit Agreement and the other Loan Documents shall be deemed to be references to Royal Caribbean Cruises Ltd. and all references to “the Guarantor” shall be deleted;
(b)    the Guarantor (as Borrower) shall assume, and hereby does assume, all of the rights and obligations of the Original Borrower under the Amended Credit Agreement and the other Loan Documents;
(c)    the Guarantor shall be released from its obligations set out in Article XII of the Amended Credit Agreement and the said Article XII of the Amended Credit Agreement shall cease to apply;
(d)    the Original Borrower will cease to be a party to, or to have any rights or obligations under, the Existing Credit Agreement and the other Loan Documents (and the Lenders hereby release the Original Borrower from its obligations under the Existing Credit Agreement and the other Loan Documents); and
(e)    Section 11.19 (Communications with the Borrower) of the Amended Credit Agreement shall be deleted, in each case as reflected in the form of Amended Credit Agreement attached to this Amendment.
6    Accession of New Lenders
6.1    For good and valuable consideration (the receipt and adequacy of which is hereby), it is hereby agreed that, with effect from the Amendment Effective Date:
(a)    each New Lender is hereby made a party to the Amended Credit Agreement and a Lender for the purposes of the Amended Credit Agreement as if it were an original signatory to the Existing Credit Agreement;
(b)    each reference to the Lenders in the Amended Credit Agreement shall be deemed to include each New Lender, and accordingly the Amended Credit Agreement shall henceforth be construed in all respects as if references to the Lenders included the New Lenders; and
(c)    each New Lender and each of the other Finance Parties shall (and does) assume obligations towards one another and acquires rights against one another as that New Lender and those Finance Parties would have assumed and/or acquired had that New Lender been an original Lender in respect of the relevant portion of the Increase Commitment and as if the Increase Tranche had always comprised part of the Loan.
6.2    Each New Lender, with effect from the Amendment Effective Date:

(a)    agrees to assume and will assume all of the obligations under the Amended Credit Agreement corresponding to the Increase Commitment set out next to its name in Exhibit B; and
(b)    appoints the Facility Agent and Hermes Agent in their capacities as such on the basis set out in Section 10.1 of the Amended Credit Agreement.
6.3    The existing Commitments of all Existing Lenders and their obligations in respect of the same under the Amended Credit Agreement shall continue in full force and effect.
6.4    The administration details of, and the address for notices and other communications to, each New Lender for the purposes of the Amended Credit Agreement and the other Loan Documents are set out in Schedule 1.
7    Incorporation of Terms
The provisions of Section 11.2 (Notices), Section 11.6 (Severability) and Subsections 11.14.2 (Jurisdiction), 11.14.3 (Alternative Jurisdiction) and 11.14.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” were references to this Amendment and references to each Party are references to each Party to this Amendment.
8    Fees, Costs and Expenses
8.1    The Guarantor shall pay to the Facility Agent (for its own account and for the account of the Lenders (as applicable)) the fees in the amounts and at the times agreed in the Fee Letters.
8.2    The Guarantor shall also pay to the Facility Agent (for the account of KfW) a non-refundable refinancing fee in an amount of (a) €1,000 per Option A Refinancing Agreement entered into with a Lender whose Commitments are equal to or less than €20,000,000 and (b) €2,000 per Option A Refinancing Agreement entered into with a Lender whose Commitments are greater than €20,000,000.
8.3    The payment of the above fees shall be made free and clear of any deduction, restriction or withholding and in immediately available freely transferable cleared funds to such account(s) as the Facility Agent shall notify the Guarantor of in advance or, where applicable, in the relevant Fee Letter.
8.4    The Guarantor agrees to pay on demand all reasonable out-of-pocket costs and expenses of:
(a)    the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the documents to be delivered hereunder or thereunder; and
(b)    KfW, the Facility Agent and any Lender in connection with the preparation, execution, delivery and administration, modification and amendment of any Option A Refinancing Agreement and any security or other documents executed or to be executed and delivered (including any legal opinions required to be provided by legal counsel to KfW) as a consequence of the parties entering into this Amendment and any other documents to be delivered under this Amendment,
(including the reasonable and documented fees and expenses of counsel for the Facility Agent and KfW with respect hereto and thereto as agreed with the Facility Agent and KfW) in accordance with the terms of Section 11.3 (Payment of Costs and Expenses) of the Existing Credit Agreement and as if references in that section to the Facility Agent are references to the Facility Agent and KfW.

9    Counterparts
This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. The Parties acknowledge and agree that they may execute this Amendment and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.
10    Governing Law
This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.
The Parties have executed this Amendment the day and year first before written.

Schedule 1
The Lenders

Existing Lenders
KfW IPEX-Bank GmbH
MUFG Bank, Ltd.
Société Générale
Helaba Landesbank Hessen-Thüringen Girozentrale
DZ BANK AG, New York Branch
Standard Chartered Bank
Bayerische Landesbank, New York Branch
Commerzbank AG, New York Branch

New Lenders

Name	Address for notices
AKA AUSFUHRKREDIT-GESELLSCHAFT MBH	Große Gallusstr. 1-7, 60311 Frankfurt /M, Germany
Oldenburgische Landesbank Aktiengesellschaft	Stau 15/17, 26122 Oldenburg, Germany

Schedule 2
Form of Amendment Effective Date confirmation – Hull S-719
[OMITTED]

Schedule 3
Amended and Restated Credit Agreement

    1

_________________________________________
AMENDED AND RESTATED
HULL NO. S-719 CREDIT AGREEMENT
_________________________________________
Dated September 19, 2019
as amended on May 20, 2020
as further amended on July 23, 2020

as further amended and restated on December 21, 2020
and as further amended and restated on March 26, 2021
and as further amended and restated on September 27, 2021

BETWEEN,
Royal Caribbean Cruises Ltd.
as the Borrower,
the Lenders from time to time party hereto,
KfW IPEX-Bank GmbH
as Hermes Agent and Facility Agent
and
KfW IPEX-Bank GmbH
as Initial Mandated Lead Arranger and Sole Bookrunner

Hermes Backed Term Facility Agreement (Hull S-719)
Up to the US Dollar Equivalent of EUR434,201,000

TABLE OF CONTENTS
PAGE
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1. Defined Terms    2
SECTION 1.2. Use of Defined Terms; Other Definitional Provisions    26
SECTION 1.3. Cross-References    27
SECTION 1.4. Application of this Agreement to KfW IPEX as an Option A Lender    27
SECTION 1.5. Accounting and Financial Determinations    27
SECTION 1.6. Contractual Recognition of Bail-In    27
ARTICLE II COMMITMENTS AND BORROWING PROCEDURES
SECTION 2.1. Commitment    28
SECTION 2.2. Commitment of the Lenders    28
SECTION 2.3. Voluntary Reduction of Commitments    29
SECTION 2.4. Borrowing Procedure    30
SECTION 2.5. Funding    31
SECTION 2.6. Nomination of Royal Caribbean Cruises Ltd. as Borrower    32
ARTICLE III REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1. Repayments    32
SECTION 3.2. Prepayment    33
SECTION 3.3. Right of cancellation in relation to a Defaulting Lender    35
SECTION 3.4. Interest Provisions    35
SECTION 3.4.1. Rates    35
SECTION 3.4.2. Election of Floating Rate    36
SECTION 3.4.3. Conversion to Floating Rate    37

SECTION 3.4.4. Post-Maturity Rates    38
SECTION 3.4.5. Payment Dates    38
SECTION 3.4.6. Interest Rate Determination; Replacement Reference Banks    38
SECTION 3.5. Commitment Fee    39
SECTION 3.5.1. Payment of Commitment Fee    40
SECTION 3.6. CIRR Guarantee Charge    40
SECTION 3.6.1. Generally    40
SECTION 3.6.2. Payment    40
SECTION 3.7. Other Fees    41
SECTION 3.8. Temporary Repayment    41
SECTION 3.9. Limit on Interest Make-Up    41
SECTION 3.10. Cancellation of CIRR Agreements    41
ARTICLE IV CERTAIN LIBO RATE, EURO RATE AND OTHER PROVISIONS
SECTION 4.1. LIBO Rate or EURO Rate Lending Unlawful    42
SECTION 4.2. Deposits Unavailable    42
SECTION 4.3. Increased Loan Costs, etc.    43
SECTION 4.4. Funding Losses    45
SECTION 4.4.1. Indemnity    45
SECTION 4.5. Increased Capital Costs    47
SECTION 4.6. Taxes    48
SECTION 4.7. Reserve Costs    50
SECTION 4.8. Payments, Computations, etc.    51
SECTION 4.9. Replacement Lenders, etc.    52
SECTION 4.10. Sharing of Payments    53
SECTION 4.10.1. Payments to Lenders    53

SECTION 4.10.2. Redistribution of payments    53
SECTION 4.10.3. Recovering Lender's rights    53
SECTION 4.10.4. Reversal of redistribution    54
SECTION 4.10.5. Exceptions    54
SECTION 4.11. Set-off    54
SECTION 4.12. Use of Proceeds    55
SECTION 4.13. FATCA Deduction    55
SECTION 4.14. FATCA Information    55
SECTION 4.15. Resignation of the Facility Agent    57
ARTICLE V CONDITIONS TO BORROWING
SECTION 5.1. Advance of the Loan    58
SECTION 5.1.1. Resolutions, etc.    58
SECTION 5.1.2. Opinions of Counsel    58
SECTION 5.1.3. Hermes Insurance Policy    59
SECTION 5.1.4. Closing Fees, Expenses, etc.    59
SECTION 5.1.5. Compliance with Warranties, No Default, etc    59
SECTION 5.1.6. Loan Request    60
SECTION 5.1.7. Foreign Exchange Counterparty Confirmations    60
SECTION 5.1.8. Pledge Agreement    60
ARTICLE VI REPRESENTATIONS AND WARRANTIES
SECTION 6.1. Organisation, etc.    60
SECTION 6.2. Due Authorisation, Non-Contravention, etc.    61
SECTION 6.3. Government Approval, Regulation, etc.    61
SECTION 6.4. Compliance with Laws    61
SECTION 6.5. Validity, etc.    62

SECTION 6.6. No Default, Event of Default or Prepayment Event    62
SECTION 6.7. Litigation    62
SECTION 6.8. The Purchased Vessel    62
SECTION 6.9. Obligations rank pari passu    63
SECTION 6.10. Withholding, etc.    63
SECTION 6.11. No Filing, etc. Required    63
SECTION 6.12. No Immunity    63
SECTION 6.13. Investment Company Act    63
SECTION 6.14. Regulation U    63
SECTION 6.15. Accuracy of Information    64
ARTICLE VII COVENANTS
SECTION 7.1. Affirmative Covenants    64
SECTION 7.1.1. Financial Information, Reports, Notices, etc.    64
SECTION 7.1.2. Approvals and Other Consents    66
SECTION 7.1.3. Compliance with Laws, etc.    66
SECTION 7.1.4. The Purchased Vessel    67
SECTION 7.1.5. Insurance    68
SECTION 7.1.6. Books and Records    68
SECTION 7.1.7. Hermes Insurance Policy/Federal Republic of Germany Requirement    68
SECTION 7.1.8. Notice of written amendments to Construction Contract    69
SECTION 7.2. Negative Covenants    69
SECTION 7.2.1. Business Activities    69
SECTION 7.2.2. Indebtedness    69
SECTION 7.2.3. Liens    70
SECTION 7.2.4. Financial Condition    73

SECTION 7.2.5. Consolidation, Merger, etc.    73
SECTION 7.2.6. Asset Dispositions, etc.    75
SECTION 7.2.7. Construction Contract    75
SECTION 7.2.8. Additional Undertakings    75
SECTION 7.3. Limitation of in respect of Certain Representations, Warranties and Covenants    82
SECTION 7.4. Guarantor's Procurement Undertaking    82
ARTICLE VIII EVENTS OF DEFAULT
SECTION 8.1. Listing of Events of Default    82
SECTION 8.1.1. Non-Payment of Obligations    82
SECTION 8.1.2. Breach of Warranty    83
SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations    83
SECTION 8.1.4. Default on Other Indebtedness    83
SECTION 8.1.5. Bankruptcy, Insolvency, etc.    84
SECTION 8.2. Action if Bankruptcy    85
SECTION 8.3. Action if Other Event of Default    85
ARTICLE IX PREPAYMENT EVENTS
SECTION 9.1. Listing of Prepayment Events    85
SECTION 9.1.1. Change of Control    85
SECTION 9.1.2. Unenforceability    85
SECTION 9.1.3. Approvals    85
SECTION 9.1.4. Non-Performance of Certain Covenants and Obligations    86
SECTION 9.1.5. Judgments    86
SECTION 9.1.6. Condemnation, etc.    86
SECTION 9.1.7. Arrest    86
SECTION 9.1.8. Sale/Disposal of the Purchased Vessel    86

SECTION 9.1.9. Delayed Delivery of the Purchased Vessel    86
SECTION 9.1.10. Termination of the Construction Contract    87
SECTION 9.1.11. Termination, etc. of the Hermes Insurance Policy    87
SECTION 9.1.12. Illegality    87
SECTION 9.1.13. Principles    87
SECTION 9.2. Mandatory Prepayment    88
ARTICLE X THE FACILITY AGENT AND THE HERMES AGENT
SECTION 10.1. Actions    88
SECTION 10.2. Indemnity    88
SECTION 10.3. Funding Reliance, etc    89
SECTION 10.4. Exculpation    89
SECTION 10.5. Successor    90
SECTION 10.6. Loans by the Facility Agent    91
SECTION 10.7. Credit Decisions    91
SECTION 10.8. Copies, etc.    91
SECTION 10.9. The Agents' Rights    91
SECTION 10.10. The Facility Agent's Duties    92
SECTION 10.11. Employment of Agents    92
SECTION 10.12. Distribution of Payments    92
SECTION 10.13. Reimbursement    93
SECTION 10.14. Instructions    93
SECTION 10.15. Payments    93
SECTION 10.16. "Know your customer" Checks    93
SECTION 10.17. No Fiduciary Relationship    94

ARTICLE XI MISCELLANEOUS PROVISIONS
SECTION 11.1. Waivers, Amendments, etc.    94
SECTION 11.2. Notices    95
SECTION 11.3. Payment of Costs and Expenses    96
SECTION 11.4. Indemnification    97
SECTION 11.5. Survival    98
SECTION 11.6. Severability; Independence of Obligations    98
SECTION 11.7. Headings    99
SECTION 11.8. Execution in Counterparts.    99
SECTION 11.9. Third Party Rights    99
SECTION 11.10. Successors and Assigns    99
SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan    99
SECTION 11.11.1. Assignments    99
SECTION 11.11.2. Participations    102
SECTION 11.11.3. Register.    103
SECTION 11.12. Other Transactions    103
SECTION 11.13. Hermes Insurance Policy    103
SECTION 11.13.1. Terms of Hermes Insurance Policy    103
SECTION 11.13.2. Obligations of the Borrower.    104
SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders    105
SECTION 11.14. Law and Jurisdiction    106
SECTION 11.14.1. Governing Law    106
SECTION 11.14.2. Jurisdiction    106
SECTION 11.14.3. Alternative Jurisdiction    106
SECTION 11.14.4. Service of Process    106

SECTION 11.15. Confidentiality    106
SECTION 11.16. CIRR requirements    107
SECTION 11.17. Mitigation    108
SECTION 11.18. Modification and/or discontinuation of benchmarks    109

EXHIBITS
EXHIBIT A     Form of Loan Request
EXHIBIT B-1    [INTENTIONALLY OMITTED]
EXHIBIT B-2    Form of Opinion of Liberian Counsel to Borrower
EXHIBIT B-3    Form of Opinion of English Counsel to Facility Agent and Lenders
EXHIBIT B-4     Form of Opinion of German Counsel to Facility Agent and Lenders
EXHIBIT B-5     Form of Opinion of US Tax Counsel to Lenders
EXHIBIT C     Form of Lender Assignment Agreement
EXHIBIT D     Form of Option A Refinancing Agreement
EXHIBIT E     Form of Pledge Agreement
EXHIBIT F     Form of Currency Election Notice
EXHIBIT G     Principles
EXHIBIT H     Form of Information Package
EXHIBIT I     Form of First Priority Guarantee
EXHIBIT J     Form of Second Priority Guarantee
EXHIBIT K     Form of Third Priority Guarantee
EXHIBIT L     Form of Senior Parties Subordination Agreement
EXHIBIT M     Form of Other Senior Parties Subordination Agreement

EXHIBIT N    Framework
EXHIBIT O    Debt Deferral Extension Regular Monitoring Requirements

EXHIBIT P     Replacement covenants with effect from the Security Enhancement Guarantee Release Date
EXHIBIT Q    Table of Commitments

CREDIT AGREEMENT

HULL NO. S-719 CREDIT AGREEMENT, dated as of September 19, 2019 (the "Effective Date") as amended on May 20, 2020, as further amended on July 23, 2020, as further amended and restated on December 21, 2020, as further amended and restated on March 26, 2021 and as further amended and restated on September 27, 2021 originally among Silversea Cruise Holding Ltd., a Bahamian company (the "Original Borrower"), Royal Caribbean Cruises Ltd., a Liberian corporation as original guarantor and, on and following the date of Amendment Number Three, the nominee borrower (“the Borrower”), KfW IPEX-Bank GmbH, in its capacity as agent for the Lenders referred to below in respect of CIRR and Hermes-related matters (in such capacity, the "Hermes Agent"), in its capacity as facility agent (in such capacity, the "Facility Agent"), in its capacity as sole bookrunner (in such capacity, the "Bookrunner") and in its capacity as a lender (in such capacity, together with each other Person that shall become a "Lender" in accordance with Section 11.11.1 hereof, each, individually, a "Lender" and, collectively, the "Lenders").
W I T N E S S E T H
WHEREAS:
(A)    The Original Borrower, the Borrower and Meyer Werft GmbH & Co. KG (the "Builder") have on 16 April 2019, entered into a Contract for the Construction and Sale of Hull No. S-719 (as amended from time to time, the "Construction Contract") pursuant to which the Builder has agreed to design, construct, equip, complete, sell and deliver the passenger cruise vessel bearing Builder's hull number S-719 (the "Purchased Vessel");
(B)    The Lenders have agreed to make available to the Borrower, upon the terms and conditions contained herein, a US dollar loan facility calculated on the amount (the "Maximum Loan Amount") (and being comprised of the Original Loan Amount and the Increase Loan Amount) equal to (x) eighty per cent (80%) of the Contract Price (as defined below) of the Purchased Vessel, as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, change orders, but which Contract Price shall not exceed for this purpose EUR 526,800,000 (the "Contract Price Proceeds"), plus (y) 100% of the Hermes Fee (as defined below) (the "Hermes Fee Proceeds") and being made available in the US Dollar Equivalent of that Maximum Loan Amount;
(C)    The Lenders have also agreed, upon the terms and conditions contained herein, that the loan facility up to the Maximum Loan Amount may be made available in EUR to the Borrower instead of Dollars if an election is made by the Borrower for the Loan to be denominated in EUR pursuant to Section 2.4(e);
(D)    The Contract Price Proceeds will be provided to the Borrower either two (2) Business Days prior to the anticipated Delivery Date (if the Loan is denominated in Dollars) or one (1) Business Day prior to the anticipated Delivery Date (if the Loan is denominated in EUR) for the purpose of paying a portion of the Contract Price in connection with the Borrower's purchase of the Purchased Vessel. The Hermes Fee Proceeds will be provided on the Disbursement Date and paid as set forth in Section 2.4(c) and (d);
(E)    The Parties hereto have previously amended this Agreement pursuant to that certain financial covenant waiver extension consent letter, dated as of July 23, 2020 (the "Waiver Letter");
(F)    The Parties hereto have previously amended and restated this Agreement pursuant to Amendment No. 1, dated as of December 21, 2020 (the "Amendment Number One") pursuant to which the Original Borrower and the Borrower agreed to procure the execution of the Security Enhancement Guarantees and to make certain amendments to this Agreement to reflect the existence of such Security Enhancement Guarantees.
(G)    Pursuant to Amendment No. 2 dated as of March 26, 2021 (the "Amendment Number Two"), the Parties agreed to further amendments to this Agreement in accordance with the Framework.
(H)    Pursuant to Amendment No. 3 dated as of                 , 2021 (the "Amendment Number Three"), and upon satisfaction of the conditions set forth therein, this Agreement is being amended and restated in the form of this Agreement and (1) the Maximum Loan Amount is being increased to include the Increase Loan Amount to be made available by the Increase Lenders and (2) the Original Borrower has, in accordance with Section 2.6 and clause 5 of Amendment Number Three, nominated the Borrower as borrower under this Agreement and the other Loan Documents and accordingly this Agreement has been amended to reflect such nomination.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1. Defined Terms.
The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalised, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
"Accumulated Other Comprehensive Income (Loss)" means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.
“Additional Hermes Fee” means the additional premium payable to Hermes under, and in respect of, the amendment to the Hermes Insurance Policy made in connection with Amendment Number Three and the making available of the Increase Tranche.

"Additional Guarantee" means a guarantee of the Obligations provided by a New Subsidiary Guarantor in a form and substance substantially the same as the other Security Enhancement Guarantees (reflecting any necessary logical and factual changes), with such changes, or otherwise in form and substance, reasonably satisfactory to each of the Agents.
"Additional Subordination Agreement" means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee, as applicable, in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in form and substance, reasonably satisfactory to each of the Agents and the beneficiaries of any Indebtedness incurred by the relevant Security Enhancement Guarantor, as applicable.
“Adjustable Amount” means, as of any time of determination, $500,000,000; provided if the aggregate amount of New Capital is equal to or greater than $500,000,000, then the Adjustable Amount shall be $350,000,000.
“Adjusted Cash Balance” means, as of any date (the “Measurement Date”), the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP plus (a) any amounts available to be drawn by the Borrower and/or any of its Subsidiaries under committed but undrawn term loan or revolving credit facility agreements (excluding any amounts available under agreements where the proceeds are only intended to be used to fund the purchase of new Vessels) and less (b) the sum of (i) any scheduled payments of principal or interest (but for the purposes of anticipating any interest liabilities, the interest rate of any floating rate debt shall be determined based on reference rates then in effect at the Measurement Date) in respect of debt during the period commencing on the Measurement Date and ending on the date that is six months thereafter, (ii) any customer deposits held by the Borrower or its Subsidiaries for cruises that are scheduled to commence within three months of the Measurement Date and (iii) any planned Non-Financed Capex during the period commencing on the Measurement Date and ending on the date that is six months thereafter.
“Adjusted EBITDA after Interest” means, for any Last Reported Fiscal Quarter, the Borrower’s EBITDA for such period, excluding those items, if any, that the Borrower has excluded in determining “Adjusted Net Income” for such period as disclosed in the Borrower’s annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, for such Last Reported Fiscal Quarter, as evidenced pursuant to the relevant certificate to be submitted by the Borrower pursuant to Section 7.1.1(l).
"Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
"Agent" means either the Hermes Agent or the Facility Agent and "Agents" means both of them.

"Agreement" means, on any date, this credit agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.
“Amendment Three Effective Date” has the meaning ascribed to the term “Amendment Effective Date” in Amendment Number Three.
“Amendment Two Effective Date” has the meaning ascribed to the term “Amendment Effective Date” in Amendment Number Two.
“Amendment Number One” is defined in the preamble.
“Amendment Number Three” is defined in the preamble.
“Amendment Number Two” is defined in the preamble.
“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
"Applicable Commitment Rate" means (x) from and including the Effective Date through and including 31 March 2020 (being the date falling 24 months before the anticipated Delivery Date as at the Effective Date), 0.15% per annum, (y) from and including 1 April 2020 through and including 31 March 2021 (being the date falling 12 months before the anticipated Delivery Date as at the Effective Date), 0.25% per annum, and (z) from and including 1 April 2021 through but excluding the Commitment Fee Termination Date, 0.30% per annum.
"Applicable Jurisdiction" means the jurisdiction or jurisdictions under which an Obligor is organised, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.
"Assignee Lender" is defined in Section 11.11.1.
"Authorised Officer" means any of the officers of the Borrower authorised to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Facility Agent by the Secretary or an Assistant Secretary of the Borrower.
"Bank Indebtedness" means the Borrower's Indebtedness up to a maximum aggregate principal amount of $5,300,000,000 under the following agreements (as amended, restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time): (a) the USD1,550,000,000 revolving credit facility maturing in 2022 with Nordea Bank AB (publ), New York Branch as agent, (b) the USD1,925,000,000 revolving credit facility maturing in 2024 with The Bank of Nova Scotia as agent, (c) the USD1,000,000,000 term loan maturing on 5 April

2022 with Bank of America, N.A. as agent, (d) the USD300,000,000 term loan maturing on 7 June 2028 with Nordea Bank ABP, New York Branch as agent, (e) the USD55,827,065 term loan maturing on 5 December 2022 with Sumitomo Mitsui Banking Corporation as agent, (f) the €80,000,000 term loan maturing in November 2024 with Skandinaviska Enskilda Banken AB (publ) as agent, (g) the USD130,000,000 term loan maturing on 2 February 2023 with Industrial and Commercial Bank of China Limited, New York Branch as agent, (h) that certain guarantee dated 18 July 2016 with SMBC Leasing and Finance, Inc. as agent in connection with liabilities relating to the "Lease", the "Construction Agency Agreement", the "Participation Agreement" and any other "Operative Document" (as each term is defined in such guarantee) and (i) any other agreement (other than in connection with Credit Card Obligations) as to which the Second Priority Guarantors provide a first priority guarantee package.
"Bank of Nova Scotia Agreement" means the U.S. $1,925,000,000 amended and restated credit agreement dated as of December 4, 2017 among the Borrower, as borrower, the various financial institutions as are or shall become parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
"Benchmark Successor Rate" is defined in Section 11.18.
"Benchmark Successor Rate Conforming Changes" means, with respect to any proposed Benchmark Successor Rate, any conforming changes to the definition of Screen Rate, Interest Period, timing and frequency of determining rates, making payments of interest, yield protection provisions relating to the cost element of any Floating Rate Loan (including but not limited to any break costs relating to any early repayment or prepayment of any Floating Rate Loan), fallback (and market disruption) provisions for that Benchmark Successor Rate and other administrative matters as may be appropriate, in the discretion of the Facility Agent in consultation with the Borrower, to reflect the adoption of such Benchmark Successor Rate and to permit the administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark Successor Rate exists, in such other manner of administration as the Facility Agent determines is reasonably necessary in connection with the administration of this Agreement).
"Borrower" is defined in the preamble.
"Builder" is defined in the preamble.
"Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorised or required to be closed in New York City, London or Frankfurt, and (in relation to any date for payment or purchase of EUR) any TARGET Day or if the applicable Business Day relates to an advance of all or part of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market or, if an election is made for the Loan to be denominated in EUR pursuant to Section 2.4(e) by reference to the EURO Rate, a day on which dealings in deposits in EUR are carried on in the interbank market within the Participating Member States.

"Buyer's Allowance" has the meaning assigned to "NYC Allowance" in Article II.1.1 of the Construction Contract and, when such expression is prefaced by the word "incurred", shall mean such amount of the Buyer's Allowance, not exceeding EUR 64,300,000, as shall at the relevant time have been paid, or become payable, to the Builder by the Borrower under the Construction Contract as part of the Contract Price.
"Capital Lease Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases.
"Capitalisation" means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders' Equity on such date.
"Capitalised Lease Liabilities" means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with GAAP.
"Cash Equivalents" means all amounts other than cash that are included in the "cash and cash equivalents" shown on the Borrower's balance sheet prepared in accordance with GAAP.
"Change of Control" means, in relation to the Borrower, an event or series of events by which (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (B) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
"Change in Law" means (a) the adoption after the date of this Agreement of any law, rule or regulation or (b) any change after the date of this Agreement in any law, rule or regulation or in the interpretation or application thereof by any governmental authority.

"CIRR" means:
(a)    where the Loan is denominated in Dollars:
(i)    the CIRR in respect of USD based on the OECD Arrangement for Officially Supported Export Credits and as set by KfW on behalf of the Federal Republic of Germany pursuant to section 3.4.1(c) and includes the CIRR administrative margin of 0.20% per annum and which shall, in aggregate, be equal or greater than the USD CIRR Floor; or
(ii)    where Section 3.4.1(c) applies and KfW has not set a CIRR for Dollars, the USD CIRR Cap; or
(iii)    where Section 3.4.1(b) applies, the KfW Fixed Rate for Dollars; or
(b)    where the Loan is denominated in EUR:
(i)    the CIRR in respect of EUR based on the OECD Arrangement for Officially Supported Export Credits and as set by KfW pursuant to section 3.4.1(c) and includes the CIRR administrative margin of 0.20% per annum and which shall, in aggregate, be equal to or greater than the EUR CIRR Floor; or
(ii)    where Section 3.4.1(c) applies and KfW has not set a CIRR for EUR, the EUR CIRR Cap; or
(iii)    where Section 3.4.1(b) applies, the KfW Fixed Rate for EUR.
"CIRR Agreement" means either an Option A Refinancing Agreement or an Option B Interest Make-Up Agreement
"CIRR Guarantee" means the interest make-up guarantee provided by the Federal Republic of Germany to a Lender pursuant to Section 1.1 of the Terms and Conditions.
"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
"Commitment" means:

(a)    in respect of a Lender as at the Amendment Three Effective Date, the amount set opposite that Lender’s name under the column titled “Total Commitment” in Exhibit Q and which, in the case of an Increase Lender, shall include that Lender’s Increase Commitment; and
(b)    in the case of any Lender that becomes a Lender after the Amendment Three Effective Date pursuant to an assignment pursuant to Section 11.11.1, the amount set forth as such Lender's Commitment (including any Increase Commitment (if applicable)) in the related Lender Assignment Agreement, in each case as such amount may be reduced from time to time pursuant to Section 2.3 or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.11.1.
"Commitment Fees" is defined in Section 3.5.
"Commitment Fee Termination Date" is defined in Section 3.5.
"Commitment Letter" means the letter dated 11 February 2019 (as amended from time to time) issued by the Facility Agent to the Original Borrower and the Borrower and which sets out the principal terms and conditions of this Agreement.
"Commitment Termination Date" means 31 December 2023.
"Construction Contract" is defined in the preamble.
"Construction Mortgage" means the first ranking shipbuilding mortgage (Hoechstbetragsschiffshypothek) in respect of the Purchased Vessel executed or to be executed by the Builder in favour of banks and financial institutions designated by the Builder to secure loans made or to be made to the Builder to finance the construction of the Purchased Vessel.
"Contract Price" is as defined in the Construction Contract and includes the Buyer's Allowance.
“Covenant Modification Date” means the later to occur of (a) the expiry of the Financial Covenant Waiver Period and (b) the date upon which the financial covenants set out in Section 7.2.4 have been modified in this Agreement in a form and substance satisfactory to Hermes, the Borrower and the Lenders.
"Covered Taxes" is defined in Section 4.6.
"Credit Card Obligations" means any obligations of the Borrower under credit card processing arrangements or other similar payment processing arrangements entered into in the ordinary course of business of the Borrower.
"DDTL Indebtedness" means the Borrower's Indebtedness (or, if such Indebtedness has not yet been incurred, the commitments by lenders to provide Indebtedness to the Borrower as of the effectiveness of the Amendment Number One) in connection with that certain Commitment

Letter, dated as of August 12, 2020, between the Borrower and MORGAN STANLEY SENIOR FUNDING INC. (as amended, restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time).
“Debt Deferral Extension Regular Monitoring Requirements" means the general test scheme/reporting package in the form set out in Exhibit O to this Agreement submitted or to be submitted (as the case may be) by the Borrower in accordance with Section 7.1.1(i).
"Debt Incurrence" means any incurrence of indebtedness for borrowed money by any Group Member, whether pursuant to a public offering or a Rule 144A or other private placement of debt securities (and including any secured debt securities (but excluding any unsecured debt securities) which are convertible into equity securities of the Borrower) or an incurrence of loans under any loan or credit facility, or any issuance of bonds, other than:
(a)    any indebtedness (but having regard, in respect of any secured and/or guaranteed indebtedness, to the restrictions set out in Section 7.2.10(b)) incurred by a Group Member between April 1, 2020 and December 31, 2022 (or such later date as may, with the prior consent of Hermes, be agreed between the Borrower and the Lenders) for the purpose of providing crisis and/or recovery-related funding;
(b)    indebtedness incurred by a Group Member pursuant to an intra-Group loan from another Group Member, provided that no Group Member shall be permitted to incur any such Indebtedness at any time where an Event of Default or a Prepayment Event has occurred and is continuing;
(c)    indebtedness incurred to refinance (and for this purpose having regard to the applicable provisions of Section 7.2.10) a maturity payment under any existing loan or credit facility (including any crisis and/or recovery-related indebtedness incurred by a Group Member between April 1, 2020 and December 31, 2022) or issued bonds of a Group Member, provided that:
(i)    in the case of any such refinancing, the amount of such indebtedness being used in connection with that refinancing does not increase the aggregate principal amount of such indebtedness or the commitments outstanding at the time of that refinancing and is otherwise incurred on a basis permitted pursuant to this Agreement (including, without limitation, in relation to the provision of any Liens or guarantees that may be provided to support the relevant refinancing arrangement); and
(ii)    in the case of the refinancing of crisis and/or recovery-related indebtedness of the type referred to above, that refinancing shall either (A) reduce the interest burden of the Borrower (and for such purposes the interest rate of any floating rate debt shall be determined based on reference rates then in effect at the time of the new debt incurrence) or (B) replace the existing secured and/or guaranteed indebtedness with unsecured and unguaranteed debt;

(d)    indebtedness provided by banks or other financial institutions under the Borrower’s senior unsecured revolving credit facilities in an aggregate amount not greater than the commitments thereunder as in effect on 19 February 2021 plus the amount of any existing uncommitted incremental facilities (for example, any unused accordion) on such facilities;
(e)    indebtedness provided by banks or other financial institutions which, as at 19 February 2021, is committed but yet to be incurred in respect of the DDTL Indebtedness (but, in respect of that DDTL Indebtedness, up to a maximum amount of $700,000,000 or, where the Borrower has exercised the pre-existing accordion option in respect of that DDTL Indebtedness, a maximum amount of $1,000,000,000 (but on the basis that, following the exercise of that accordion option, an amount equal to the additional $300,000,000 or, if the amount of indebtedness incurred under such accordion option is less, the relevant amount made available under the DDTL Indebtedness shall be included in the overall limit on secured and/or guaranteed indebtedness set out in Section 7.2.10(b)));
(f)    any of the following types of indebtedness in each case incurred in the ordinary course of business of any Group Member:
(i)    the issuances of commercial paper;
(ii)    Capitalized Lease Liabilities;
(iii)    purchase money indebtedness;
(iv)    indebtedness under overdraft facilities; and
(v)    financial obligations in connection with repurchase agreements and/or securities lending arrangements; and
(g)    vessel financings (including the financing of pre-delivery contract installments, change orders, owner furnished equipment costs or other such similar arrangements) in respect of vessels for which shipbuilding contracts have been executed on or prior to 1 April 2020 (provided, however, that a refinancing of a vessel financing shall not be included in this carve-out (g).
There shall be a presumption that any indebtedness incurred by the Borrower between April 1, 2020 and December 31, 2022 shall be for the purpose of providing crisis and/or recovery-related funding unless the intended use of proceeds from such indebtedness are specifically identified to be used for an alternative purpose. In the event there is any question as to whether funding qualifies as "crisis and/or recovery-related", Hermes, the Facility Agent and the Borrower shall negotiate a resolution in good faith for a maximum period of fifteen (15) Business Days.
"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Lender:
(a)    which has failed to make its participation in the Loan available (or has notified the Facility Agent or the Borrower (which has notified the Facility Agent) that it will not make its participation in the Loan available) by the Disbursement Date;
(b)    which has otherwise rescinded or repudiated a Loan Document; or
(c)    with respect to which a Lender Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)    its failure to pay is caused by:
(A)    administrative or technical error; or
(B)    a Disruption Event; and
payment is made within three Business Days of its due date; or
(ii)    the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Delivery Date" means the date on which the Purchased Vessel is delivered by the Builder to, and accepted by, the Borrower under the Construction Contract.
"Disbursement Date" means the date on which the Loan is advanced; provided that if the Loan is re-borrowed pursuant to Section 3.8, then, for all purposes of this Agreement concerning such re-borrowed Loan, the Disbursement Date shall be the date of such re-borrowing. When such expression is prefaced by the word "expected", it shall denote the date on which the Borrower then reasonably expects the Loan to be disbursed based upon the then-scheduled Delivery Date of the Purchased Vessel.
"Dispose" means to sell, transfer, license, lease, distribute or otherwise transfer, and "Disposition" shall have a correlative meaning.
"Disruption Event" means either or both of:
(a)    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this loan facility (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or
(b)    the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to this Agreement preventing that, or any other party to this Agreement:

(i)    from performing its payment obligations under the Loan Documents; or
(ii)    from communicating with other parties to this Agreement in accordance with the terms of the Loan Documents, and which (in either such case) is not caused by, and is beyond the control of, the party to this Agreement whose operations are disrupted.
"Dollar", "USD" and the sign "$" mean lawful money of the United States.
"Dollar Pledged Account" means the Dollar account referred to in the Pledge Agreement.
“Early Warning Monitoring Period” means the period beginning on the Amendment Two Effective Date and ending on the last day of two consecutive Fiscal Quarters where the Borrower’s Adjusted EBITDA after Interest for each such Fiscal Quarter is a positive number, as evidenced pursuant to the certificate to be submitted by the Borrower pursuant to Section 7.1.1.(l) (and such day shall be notified to the Borrower by the Facility Agent).
“EBITDA” means, for any Last Reported Fiscal Quarter, the Borrower’s consolidated operating income for such period plus any depreciation and amortization expenses that were deducted in calculating consolidated operating income for such period and minus consolidated interest expense of the Borrower for such period (net of any capitalized interest and interest income), in each case as determined in accordance with GAAP.
"ECA Financed Vessel" means any Vessel subject to any ECA Financing.
"ECA Financing" means any financing arrangement pursuant to which one or more ECA Guarantor provides guarantees or other credit support (including but not limited to a sale and leaseback transaction or bareboat charter or lease or an arrangement whereby a Vessel under construction is pledged as collateral to secure the indebtedness of a shipbuilder, and, for the avoidance of doubt, committed but undrawn export credit agency facilities), entered into by the Borrower or a Subsidiary for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Equity Interests of entities owning, or to own, Vessels.
“ECA Guarantor” means BpiFrance Assurance Export, Finnvera plc or Euler Hermes Aktiengesellschaft (or, in each case, any successor thereof).
"Effective Date" is defined in the preamble.
"Election Date" means the date falling 65 days prior to the actual Disbursement Date.
"Environmental Laws" means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.
"Equity Interests" means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding any debt securities convertible into such Equity Interests.
"EUR" and the sign "€" mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.
"EUR CIRR Cap" means 2.70% per annum.
"EUR CIRR Floor" means the CIRR in respect of EUR at the time of signing of the Construction Contract which is equal to 0.82% per annum.
"EUR Fixed Rate Margin" means:
(a)    in respect of the Loan (but excluding the Increase Tranche), 0.40% per annum; and
(b)    in respect of the Increase Tranche, 0.60% per annum.
"EUR Floating Rate Margin" means:
(a)    in respect of the Loan (but excluding the Increase Tranche), 0.60% per annum; and
(b)    in respect of the Increase Tranche, 0.80% per annum.
"EUR Pledged Account" means the EUR account referred to in the Pledge Agreement.
"EURO Rate" means the Screen Rate offered for EUR at or about 10:00 a.m. (London time) two (2) TARGET Days before the commencement of the relevant Interest Period; provided that:

(a)    subject to Section 3.4.6, if no such offered quotation appears on Thomson Reuters EURIBOR01 Page (or any successor page) at the relevant time the EURO Rate shall be the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of EUR by prime banks in the interbank market within the Participating Member States in an amount approximately equal to the amount of the Loan and for a period of six months;
(b)    for the purposes of determining the post-maturity rate of interest under Section 3.4.4, the EURO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and

(c)    if the EURO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for the purpose of this Agreement.
"Event of Default" is defined in Section 8.1.
"Existing Principal Subsidiaries" means each Subsidiary of the Borrower that is a Principal Subsidiary on the Effective Date.
"Facility Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Facility Agent, and as shall have accepted such appointment, pursuant to Section 10.5.
"FATCA" means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.
"FATCA Deduction" means a deduction or withholding from a payment under a Loan Document required by FATCA.
"FATCA Exempt Party" means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter entered into by reference to this Agreement between any or all of (a) the Facility Agent, the Initial Mandated Lead Arranger and/or, the Lenders and (b) the Original Borrower or the Borrower, setting out the amount of certain fees referred to in, or payable in connection with, this Agreement.
"Final Maturity" means the date occurring 144 months (being 12 years) after the Disbursement Date.
"Financial Covenant Waiver Period" means the period from and including April 1, 2020 to and including December 31, 2022.
"First Fee" is defined in Section 11.13.
"First Priority Assets" means the Vessels known on the date the Amendment Number One becomes effective as or that sailed under the name (i) Celebrity Constellation, (ii) Celebrity Equinox, (iii) Celebrity Millennium, (iv) Celebrity Silhouette, (v) Celebrity Summit, (vi) Celebrity Eclipse, (vii) Celebrity Infinity, (viii) Celebrity Reflection and (ix) Celebrity Solstice (it being understood that such Vessels shall remain "First Priority Assets" regardless of any change in name or ownership after such date).

"First Priority Guarantee" means the first priority guarantee granted by the First Priority Guarantor on or prior to the date of effectiveness of Amendment Number One (and any other first priority guarantee granted by a First Priority Holdco Subsidiary in connection with becoming a First Priority Guarantor) in favour of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit H.
"First Priority Guarantor" means Celebrity Cruise Lines Inc. (and any of its successors) and any other First Priority Holdco Subsidiary that has granted or, prior to that entity becoming a First Priority Holdco Subsidiary pursuant to a Disposal of a First Priority Asset in accordance with Section 7.2.8(a)(v)(A), will grant a First Priority Guarantee.
"First Priority Holdco Subsidiaries" means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any First Priority Assets.
"First Priority Release Event" means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Amendment Number One (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of the Amendment Number One (being $3,320,000,000):
(a)    no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and
(b)    not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower.
Notwithstanding the foregoing, a First Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a First Priority Release Event would have occurred but for the continuance of the payment default described above, then a First Priority Release Event will occur immediately upon that payment default being remedied.
"Fiscal Quarter" means any quarter of a Fiscal Year.
"Fiscal Year" means any annual fiscal reporting period of the Borrower.
"Fixed Charge Coverage Ratio" means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)    net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to
(b)    the sum of:
i)    dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus
ii)    scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalised Lease Liabilities), in each case, of the Borrower and its Subsidiaries for such period.
"Fixed Rate" means:
(a)    where the Loan is denominated in Dollars, a rate per annum equal to the sum of the applicable CIRR plus the relevant USD Fixed Rate Margin;
(b)    where the Loan is denominated in EUR, a rate per annum equal to the sum of the applicable CIRR plus the relevant EUR Fixed Rate Margin; and
(c)    where the Borrower has made an election under Section 3.4.1(b), the KfW Fixed Rate.
"Fixed Rate Loan" means the Loan bearing interest at the Fixed Rate, or that portion of the Loan that continues to bear interest at the Fixed Rate after the termination of any CIRR Agreement pursuant to Section 3.4.3.
"Fixed Rate Margin" means the relevant USD Fixed Rate Margin or, as the case may be, the relevant EUR Fixed Rate Margin.
"Floating Rate" means:
(a)    where the Loan is denominated in Dollars, the percentage rate per annum equal to the sum of the LIBO Rate plus the relevant USD Floating Rate Margin; and
(b)    where the Loan is denominated in EUR, the percentage rate per annum equal to the sum of the EURO Rate plus the relevant EUR Floating Rate Margin.
"Floating Rate Indemnity Amount" is defined in Section 4.4.1(a).
"Floating Rate Loan" means all or any portion of the Loan bearing interest at the Floating Rate.
"Floating Rate Margin" means the relevant USD Floating Rate Margin or, as the case may be, the relevant EUR Floating Rate Margin.

“Framework” means the document titled “Debt Deferral Extension Framework” in the form set out in Exhibit N to this Agreement, and which sets out certain key principles and parameters and being applicable to Hermes-covered loan agreements such as this Agreement.
"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.
"Funding Losses Event" is defined in Section 4.4.1.
"GAAP" is defined in Section 1.5.
"Government-related Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue its or their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.
“Guarantor” is defined in the preamble.
“Group” means the Borrower and its Subsidiaries from time to time.
“Group Member” means any entity that is a member of the Group.
“Group Member Guarantee” means any guarantee or other similar or analogous credit support arrangement granted by a Group Member (other than the Borrower) in support of the Indebtedness of another Group Member or any other Person.
"Hedging Instruments" means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge one or more interest, foreign currency or commodity exposures.
"herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
"Hermes" means Euler Hermes Aktiengesellschaft, Gasstraße 27, 22761 Hamburg, Germany acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.
"Hermes Agent" is defined in the preamble.
"Hermes EUR Equivalent" means, where the Loan is to be denominated in EUR and for the calculation and reimbursement of the Hermes Fee to the Borrower in EUR, the amount thereof paid in Dollars for the First Fee and the Second Fee converted to a corresponding EUR amount as determined by Hermes on the basis of the latest rate for the purchase of Dollars with

EUR to be published by the German Federal Ministry of Finance prior to the time that Hermes issues its invoice for the Hermes Fee.
"Hermes Fee" means, together, the Original Hermes Fee and the Additional Hermes Fee.
"Hermes Insurance Policy" means the export credit guarantee (Finanzkreditgarantie) issued by the Federal Republic of Germany, represented by Hermes, in favour of the Lenders.
"Illegality Notice" is defined in Section 3.2(b).
“Increase Commitment” means, in relation to each Increase Lender, the amount of its Commitment in respect of the Increase Loan Amount (as more particularly set out in Exhibit Q), to the extent not cancelled, reduced or assigned by it under this Agreement.
“Increase Lenders” means each New Lender (as defined in Amendment Number Three) and each other Lender which has, in accordance with Amendment Number Three, agreed to provide an Increase Commitment, and which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
“Increase Loan Amount” means the increase in the amount of the Maximum Loan Amount in an amount of up to the US Dollar Equivalent of EUR82,621,000).
“Increase Tranche” means the advance made available or to be made available (as the case may be) by the Increase Lenders in an aggregate amount not to exceed the Increase Loan Amount or, as the case may be, the aggregate outstanding amount of such advance from time to time.
"Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed by such Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.
"Indemnified Liabilities" is defined in Section 11.4.

"Indemnified Parties" is defined in Section 11.4.
"Information Package" means the general test scheme/information package in connection with the application for a debt holiday in the form of Exhibit G hereto submitted or to be submitted (as the case may be) by the Borrower in order to obtain the benefit of the measures provided for in the Principles for the purpose of this Agreement and certain of its obligations under this Agreement.
"Interest Period" means the period from and including the Disbursement Date up to and including the first Repayment Date, and subsequently each succeeding period from and including the last day of the prior Interest Period up to and including the next Repayment Date, except that:
(a)    any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly;
(b)    if any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered; and
(c)    where Section 3.4.2(c) applies, the Interest Period shall, but still having regard to the above provisions, be determined in accordance with Section 3.4.2(c).
"Investment Grade" means, with respect to Moody's, a Senior Debt Rating of Baa3 or better and, with respect to S&P, a Senior Debt Rating of BBB- or better.
"KfW" means KfW of Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany, in its capacities as (a) the mandated CIRR provider on behalf of the government of the Federal Republic of Germany (represented by the Federal Ministry of Economic Affairs and Energy and the Federal Ministry of Finance) or (b) as refinancing bank with respect to the Option A Refinancing Agreements, in each case with KfW in turn being represented by KfW IPEX or (c) in relation to Section 11.11.1(i) in its capacity as an Affiliate of KfW IPEX.
"KfW Fixed Rate" is defined in Section 3.4.1(b).
"KfW IPEX" means KfW IPEX-Bank GmbH.
“Last Reported Fiscal Quarter(s)” means the most recently completed Fiscal Quarter(s) for which the Borrower has filed financial statements with the SEC as part of an annual report on Form 10-Q or a quarterly report on Form 10-Q.
"Latest Date" has the meaning given to such term in Section 7.2 of the Terms and Conditions.

"Lender" and "Lenders" are defined in the preamble, and shall, from the Amendment Three Effective Date, include each New Lender.
"Lender Assignment Agreement" means any Lender Assignment Agreement substantially in the form of Exhibit C.
"Lender Insolvency Event" means, in relation to a Lender, the appointment of a liquidator, receiver, administrative receiver, examiner, administrator, compulsory manager or other similar officer in respect of that Lender or all or substantially all of that Lender's assets or any analogous procedure or step being taken in any jurisdiction with respect to that Lender.
"Lending Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Facility Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.
"LIBO Rate" means the Screen Rate for Dollars (having regard to Section 3.4.2(c)) at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:
(a)    subject to Section 3.4.6, if no such rate appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any such replacement page) at the relevant time, the LIBO Rate shall be the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Loan and for a period of six months, as applicable;
(b)    for the purposes of determining the post-maturity rate of interest under Section 3.4.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and
(c)    if the LIBO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.
"Loan" means the principal sum in Dollars, not exceeding the US Dollar Maximum Loan Amount or, as the case may be, in EUR, not exceeding the Maximum Loan Amount (and for this purpose including the amount of the Increase Tranche) if an election is made for the Loan to be denominated in EUR pursuant to Section 2.4(e), advanced by the Lenders to the Borrower upon the terms and conditions of this Agreement or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement.
"Loan Documents" means this Agreement, the Waiver Letter, Amendment Number One, Amendment Number Two, Amendment Number Three, the Pledge Agreement, the Fee Letters, the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee, any Additional Guarantee, the Security Enhancement Guarantor Confirmation Agreement, the Subordination Agreements, any Additional Subordination Agreement and any New Subsidiary Guarantor Subordination Agreement and any other document jointly designated as a "Loan Document" by the Facility Agent, the Borrower or, prior to the date of Amendment Number Three, the Original Borrower.
"Loan Request" means the loan request and certificate duly executed by an Authorised Officer of the Borrower, substantially in the form of Exhibit A hereto.
"Margin" means the relevant Fixed Rate Margin and/or (as the context requires hereunder) the relevant Floating Rate Margin.
"Material Adverse Effect" means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Facility Agent or any Lender under the Loan Documents or (c) the ability of any Obligor to perform its payment Obligations under the Loan Documents to which it is a party.
"Material Subsidiary Guarantor" means (i) each of Celebrity Cruise Lines Inc., RCI Holdings LLC, RCL Cruise Holdings LLC and RCL Cruises Ltd (and each of their respective successors) and (ii) any other entity that becomes a First Priority Guarantor, a Second Priority Guarantor or a Third Priority Guarantor after the effectiveness of the Amendment Number One.
"Material Litigation" is defined in Section 6.7.
"Maximum Loan Amount" is defined in the preamble.
"Mitigation Period" is defined in Section 11.17(a).
“Monthly Outflow” means, in respect of each monthly period, the quotient obtained by dividing:
a)    the sum of (i) Total Cruise Operating Expenses (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter, (ii) Marketing, Selling and Administrative Expenses (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter and (iii) Interest Expense, net of Interest Capitalized (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter minus (x) Interest Income (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter, (y) any non-cash charges or impairments included in the calculation of Total Cruise Operating Expenses or Marketing, Selling and Administrative Expenses pursuant to sub-clause (i) or (ii) of this definition and (z) any loss on extinguishment of debt included in

Interest Expenses, net of Interest Capitalized (as each such capitalized expression is defined or referenced in the financial statements of the Borrower); by
b)    three,
as evidenced pursuant to the relevant certificate to be submitted by the Borrower pursuant to Section 7.1.1(l).
"Moody's" means Moody's Investors Service Inc.
"Net Debt" means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all Capitalised Lease Obligations and excluding, for the avoidance of doubt, operating lease liabilities) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);
(a)    all cash on hand of the Borrower and its Subsidiaries; plus
(b)    all Cash Equivalents.
"Net Debt to Capitalisation Ratio" means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalisation on such date.
“New Capital” means the aggregate gross amount of proceeds from any capital (whether in the form of debt, equity or otherwise) raised by the Borrower or any of its Subsidiaries in one or a series of financings after January 1, 2021 (including (a) amounts borrowed (that were previously undrawn) under committed term loan facilities existing as of such date and (b) indebtedness borrowed in lieu of the committed term loan facilities described in the foregoing clause (a) if the incurrence of such indebtedness results in a reduction or termination of such commitments); provided that proceeds of any capital raise which are used substantially concurrently for (i) the purchase price of a new Vessel or (ii) repayment of existing Indebtedness (other than Indebtedness (A) maturing no later than the end of the first full calendar year following the date of such repayment or (B) under any revolving credit agreement the repayment of which is not accompanied by a corresponding permanent reduction in the related revolving credit commitments), in each case, shall not constitute New Capital.
"New Financings" means proceeds from:
(a)    borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities, and
(b)    the issuance and sale of equity securities.
"New Subsidiary Guarantor" means, with respect to any Vessel delivered after the effectiveness of Amendment Number One, the Subsidiary of the Borrower that (a) directly owns the Equity Interests of the Principal Subsidiary that acquired such Vessel and (b) delivers an Additional Guarantee.

"New Subsidiary Guarantor Subordination Agreement" means a subordination agreement pursuant to which the Lenders' rights under the applicable Additional Guarantee will be fully subordinated in right of payment to the rights of the beneficiaries of the applicable Senior Guarantee, which subordination agreement shall be in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in a form and substance, reasonably acceptable to the Facility Agent and the agent, trustee or other representative for such Senior Guarantee.
"Non-Guarantor Related Change in Law" means a Change in Law other than a Change in Law that (a) specifically relates to the Borrower or (b) relates to companies that are organized under the law of the jurisdiction of organization or place of residence of the Borrower (but not to borrowers generally).
“Non-Financed Capex” means, with respect to any period, (a) the aggregate amount of purchases of property (including Vessels) and equipment by the Borrower and its Subsidiaries during such period as determined in good faith by the Borrower minus (b) the aggregate amount of committed financing available to be drawn during such period to fund any such purchases of property and equipment.
"Nordea Agreement" means the U.S.$1,150,000,000 amended and restated credit agreement dated as of October 12, 2017, among the Borrower, as the borrower, the various financial institutions as are or shall become parties thereto and Nordea Bank AB (publ), New York Branch as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
"Obligations" means all obligations (payment or otherwise) of the Obligors arising under or in connection with this Agreement.
"Obligors" means (a) prior to the date of Amendment Number Three, the Borrower, the Original Borrower and the Security Enhancement Guarantors and (b) on and following the date of Amendment Number Three, the Borrower and the Security Enhancement Guarantors only.
"Option A Refinancing Agreement" means a refinancing agreement entered into between KfW and any Lender pursuant to Section 1.2.1 of the Terms and Conditions, substantially in the form of Exhibit D hereto.
"Option A Lender" means each Lender that has executed an Option A Refinancing Agreement.
"Option B Interest Make-Up Agreement" means an interest make-up agreement entered into between KfW and any Lender pursuant to Section 1.2.2 of the Terms and Conditions.
"Option B Lender" means each Lender that has executed an Option B Interest Make-Up Agreement.
"Option Period" is defined in Section 3.2(d).

"Organic Document" means, relative to each Obligor, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws or other applicable constitutional documents.
“Original Hermes Fee” means the premium payable to Hermes under and in respect of the Hermes Insurance Policy with respect to the Original Loan Amount.
“Original Loan Amount” means the Maximum Loan Amount immediately prior to the Amendment Three Effective Date under Amendment Number Three (and being up to the US Dollar Equivalent of EUR351,580,000).
"Other ECA Parties" means the facility agents acting on behalf of the creditors under any ECA Financing, whether existing on or after the effectiveness of Amendment Number One (excluding the Facility Agent acting in any representative capacity in connection with this Agreement).
"Other Guarantees" means the guarantees issued, or to be issued, by any of the First Priority Guarantor, the Second Priority Guarantors, the Third Priority Guarantor or any New Subsidiary Guarantor in favour of any Other ECA Party; provided that any Other Guarantee issued by (a) the First Priority Guarantor shall be pari passu in right of payment with the First Priority Guarantee, (b) any Second Priority Guarantor shall be pari passu (or junior) in right of payment with the Second Priority Guarantee, (c) the Third Priority Guarantor shall be pari passu (or junior) in right of payment with the Third Priority Guarantee and (d) any New Subsidiary Guarantor shall be pari passu in right of payment with each Additional Guarantee issued by such New Subsidiary Guarantor.
"Other Senior Parties" means each agent, trustee or other representative in respect of Bank Indebtedness or Credit Card Obligations.
“Pari Passu Creditor” means with respect to any Group Member, any creditor under or in respect of any Indebtedness incurred by such Group Member (including in respect of any ECA Financing) which is not, as at December 31, 2020, secured by a Lien over a Vessel or which, at any time (whether pursuant to the operation of Section 7.1.10(d) or otherwise), shares in the same security and/or guarantee package as the Lenders.
"Participant" is defined in Section 11.11.2.
"Participant Register" is defined in Section 11.11.2.
"Participating Member State" means any member state of the European Union that has
EUR as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or as set out in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.9 or pursuant to Lender Assignment

Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.1.
"Permitted Refinancing" means, in respect of any Indebtedness or commitments outstanding at the time of such Permitted Refinancing, any amendment, restatement, extension, renewal, refinancing or replacement that does not increase the aggregate principal amount of such Indebtedness or commitments outstanding at the time of such Permitted Refinancing other than by the amount of unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated with such amendment, restatement, supplement, refinancing or other modification.
"Person" means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
"Pledge Agreement" means a pledge agreement substantially in the form of Exhibit E.
"Pledged Accounts" means the EUR Pledged Account and the Dollar Pledged Account and "Pledged Account" means either of them.
“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.
"Prepayment Event" is defined in Section 9.1.
"Principal Subsidiary" means any Subsidiary of the Borrower that owns a Vessel.
"Principles" means the document titled "Cruise Debt Holiday Principles" and dated March 26, 2020 in the form of Exhibit F hereto which sets out certain key principles and parameters relating to, amongst other things, the temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as this Agreement.
"Purchase Price" means, with respect to any Vessel, the book value of such Vessel at the time initially acquired by a Principal Subsidiary.
"Purchased Vessel" is defined in the preamble.
"Reference Banks" means, if the LIBO Rate or, as the case may be, EURO Rate for any Interest Period cannot be determined pursuant to paragraph (a) of the definition of "LIBO Rate" or, as the case may be, "EURO Rate", those banks designated as Reference Banks by the Facility Agent from time to time that are reasonably acceptable to the Borrower, and each additional Reference Bank and/or each replacement Reference Bank appointed by the Facility Agent pursuant to Section 3.4.6.

"Register" is defined in Section 11.11.3.
"Repayment Date" means each of the dates for payment of the repayment instalments of the Loan pursuant to Section 3.1.
"Required Lenders" means, at any time, Lenders that in the aggregate, hold more than 50% of the aggregate unpaid principal amount of the Loan or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 50% of the Commitments.
“Restricted Credit Enhancement” means any Group Member Guarantee, Lien or other security or other similar or analogous credit support arrangement granted by a Group Member in respect of any Indebtedness of a Group Member.
“Restricted Loan Arrangement” means any loan or credit (including any seller’s credit granted in connection with the sale of a Vessel or other assets (and providing that any such sale complies with the provisions of Section 9.1.13(c))) made available by a Group Member to any Person but excluding any such loan or credit that is provided:
(a)    to another Group Member:
(b)    to a Person in respect of which the Borrower or any Subsidiary holds Equity Interests;
(c)    in circumstances where the relevant credit is a seller’s credit granted by that Group Member in the ordinary course of industry business and consistent with past practice; or
(d)    in circumstances where the relevant credit is otherwise in the ordinary course of business and/or consistent with past practice (it being agreed that any loans provided by the Group to its travel agents, vendors or customers to assist the Group during the crisis and/or recovery will be considered in the ordinary course of business) and where the aggregate amount of such credit referred to in this paragraph (d) does not exceed $100,000,000 (or its equivalent in any other currency) at any relevant time, provided that no Group Member shall be permitted to make or grant any new loan or other credit (or make any further advances in respect of any existing loan or other credit) of any kind to any Person at any time where an Event of Default or a Prepayment Event has occurred and is continuing. It is agreed that for the purpose of this definition “credit” shall not include any short term trade and/or operational receivables owing to a Group Member by a Person who is not a Group Member and which are created or arise in the ordinary course of business.
“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Equity Interests)), with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property (other than Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.

“Restricted Voluntary Prepayment” means, in respect of any Indebtedness for borrowed money of any Group Member, the relevant Group Member elects to prepay, repay or redeem that Indebtedness prior to its scheduled maturity date other than:
(a)    any Indebtedness incurred (i) prior to March 1, 2020 or (ii) between March 1, 2020 and December 31, 2022 (but for this purpose excluding Indebtedness incurred pursuant to an ECA Financing) and whether pursuant to an amendment and extension of the agreements evidencing such Indebtedness and/or using proceeds raised by any Group Member in connection with any issuance of capital (whether in the form of Indebtedness for borrowed money, equity or otherwise but, in the case of any Indebtedness, subject to that Indebtedness being incurred in compliance with the carve-out provision set out in paragraph (c) of the definition of Debt Incurrence) or pursuant to the exercise of the equity claw feature in the Secured Note Indenture;
(b)    pursuant to a voluntary repayment under a revolving credit facility that does not result in the permanent reduction of the relevant revolving credit commitments under that revolving credit facility; and/or
(c)    where such prepayment, repayment or redemption is made solely for the purpose of avoiding an event of default or acceleration under the terms of the facility agreement in respect of the relevant Indebtedness, and provided that in the case of each of paragraph (a) to (c) above, in no circumstances shall a Group Member apply excess cash in prepayment, repayment or redemption of any such Indebtedness under any ‘cash sweep’ mechanism or similar prepayment provision (and if excess cash is used in this manner in connection with any such prepayment, repayment or redemption the carve out above shall not apply).
"S&P" means Standard & Poor's Financial Services LLC, currently a wholly-owned subsidiary of The McGraw Hill Financial Inc.
"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating or organised in a Sanctioned Country.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.

"Scheduled Unavailability Date" means where the administrator of the Screen Rate or a governmental authority having jurisdiction over the Facility Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be made available, or used for determining the interest rate of loans, that specific date.
"Screen Rate" means:
(a)    in relation to Dollars, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars for the relevant period displayed on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and
(b)    in relation to EUR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Screen Rate Replacement Event" means:
(a)    if the Facility Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Facility Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the LIBO Rate or, as the case may be, the EURO Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    a Scheduled Unavailability Date has occurred; or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this definition, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate or, as the case may be, the EURO Rate; or
(b)    in the opinion of the Facility Agent and the Borrower, that Screen Rate is no longer appropriate for the purposes of calculating interest under this Agreement, including, but not limited to, as a result of (A) a substantial change in the economic characteristics or method of calculation of the Screen Rate, (B) any withdrawal of the administrator's right to publish the Screen Rate or (C) any prohibition for financial institutions to use the Screen Rate.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Second Fee" is defined in Section 11.13.
"Second Priority Assets" means the Vessels known on the date Amendment Number One becomes effective as or that sailed under the name (i) Azamara Quest, (ii) Azamara Pursuit, (iii) Azamara Journey, (iv) Celebrity Edge, (v) Celebrity Apex, (vi) Celebrity Flora, (vii) Celebrity Xpedition, (viii) Celebrity Xperience, (ix) Celebrity Xploration, (x) Monarch, (xi) Horizon and (xii) Sovereign (it being understood that such Vessels shall remain "Second Priority Assets" regardless of any change in name or ownership after such date).
"Second Priority Guarantee" means the second priority guarantee granted by the Second Priority Guarantors on or prior to the effectiveness of Amendment Number One (and any other second priority guarantee granted by a Second Priority Holdco Subsidiary in connection with becoming a Second Priority Guarantor) in favour of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit I.
"Second Priority Guarantors" means RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd and RCL Investments Ltd (and any of their respective successors) and any other Second Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Second Priority Holdco Subsidiary pursuant to a Disposal of a Second Priority Asset in accordance with Section 7.2.8(b)(iii)(A), will grant a Second Priority Guarantee.
"Second Priority Holdco Subsidiaries" means (a) RCL Cruises Ltd. or any other Subsidiaries of the Borrower that directly own all of the Equity Interests in (i) RCL TUI Cruises German Verwaltungs GmbH and (ii) RCL TUI Cruises German Holding GmbH & Co. KG and (b) one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Second Priority Asset. For the avoidance of doubt, Second Priority Holdco Subsidiaries shall not include any Principal Subsidiary.
"Second Priority Release Event" means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of Amendment Number One (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of Amendment Number One (being $3,320,000,000):
(a)    no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

(b)    not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Second Priority Guarantors in respect of the Bank Indebtedness.
Notwithstanding the foregoing, a Second Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Second Priority Release Event would have occurred but for the continuance of the payment default described above, then a Second Priority Release Event will occur immediately upon that payment default being remedied.
"Secured Note Indebtedness" means the Borrower's Indebtedness under the Secured Note Indenture.
"Secured Note Indenture" means that certain Indenture, dated as of May 19, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time), in respect of the $1,000,000,000 10.875% senior secured notes due 2023 and $2,320,000,000 11.50% senior secured notes due 2025, by and among the Borrower, as issuer, the guarantors party thereto from time to time, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee and as security agent.
"Security Enhancement Guarantee" means the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee and (if applicable) any Additional Guarantee and "Security Enhancement Guarantees" means any or all of them.
“Security Enhancement Guarantee Release Date” means the date upon which the First Priority Release Event, the Second Priority Release Event and the Third Priority Release Event have all occurred and accordingly, subject to Section 7.2.8(g) (and in particular proviso (2) to such Section 7.2.8(g)), each of the Security Enhancement Guarantees has been released by the Facility Agent, and also being the date upon which, in accordance with Section 7.3, certain provisions of this Agreement shall be replaced by the provisions set out in Exhibit P.
"Security Enhancement Guarantor" means the provider of any Security Enhancement Guarantee from time to time and "Security Enhancement Guarantors" means any or all of them.
“Security Enhancement Guarantor Confirmation Agreement” has the meaning given to it in Amendment Number Three.
"Senior Debt Rating" means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the Obligations as given by Moody's and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody's and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency).
"Senior Guarantee" means any guarantee by a New Subsidiary Guarantor of Indebtedness incurred by the Borrower or any of its Subsidiaries after the effectiveness of Amendment Number One; provided that the aggregate principal amount of Indebtedness guaranteed under any Senior Guarantee shall in no case exceed 10.0% of the Purchase Price of the relevant Vessel owned by the Principal Subsidiary of such New Subsidiary Guarantor that acquired such Vessel.
"Senior Parties" means each agent, trustee or other representative in respect of Unsecured Note Indebtedness or DDTL Indebtedness.
“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.
"Stockholders' Equity" means, as at any date, the Borrower's stockholders' equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders' Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders' Equity.
"Subordination Agreement" means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee executed by the Facility Agent and any of the Senior Parties or Other Senior Parties.
"Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.
"TARGET Day" means any day on which TARGET2 (the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007) is open for the settlement of payments in EUR.
"Terms and Conditions" means the general terms and conditions for CIRR Interest Make-Up in Ship Financing Schemes issued by the Federal Republic of Germany on February 7, 2018.
"Third Priority Assets" means the Vessels known on the date Amendment Number One becomes effective as (i) Symphony of the Seas, (ii) Oasis of the Seas, (iii) Harmony of the Seas, (iv) Spectrum of the Seas, (v) Quantum of the Seas, (vi) Ovation of the Seas and (vii) Anthem of the Seas (it being understood that such Vessels shall remain "Third Priority Assets" regardless of any change in name or ownership after the such date).

"Third Priority Guarantee" means the third priority guarantee granted by RCI Holdings LLC on or prior to the effectiveness of Amendment Number One and any other third priority guarantee granted by a Third Priority Holdco Subsidiary in connection with becoming a Third Priority Guarantor) in favour of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit J.
"Third Priority Guarantor" means RCI Holdings LLC (and any of its successors) and any other Third Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Third Priority Holdco Subsidiary pursuant to a Disposal of a Third Priority Asset in accordance with Section 7.2.8(c)(iii)(A), will grant a Third Priority Guarantee.
"Third Priority Holdco Subsidiaries" means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Third Priority Asset.
"Third Priority Release Event" means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of Amendment Number One (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Unsecured Note Indebtedness and the DDTL Indebtedness outstanding as of the effectiveness of Amendment Number One (being, in aggregate, $1,700,000,000):
(a)    no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and
(b)    not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Third Priority Guarantor in respect of the Unsecured Note Indebtedness, the DDTL Indebtedness and the Bank Indebtedness.
Notwithstanding the foregoing, a Third Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Third Priority Release Event would have occurred but for the continuance of the payment default described above, then a Third Priority Release Event will occur immediately upon that payment default being remedied.
"United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.
"Unsecured Note Indebtedness" means the Borrower's Indebtedness under the Unsecured Note Indenture.

"Unsecured Note Indenture" means that certain Indenture, dated as of June 9, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time) in respect of the $1,000,000,000 9.125% senior notes due 2023, by and among the Borrower, as issuer, the guarantors party thereto, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee.
"US Dollar Equivalent" means:
(a)    for the EUR amount payable in respect of the final (delivery) instalment of the Contract Price (excluding the portion thereof comprising the Buyer's Allowance), the total of such EUR amount converted to a corresponding Dollar amount as determined using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amount of EUR with Dollars for the payment of that final instalment of the Contract Price and including in such weighted average the spot rates for any EUR amounts due that have not been hedged by the Borrower; and
(b)    for all EUR amounts payable in respect of the Buyer's Allowance, the total of such EUR amounts converted to a corresponding Dollar amount as determined using the USD-to-EUR rate used by the Borrower to convert the relevant USD amount of the amount of the Buyer's Allowance into EUR for the purpose of the Builder invoicing the same to the Borrower in EUR in accordance with the Construction Contract.
Such rate of exchange under (a) above (whether forward or spot) shall be evidenced by foreign exchange counterparty confirmations. The US Dollar Equivalent of the portion of the Maximum Loan Amount under (a) above shall be calculated by the Borrower in consultation with the Facility Agent no less than three (3) Business Days prior to the proposed Disbursement Date, except where the Borrower elects the KfW Fixed Rate under Section 3.4.1(b), the US Dollar Equivalent shall be calculated at the same time as such KfW Fixed Rate. Such rate of exchange under (b) above shall be evidenced by the production prior to the Disbursement Date of the invoice from or on behalf of the Borrower to the Builder in respect of the Buyer's Allowance, which invoice shall contain the USD/EUR exchange rate used for determining the EUR amount of the Buyer's Allowance. The US Dollar amount of the Hermes Fee shall be calculated by Hermes and notified by the Facility Agent in writing to the Borrower as soon as practicable after Hermes issues its invoice therefor.
"US Dollar Maximum Loan Amount" means the US Dollar Equivalent of the Maximum Loan Amount.
"USD CIRR Cap" means 3.55% per annum.
"USD CIRR Floor" means the CIRR in respect of USD at the time of signing of the Construction Contract which is equal to 3.47% per annum.
"USD Fixed Rate Margin" means:

(a)    in respect of the Loan (but excluding the Increase Tranche), 0.59% per annum; and
(b)    in respect of the Increase Tranche, 0.79% per annum.
"USD Floating Rate Margin" means:
(a)    in respect of the Loan (but excluding the Increase Tranche), 0.79% per annum; and
(b)    in respect of the Increase Tranche, 0.99% per annum.
"US Tax Obligor" means the Borrower, to the extent that it is resident for tax purposes in the U.S.
“Vessel” means a passenger cruise vessel owned by a Group Member.
SECTION 1.2. Use of Defined Terms; Other Definitional Provisions
(a)    Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalised, have such meanings when used in each Loan Request and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.
(b)    "month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
i.    if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);
ii.    if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
iii.    if a period begins on the last Business Day of a calendar month, that period shall end on the last Business Day in the calendar month in which that period is to end.
(c)    Any reference to a Loan Document or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally and, in respect of the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee, any Additional Guarantee, as also amended by the Security Enhancement Guarantor Confirmation Agreement Cross-References.
Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
SECTION 1.3. Application of this Agreement to KfW IPEX as an Option A Lender
The parties to this Agreement are aware that KfW IPEX will not enter into an Option A Refinancing Agreement with KfW. However, for the purposes of this Agreement, KfW IPEX will be deemed to have entered into an Option A Refinancing Agreement with KfW in the form of Exhibit D. Consequently, any reference to an Option A Lender shall include KfW IPEX and any reference to an Option A Refinancing Agreement shall include the Option A Refinancing Agreement deemed to have been entered into by KfW IPEX.
SECTION 1.4. Accounting and Financial Determinations
Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards ("IFRS") accounting principles in lieu of GAAP, upon any such election and notice to the Facility Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the financial statements referred to in Section 6.15, there is a change in the manner of determining any of the items referred to herein or therein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Facility Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of such Sections of this Agreement continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect on 31 December 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations for the purposes of this Agreement regardless of any change in GAAP on or following 31 December 2018 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capitalized leases; provided that, for clarification purposes, operating leases recorded as liabilities on the balance sheet due to a change in accounting treatment, or otherwise, shall for all purposes not be counted as Indebtedness, Capital Lease Obligations or Capitalised Lease Liabilities.
SECTION 1.5. Contractual Recognition of Bail-In
Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties to this Agreement, each such party acknowledges and accepts that any liability of any party to this Agreement to any other party to this Agreement under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    any Bail-In Action in relation to any such liability, including (without limitation):
i.    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
ii.    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
iii.    a cancellation of any such liability; and
(b)    a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
In this Section 1.6:
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)    in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)    in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and
(c)    in relation to the United Kingdom, the UK Bail-In Legislation.

"EEA Member Country" means any Member State of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"Write-down and Conversion Powers" means:
(a)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)    in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
i.    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
ii.    any similar or analogous powers under that Bail-In Legislation; and
(c)    in relation to the UK Bail-In Legislation, any powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the UK Bail-In Legislation that are related to or ancillary to any of those powers.

ARTICLE II
COMMITMENTS AND BORROWING PROCEDURES
SECTION 2.1. Commitment
On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make its portion of the relevant part of the Loan pursuant to its Commitment set out in Exhibit Q. No Lender's obligation to make its portion of the relevant part of Loan shall be affected by any other Lender's failure to make its portion of the Loan. Only an Increase Lender shall be obliged to make available the Increase Commitment.
SECTION 2.2. Commitment of the Lenders
(a)    Each Lender will make its portion of the relevant part of the Loan referred to in Section 2.1 available to the Borrower in accordance with Section 2.4 either two (2) Business Days prior to the delivery of the Purchased Vessel to the Borrower under the Construction Contract (where the Loan is to be denominated in Dollars) or one (1) Business Day prior to the delivery of the Purchased Vessel to the Borrower under the Construction Contract (where the Loan is to be denominated in EUR). The Commitment of each Lender shall be the commitment of such Lender to make available to the Borrower its portion of the Loan (which, in the case of the Increase Lenders, shall include the Increase Tranche).
(b)    Each Lender's Commitment shall terminate on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered to the Borrower prior to such date and (ii) the delivery to the Borrower of the Purchased Vessel.
(c)    If any Lender shall default in its obligations under Section 2.1, the Facility Agent shall, at the request of the Borrower, use reasonable efforts to assist the Borrower in finding a bank or financial institution acceptable to the Borrower to replace such Lender.
(d)    The Commitments in respect of the Original Loan Amount and the Increase Loan Amount shall be made available in one advance at the same time.
SECTION 2.3. Voluntary Reduction of Commitments
(a)    The Borrower may at any time terminate, or from time to time partially reduce, the Commitments upon written notice to the Facility Agent setting forth the amount of the reduction in the Commitments (the "Reduction Notice"). The requested reduction shall be effective two Business Days after the date of delivery of the Reduction Notice and shall be applied to the respective Commitments of the Lenders pro rata according to the amounts of their respective Commitments immediately prior to giving effect to such reduction.
(b)    If the Reduction Notice is delivered by the Borrower on or prior to the Election Date, the Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to incur any other indemnity or compensation obligation. If the

Reduction Notice is delivered by the Borrower after the Election Date, the Borrower shall either (i) pay such compensation to the relevant Lender as required by, and in accordance with, Section 4.4 to the extent such Lender incurs a loss as set out in Section 4.4 or (ii) extend the Disbursement Date to a date that falls at least 65 days after the Reduction Notice was first delivered by the Borrower. In the event that the Borrower elects the option under the foregoing clause (ii), the Borrower shall deliver a Loan Request to the Facility Agent in accordance with Section 2.4(a), and the proposed Disbursement Date set out in such Loan Request shall be a date that falls at least 65 days after the Reduction Notice was first delivered by the Borrower.
Where the Commitments are terminated or reduced pursuant to this Section 2.3, the Borrower shall pay to the Facility Agent and the Lenders any fees and commissions that have accrued to but excluding the date of termination or partial reduction (but, in the case of a partial reduction of Commitments, only in respect of the amount of the partial reduction). Any such payment shall be made on the second (2nd) Business Day following receipt by the Borrower of an invoice setting forth the accrued fees and commissions so payable.
SECTION 2.4. Borrowing Procedure
(a)    The Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent:
i.    where the Loan is to be denominated in Dollars, on or before 11:00 a.m. London time not less than two (2) Business Days in advance of the date that is two (2) Business Days prior to the anticipated Delivery Date; or
ii.    where the Loan is to be denominated in EUR, on or before 10.00 a.m. London time not less than two (2) Business Days in advance of the date that is one (1) Business Day prior to the anticipated Delivery Date.
The aggregate amount of the Loan to be advanced shall not exceed the US Dollar Maximum Loan Amount if the Loan is denominated in USD or, as the case may be, the Maximum Loan Amount where an election has been made for the Loan to be denominated in EUR pursuant to Section 2.4(e). For the purposes of determining the Maximum Loan Amount, the Contract Price will be established at the time of the issue of the Loan Request.
(b)    The Facility Agent shall promptly notify each Lender of any Loan Request by forwarding a copy thereof to each Lender, together with its attachments. On the terms and subject to the conditions of this Agreement, the Loan shall be made on the Business Day specified in such Loan Request. On or before 2:00 p.m., London time, on the Business Day specified in such Loan Request, each Lender shall, without any set-off or counterclaim, deposit with the Facility Agent same day Dollar or, as the case may be, EUR funds in an amount equal to such Lender's Percentage of the requested Loan. Such deposit will be made to an account which the Facility Agent shall specify from time to time by notice to the Lenders. To the extent funds are so received from the Lenders, the Facility Agent shall, without any set-off or counterclaim, make such funds available to the Borrower on the Business Day specified in the Loan Request by wire transfer of same day funds in accordance with Section 2.4(c) below.
(c)    If the Loan is denominated in EUR, the Facility Agent shall advance the Loan proceeds to the EUR Pledged Account. If the Loan is to be denominated in USD, the Borrower shall, upon receipt of the Dollar funds into the account referred to in Section 2.4(b) above, (i) complete the purchase of EUR with its counterparties or otherwise as set out in the Loan Request (by authorising and instructing the Facility Agent to remit the necessary Dollar funds to the said counterparties) and shall procure the payment of all EUR proceeds of such transactions to the EUR Pledged Account no later than the Business Day immediately following the Business Day specified in the Loan Request and (ii) to the extent of any such Dollar funds as shall not be used to purchase EUR, shall procure (by authorising and instructing the Facility Agent accordingly) the payment of such Dollar funds to the Dollar Pledged Account on the Disbursement Date.
(d)    Upon the date of delivery to the Borrower of the Purchased Vessel, the Facility Agent shall direct that moneys standing to the credit of the Pledged Accounts shall, in the manner set out in the Loan Request and in accordance with the requirements and provisions of the Pledge Agreement, be disbursed as follows:
i.    in EUR, to the account of the Builder, as designated by the Builder and identified by the Borrower in the Loan Request, to the extent necessary to meet the final instalment of the Contract Price (including any portion thereof attributable to the Buyer's Allowance); and
ii.
A.    if the Loan is denominated in Dollars, in Dollars, (y) to Hermes in payment of the Second Fee; and (z) to the account of the Borrower, as designated by the Borrower and identified by the Borrower in the Loan Request, in reimbursement of the First Fee and in respect of any additional amounts standing to the Dollar Pledged Account as of the date of such disbursement; or
B.    if the Loan is denominated in EUR, in EUR, to the account of the Borrower, as designated by the Borrower and identified by the Borrower in the Loan Request, in reimbursement of the Hermes EUR Equivalent of the First Fee and the Second Fee,
    and such moneys shall be so disbursed on the said date of delivery.
(e)    At any time after the Effective Date, but no later than the Election Date, the Borrower may elect, by written notice delivered to the Facility Agent substantially in the form of Exhibit F hereto, to denominate the Loan in EUR. Such election will be irrevocable. The Facility Agent will notify the Lenders of any election made under this Section 2.4(e).
SECTION 2.5. Funding
Each Lender may, if it so elects, fulfil its obligation to make or continue its portion of the Loan hereunder by causing a branch or Affiliate (or an international banking facility created by such Lender) other than that indicated next to its signature to this Agreement or, as the case may be, in the relevant Lender Assignment Agreement, to make or maintain such portion of the Loan; provided that such portion of the Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such portion of the Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that the Borrower shall not be required to pay any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had the Lender not caused such branch or Affiliate (or international banking facility) to make or maintain such portion of the Loan.
SECTION 2.6. Nomination of Royal Caribbean Cruises Ltd. as Borrower
(a)    Silversea Cruise Holding Ltd. and Royal Caribbean Cruises Ltd. may, by written notice to the Facility Agent delivered on or prior to the Election Date, nominate Royal Caribbean Cruises Ltd. to be the borrower under this Agreement.
(b)    If Royal Caribbean Cruises Ltd. is nominated as borrower under Section 2.6, on and from the date of receipt of that notice by the Facility Agent:
i.    Royal Caribbean Cruises Ltd. shall be released from its obligations set out in Article XII, Article XII shall cease to apply and all references to "Guarantor" set out in this Agreement shall be deemed to be reference to Royal Caribbean Cruises Ltd. in its capacity as Borrower;
ii.    references to "the Borrower" shall be references to Royal Caribbean Cruises Ltd.;
iii.    Silversea Cruise Holding Ltd. will cease to be a party to, or to have any rights or obligations under, this Agreement; and
iv.    Section 11.19 will be deemed to be deleted.
(c)    It is acknowledged and agreed that, pursuant to this Section 2.6 and clause 5 of Amendment Number Three, Silversea Cruise Holding Ltd. and Royal Caribbean Cruises Ltd. nominated Royal Caribbean Cruises Ltd. as the borrower under this Agreement. In connection with such nomination, this Agreement has, with effect from the Amendment Three Effective Date, been amended and restated to reflect, amongst other things, the matters referred to in paragraph (b) above.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1. Repayments
(a)    Subject to Section 3.1(b), the Borrower shall repay the Loan in 24 equal semi-annual instalments, with the first instalment to fall due on the date falling six (6) months after the Disbursement Date and which must be a date no later than 30 June 2024 (being the date falling six months after Commitment Termination Date) and the final instalment to fall due on the date of Final Maturity.
(b)    If, on the date of delivery to the Borrower of the Purchased Vessel, the outstanding principal amount of the Loan exceeds the US Dollar Maximum Loan Amount or, as the case may be, the Maximum Loan Amount if an election is made for the Loan to be denominated in EUR pursuant to Section 2.4(e) (as a result of a reduction in the Contract Price after the Disbursement Date and before the delivery of the Purchased Vessel), the Borrower shall repay the Loan in an amount equal to such excess within two (2) Business Days after the date of delivery to the Borrower of the Purchased Vessel. Any such partial prepayment shall be applied pro rata in satisfaction of the remaining scheduled repayment instalments of the Loan.
(c)    No amount repaid by the Borrower pursuant to this Section 3.1 may be re-borrowed under the terms of this Agreement.
SECTION 3.2. Prepayment
(a)    The Borrower:
i.    may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:
a.    all such voluntary prepayments shall require (x) for prepayments on or after the Disbursement Date made prior to delivery to the Borrower of the Purchased Vessel in respect of the advance made on the Disbursement Date, at least two (2) Business Days' prior written notice from the Borrower to the Facility Agent, and (y) for all other prepayments, at least 30 calendar days' prior written notice, if all or any portion of the Loan is a Fixed Rate Loan, and at least five (5) Business Days' (or, if such prepayment is to be made on the last day of an Interest Period for such Loan, four (4) Business Days') prior written notice, if the Loan is a Floating Rate Loan, in each case from the Borrower to the Facility Agent; and
b.    all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 or, where the Loan is denominated in EUR, €10,000,000 and a multiple of €1,000,000 (or in the remaining amount of the Loan) and shall be applied in inverse order of maturity or ratably among all remaining instalments, as the Borrower shall designate to the Facility Agent, in satisfaction of the remaining repayment instalments of the Loan; and
ii.    shall, immediately upon any acceleration of the repayment of the instalments of the Loan pursuant to Section 8.2 or 8.3 or the mandatory prepayment of the Loan pursuant to Section 9.2, repay the Loan.
(b)    If, by reason of a Change in Law, it becomes unlawful under any applicable law (i) for a Lender to be subject to a commitment to make available to the Borrower such Lender's portion of the Loan hereunder as provided in Section 2.2, (ii) for a Lender to make or hold its portion of the Loan in its Lending Office, (iii) for a Lender to receive a payment under this Agreement or any other Loan Document or (iv) for a Lender to comply with any other material provision of, or to perform its obligations as contemplated by, this Agreement or any other Loan Document, the Lender affected by such Change in Law may give written notice (the "Illegality Notice") to the Borrower and the Facility Agent of such Change in Law, including reasonable details of the relevant Change of Law. Any Illegality Notice must be given by a Lender no later than 120 days after such Lender first obtains actual knowledge or written notice of the relevant Change in Law.
(c)    If an affected Lender delivers an Illegality Notice prior to the Disbursement Date, then, subject to Section 11.17, (1) whilst the arrangements contemplated by the following clause (2) have not yet been completed and the Commitment of such Lender has not been formally cancelled, such Lender shall not be obliged to fund its Commitment and (2) the Borrower shall be entitled at any time within 50 days after receipt of such Illegality Notice to replace such Lender with one or more financial institutions (I) reasonably acceptable to the Facility Agent, (II) meeting the criteria set out in Section 2.2 of the Terms and Conditions, (III) acceptable to Hermes and (IV) in the case of a replacement of an Option A Lender, reasonably acceptable to KfW; provided that any such assignment shall be either (x) in the case of a single assignment, an assignment of all of the rights and obligations of the assigning Lender under this Agreement or (y) in the case of more than one assignment, an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that collectively cover all of the rights and obligations of the assigning Lender under this Agreement. If, at the end of such 50-day period, the Borrower has not so replaced such affected Lender as aforesaid and no alternative arrangements have been implemented pursuant to Section 11.17, the Commitment held by such Lender shall be cancelled.
(d)    If an affected Lender delivers an Illegality Notice on or following the Disbursement Date, then the Borrower shall have the right, but not the obligation, exercisable at any time within 50 days after receipt of such Illegality Notice (the "Option Period"), either (1) to prepay the portion of the Loan held by such Lender in full on or before the expiry of the Option Period, together with all unpaid interest and fees thereon accrued to but excluding the date of such prepayment, or (2) to replace such Lender on or before the expiry of the Option Period with one or more financial institutions (I) reasonably acceptable to the Facility Agent, (II) meeting the criteria set out in Section 2.2 of the Terms and Conditions, (III) acceptable to Hermes and (IV) in the case of a replacement of an Option A Lender, reasonably acceptable to KfW; provided that (x) in the case of a single assignment, any such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or, in the case of more than one assignment, an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that collectively cover all of the rights and obligations of the assigning Lender under this Agreement and (y) no Lender shall be obligated to make any such assignment as a result of an election by the Borrower pursuant to this Section 3.2(d) unless and until such Lender shall have received one or more payments from one or more Assignee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment (and all other amounts then owing to such Lender under this Agreement).
(e)    Each prepayment of the Loan made pursuant to this Section 3 shall be without premium or penalty, except as may be required by Section 4.4. No amounts prepaid by the Borrower may be re-borrowed under the terms of this Agreement except as provided in Section 3.7 and the last paragraph of Section 9.1 (which follows Section 9.1.11).
SECTION 3.3. Right of cancellation in relation to a Defaulting Lender
(a)    If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender (but only with the prior consent of the Hermes) give the Facility Agent 10 Business Days' notice of cancellation of each Commitment of that Lender.
(b)    On the notice referred to in paragraph (a) above becoming effective, each Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)    The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
SECTION 3.4. Interest Provisions.
Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.4.
SECTION 3.4.1. Rates.
(a)    The Loan shall accrue interest from the Disbursement Date to the date of repayment or prepayment of the Loan in full to the Lenders at the Fixed Rate, subject to (i) any election made by the Borrower to elect the Floating Rate pursuant to Section 3.4.2 and (ii) any conversion of any portion of the Loan held by a Lender to a Floating Rate Loan upon the termination of the CIRR Agreement to which such Lender is a party in accordance with Section 3.4.3 (and, in which case, the Loan shall accrue interest at the Floating Rate). Interest calculated at the Fixed Rate or the Floating Rate shall be payable semi-annually in arrears on the Repayment Dates. The Loan shall bear interest for each Interest Period, from and including the first day of such Interest Period up to but excluding the last day of such Interest Period, at the interest rate determined as applicable to the Loan for such Interest Period. All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.
(b)
(i)    By written notice to the Facility Agent delivered on or before the Election Date, the Borrower may, subject to the prior administrative approval of KfW acting on the instructions of the Federal Republic of Germany and where the Loan is to be denominated in EUR the election pursuant to Section 2.4(e) has been made before the date of such written notice, elect, without incurring any liability to make any payments pursuant to Section 4.4 or any other indemnity or compensation obligation, to pay interest on the Loan at the percentage rate per annum (the KfW Fixed Rate) equal to the aggregate of:
A.    the weighted average rate of interest (and having regard to the Percentage of the Commitment of each Lender) at which KfW (on behalf of each Option A Lender) and each Option B Lender is able to hedge its respective cost and fund its Commitment having regard to the currency and funding and payment profile of the Loan (and on the basis that the hedging by KfW shall be required to be approved by the Federal Republic of Germany), but which rate of interest shall, for this purpose, be neither a rate which is either (1) lower than (if an election has been made for the Loan to be denominated in EUR pursuant to Section 2.4(e)) the EUR CIRR Floor, otherwise, the USD CIRR Floor or, (2) higher than (if an election has been made for the Loan to be denominated in EUR pursuant to Section 2.4(e)) the EUR CIRR Cap, otherwise, the USD CIRR Cap; and
B.    the applicable Margin.
(ii)    In connection with the option to elect the KfW Fixed Rate set out above, at any time on or before the Election Date, the Borrower shall be entitled to consult with the Facility Agent and request that the Facility Agent obtains indicative quotes of the KfW Fixed Rate at or around the time of any such request and such indicative quotes (based on the relevant information provided by KfW and each Option B Lender) shall be forwarded by the Facility Agent to the Borrower. Each Option B Lender agrees to provide to the Facility Agent and KfW, promptly upon request, sufficient information and indicative rates of interest in relation to its hedging arrangements contemplated by this Section 3.4.1(b) to enable the indicative KfW Fixed Rate to be provided to the Borrower pursuant to this Section 3.4.1(b).
(c)    If, on or before the Election Date, the Borrower has neither elected the KfW Fixed Rate nor the Floating Rate in accordance with Section 3.4.1(b) above or Section 3.4.2 below, then it is acknowledged and agreed that on the date falling 64 days prior to the actual Disbursement Date (or, if such date is not a Business Day, the next Business Day following that date), the CIRR will be set by KfW (acting on the instructions of the Federal Republic of Germany in its sole discretion), with the CIRR to be a rate which is (i) equal to or higher than the USD CIRR Floor or, if an election has been made for the Loan to be denominated in EUR pursuant to Section 2.4(e), the EUR CIRR Floor and (ii) equal to or lower than the USD CIRR Cap or, if an election has also been made for the Loan to be denominated in EUR pursuant to Section 2.4(e), the EUR CIRR Cap. The Facility Agent shall notify the Borrower in writing by no later than the next Business Day of the CIRR so set by KfW. If notwithstanding the above arrangements, KfW does not set a CIRR on the date referred to above, then the USD CIRR Cap or, if an election has also been made for the Loan to be denominated in EUR pursuant to Section 2.4(e), the EUR CIRR Cap shall be set as the CIRR for the purpose of the Fixed Rate.
SECTION 3.4.2. Election of Floating Rate.
(a)    At any time prior to the Disbursement Date, and provided that the Borrower has not elected the KfW Fixed Rate pursuant to Section 3.4.1(b), the Borrower may elect to pay interest on the Loan at the Floating Rate by written notice (the "Floating Rate Election Notice") to the Facility Agent. If the Floating Rate Election Notice is delivered by the Borrower on or prior to the Election Date, the Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to incur any other indemnity or compensation obligation. If the Floating Rate Election Notice is delivered by the Borrower after the Election Date, the Borrower shall either (i) pay such compensation to the relevant Lender as required by, and in accordance with, Section 4.4 to the extent such Lender incurs a loss as set out in Section 4.4 or (ii) extend the Disbursement Date to a date that falls at least 65 days after the Floating Rate Election Notice was first delivered by the Borrower. In the event that the Borrower elects the option under the foregoing clause (ii), the Borrower shall deliver a Loan Request to the Facility Agent in accordance with Section 2.4(a), and the proposed Disbursement Date set out in such Loan Request shall be a date that falls at least 65 days after the Floating Rate Election Notice was first delivered by the Borrower.
(b)    If the Borrower has not elected the Floating Rate prior to the Disbursement Date as permitted by Section 3.4.2(a), the Borrower may elect, by written notice to the Facility Agent no later than 2:00 p.m. Frankfurt time 32 days prior to the end of an Interest Period and subject to Section 4.4, to pay interest on the Loan for the remainder of the term of the Loan at the Floating Rate, with effect from the end of that Interest Period.

(c)
(i)    If the Loan is denominated in Dollars and the Borrower has elected the Floating Rate pursuant to Section 3.4.2(a), provided that the Borrower has not elected the KfW Fixed Rate pursuant to Section 3.4.1(b), Interest Periods shall be for a duration of 6 months.
(ii)    If the Loan is denominated in EUR and the Borrower has elected the Floating Rate pursuant to Section 3.4.2(a), provided that the Borrower has not elected the KfW Fixed Rate pursuant to Section 3.4.1(b), Interest Periods shall be for a duration of 6 months.
(d)    Any election made under any of Section 3.4.2(a) or Section 3.4.2(b) may only be made one time during the term of the Loan and shall be irrevocable.
SECTION 3.4.3. Conversion to Floating Rate.
If, during any Interest Period, and where interest on the Loan is determined at the Fixed Rate, the CIRR Agreement in effect with any Lender is terminated for any reason (other than as a result of the negligence or wilful misconduct of such Lender), then the portion of the Loan held by such Lender shall convert to a Floating Rate Loan on the last day of such Interest Period, and the Borrower shall pay interest on such portion of the Loan at the Floating Rate on such portion for the remainder of the term of the Loan.
Notwithstanding the foregoing paragraph, the Borrower shall not be obligated to make any indemnity or compensation payment to any Lender in connection with any conversion to the Floating Rate unless (a) such conversion is a result of an election by the Borrower pursuant to Section 3.4.2 or (b) such conversion occurs as a result of any acceleration of the Loan due to the occurrence of an Event of Default.
SECTION 3.4.4. Post-Maturity Rates.
After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period while such payment is overdue at a rate per annum certified by the Facility Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to (a) in the case of (i) principal of and interest on the Loan payable to each Option A Lender or (ii) interest on the Loan payable to each Option B Lender, the sum of the Floating Rate plus 3% per annum and (b) in the case of any other monetary Obligation (including, without limitation, principal on the Loan payable to each Option B Lender), the sum of the Floating Rate plus 2% per annum.
SECTION 3.4.5. Payment Dates.
Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

(a)    each Repayment Date;
(b)    the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid);
(c)    on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration; and
(d)    in the case of any interest on any principal, interest or other amount owing under this Agreement or any other Loan Document that is overdue, from time to time on demand of the Facility Agent until such overdue amount is paid in full.
SECTION 3.4.6. Interest Rate Determination; Replacement Reference Banks
The Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no relevant London interbank offered rate appears on Thomson Reuters LIBOR01 or LIBOR02 Page (or any successor page) and the LIBO Rate is to be determined by reference to quotations supplied by the Reference Banks. If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent for any such interest rate, the Facility Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Banks. If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder. The Facility Agent shall furnish to the Borrower, to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to quotations of interest rates furnished by Reference Banks.
If an election is made for the Loan to be denominated in EUR pursuant to Section 2.4(e), the Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining the EURO Rate in the event that no relevant London interbank offered rate appears on Thomson Reuters EURIBOR01 Page (or any successor page) and the EURO Rate is to be determined by reference to quotations supplied by the Reference Banks. If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent for any such interest rate, the Facility Agent shall determine such interest rate on the basis of the information furnished by the remaining Reference Banks. If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder. The Facility Agent shall furnish to the Borrower, to the Borrower and to the Lenders each determination of the EURO Rate made by reference to quotations of interest rates furnished by Reference Banks.

SECTION 3.5. Commitment Fee.
The Borrower agrees to pay to the Facility Agent for the account of each Lender a commitment fee (the "Commitment Fee") on its daily unused portion of the Maximum Loan Amount (as such Maximum Loan Amount may be adjusted from time to time), for the period commencing on the Effective Date and continuing through the earliest to occur (the "Commitment Fee Termination Date") of (i) the Disbursement Date, (ii) the date upon which the Facility Agent has provided the Borrower with written notice that the Lenders will not advance the Loan because the Commitments have been terminated pursuant to Section 8.2 or 8.3, (iii) the Commitment Termination Date and (iv) the date the Commitments shall have been terminated pursuant to Section 2.3. Should the Facility Agent provide the Borrower notice that the Lenders will not advance the Loan because Hermes has cancelled the Hermes Insurance Policy, the Commitment Fee paid by the Borrower for the account of each Lender shall be promptly refunded to the Borrower by such Lender; provided however that (i) no Lender shall be obliged to refund any Commitment Fee to the Borrower in these circumstances if the cancellation of the Hermes Insurance Policy is primarily attributable to the Borrower and (ii) (where a refund is applicable) a Lender shall only be obliged to refund to the Borrower an amount equal to the sum of (x) the portion of the Commitment Fee that such Lender has not paid to KfW in accordance with the applicable CIRR Agreement and (y) the portion of the Commitment Fee that such Lender has so paid to KfW and that such Lender actually recovers from KfW in the event of the cancellation of the Hermes Insurance Policy (and each Lender agrees to request from KfW the amount of Commitment Fee that it has paid to KfW).
SECTION 3.5.1. Payment of Commitment Fee.
(a)    The Commitment Fee shall be payable by the Borrower to the Facility Agent for the account of each Lender quarterly in arrears, with the first such payment (the "First Commitment Fee Payment") to be made on the day falling three months following the Effective Date and the final such payment to be made on the Commitment Fee Termination Date (each date on which a Commitment Fee payment is required to be made in accordance with this Section 3.4.1 referred to herein as a "Commitment Fee Payment Date"). The Commitment Fee shall be in the amount in EUR equal to the product of the Applicable Commitment Rate, multiplied by, for each day elapsed since the preceding Commitment Fee Payment Date (or, in the case of the First Commitment Fee Payment, the Effective Date), the Maximum Loan Amount in effect on such day, divided by 360 days; provided that the Borrower may elect to pay the Commitment Fee on any Commitment Fee Payment Date in Dollars by giving notice to the Facility Agent five (5) Business Days before such date. If the Borrower elects to pay the Commitment Fee in Dollars, the exchange rate used to convert the fee from EUR to Dollars shall be the 10 A.M. midpoint market fixing for the conversion of EUR to Dollars set by the Federal Reserve Bank of New York two (2) Business Days prior to the relevant Commitment Fee Payment Date.
(b)    No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

SECTION 3.6. CIRR Guarantee Charge.
SECTION 3.6.1. Generally
The Borrower agrees to pay to the Facility Agent for the account of KfW a fee of 0.01% per annum (the "CIRR Guarantee Charge") on the Maximum Loan Amount (having regard to the paragraph below) as at the Effective Date for the period commencing on 16 October 2019 (being the date that is six months after the date of the Construction Contract) and continuing until the earliest of (i) the date falling 60 days prior to the Disbursement Date, (ii) the date falling 32 days after either the date on which the Borrower elects the Floating Rate pursuant to Section 3.4.2 or, as to any portion of the Loan converted to a Floating Rate Loan pursuant to Section 3.4.3, the date on which such portion so converts to a Floating Rate Loan, (iii) the date falling 32 days after the date on which the Borrower elects to cancel all or part of the Commitments pursuant to Section 2.3, (iv) the date upon which the Facility Agent has provided written notice to the Borrower that the Lenders will not advance the Loan because the Commitments shall have been terminated pursuant to Sections 8.2 or 8.3 and (v) any other date on which the Commitments shall have been terminated.
SECTION 3.6.2. Payment.
The CIRR Guarantee Charge shall be payable by the Borrower in EUR quarterly in arrears commencing with the date falling three months after the commencement of the period described in Section 3.5.1 and thereafter on each subsequent three-month anniversary of such period and finally on the date on which the CIRR Guarantee Charge ceases to accrue as described in Section 3.5.1.
SECTION 3.7. Other Fees.
The Borrower agrees to pay to the Facility Agent the agreed-upon fees set forth in the Fee Letters on the dates and in the amounts set forth therein.
SECTION 3.8. Temporary Repayment.
If the proceeds of the Loan have not been utilised directly or indirectly to pay for delivery to the Borrower of the Purchased Vessel within 15 days after the initial Disbursement Date and have been deposited in accordance with Section 4.12, the Borrower may, by notice to the Facility Agent in accordance with Section 3.2(a) and specifying that such prepayment may be re-borrowed under this Agreement, prepay the Loan, together with accrued interest on the Loan so prepaid, and shall be entitled to utilise funds standing to the credit of the Pledged Accounts for the purpose of applying these in or towards satisfaction of such prepayment obligation. If the Purchased Vessel is subsequently delivered to the Original Borrower or the Borrower, the Borrower shall be permitted to submit one additional Loan Request in accordance with Section 2.4 to re-borrow the Loan previously prepaid under this Section; provided, however, that the date of funding of any such re-borrowed Loan shall not be later than the Commitment Termination Date and provided, further, that such date of funding shall be the Disbursement Date for all purposes hereunder with respect to such re-borrowed Loan. Prepayment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.
SECTION 3.9. Limit on Interest Make-Up.
If, in relation to any Interest Period during which any portion of the Loan held by a Lender carries interest at the Fixed Rate, the amount of the interest make-up to be received by such Lender pursuant to the applicable CIRR Agreement entered into by such Lender is limited to an annual rate of twelve per cent. (12%) per annum by virtue of the provisions of Section 1.1 of the Terms and Conditions, then the Borrower shall pay to the Facility Agent for the account of such Lender an additional amount by way of interest equal to the amount of the interest make-up forgone by the relevant Lender as a consequence of such limitation. Such additional amount shall be payable by the Borrower within five (5) Business Days following receipt by the Borrower from the Facility Agent of the relevant Lender's invoice accompanied by reasonable calculation and explanation of the additional amount in question.
SECTION 3.10. Cancellation of CIRR Agreements.
No Lender shall be entitled to cancel or terminate the CIRR Agreement to which it is a party without the prior written consent of the Borrower.
ARTICLE IV
CERTAIN LIBO RATE, EURO RATE AND OTHER PROVISIONS
SECTION 4.1. LIBO Rate or EURO Rate Lending Unlawful.
If after the Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain its portion of any part of the Loan bearing interest at a rate based on the LIBO Rate or, as the case may be, EURO Rate, the obligation of such Lender to make, continue or maintain its portion of the Loan bearing interest at a rate based on the LIBO Rate or, as the case may be, EURO Rate shall, upon notice thereof to the Borrower, the Facility Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender's obligation to make, continue and maintain its portion of the Loan hereunder shall be automatically converted into an obligation to make, continue and maintain its portion of the Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate or, as the case may be, EURO Rate for the relevant Interest Period plus the applicable Floating Rate Margin.
SECTION 4.2. Deposits Unavailable
If, on or after the date the Borrower elects the Floating Rate pursuant to Section 3.4.2 or if any Lender shall have entered into an Option B Interest Make-Up Agreement (an "Option B Lender"), the Facility Agent shall have determined that:

(a)    Dollar or EUR (if an election is made for the Loan to be denominated in EUR pursuant to Section 2.4(e)) deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market, or
(b)    by reason of circumstances affecting the Reference Banks' relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate or, as the case may be, EURO Rate loans for the relevant Interest Period, or
(c)    the cost to Option B Lenders that in the aggregate hold more than 50% of the aggregate outstanding principal amount of the Loan then held by Option B Lenders, if any Lender shall have entered into an Option B Interest Make-Up Agreement, of obtaining matching deposits in the relevant interbank market for the relevant Interest Period would be in excess of the LIBO Rate, or as the case may be, EURO Rate (provided that no Option B Lender may exercise its rights under this Section 4.2(c) for amounts up to the difference between such Option B Lender's cost of obtaining matching deposits on the date such Option B Lender becomes a Lender hereunder less the LIBO Rate or, as the case may be, EURO Rate on such date), then the Facility Agent shall give notice of such determination (hereinafter called a "Determination Notice") to the Borrower and each of the Lenders. The Borrower, the Lenders and the Facility Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Facility Agent are unable to agree upon an interest rate (or rates) and interest period (or interest periods) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Facility Agent shall (after consultation with the Lenders) set an interest rate and an interest period (or interest periods), in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which rate (or rates) shall be equal to the sum of the applicable Floating Rate Margin and the weighted average of the corresponding interest rates at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period on Thomson Reuters' pages KLIEMMM, GARBIC01 and FINA01 (or such other pages as may replace Thomson Reuters' pages KLIEMMM, GARBIC01 or FINA01 on Thomson Reuters' service) (or, in the case of clause (c) above, the lesser of (x) the respective cost to the Option B Lenders of funding the respective portions of the Loan held by such Option B Lenders and (y) such weighted average). The Facility Agent shall furnish a certificate to the Borrower as soon as reasonably practicable after the Facility Agent has given such Determination Notice setting forth such rate(s). In the event that the circumstances described in this Section 4.2 shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.
SECTION 4.3. Increased Loan Costs, etc.
If after the Effective Date a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:
(a)    subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than (i) taxes as to which such Lender is indemnified under Section 4.6 and (ii) taxes excluded from the indemnity set forth in Section 4.6); or
(b)    change the basis of taxation to any Lender (other than a change in taxation on the overall net income of any Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or
(c)    impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5 and the reserve costs described in Section 4.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or
(d)    impose on any Lender any other condition affecting its portion of the Loan or any part thereof, and the result of any of the foregoing is either (i) to increase the cost to such Lender of making its portion of the Loan or maintaining its portion of the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) such Lender shall (through the Facility Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon such demand pay to the Facility Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment unless such additional costs are attributable to a FATCA Deduction required to be made by a party to this Agreement or are otherwise excluded from the indemnity set forth in Section 4.6 or Section 11.4. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost,

(iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender's jurisdiction of organisation or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender's intention to claim compensation therefor.
SECTION 4.4. Funding Losses.
SECTION 4.4.1. Indemnity.
In the event any Lender: (i) is required to liquidate or to re-deploy (at not less than the market rate) deposits or other funds acquired by such Lender to fund any portion of the principal amount of its portion of the Loan or (ii) exercises such Lender's right to irrevocably terminate (in whole or in part) the CIRR Guarantee after the Latest Date in accordance with Section 8.1 of the Terms and Conditions or, as the case may be in the case of an Option A Lender, Section 8.2 of the Terms and Conditions, in each case, as a result of:
(a)    if at the time interest is calculated at the Floating Rate on such Lender's portion of the Loan, any conversion or repayment or prepayment or acceleration of the principal amount of such Lender's portion of the Loan on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment (in each case, including payments made in accordance with Section 3.1(b), but excluding any prepayment made following an election by the Borrower to effect a prepayment pursuant to Section 3.2(d), or any repayment pursuant to Section 9.1.12, by reason of a Non-Guarantor Related Change in Law);
(b)    if at the time interest is calculated at the Fixed Rate on such Lender's portion of the Loan, any repayment or prepayment or acceleration of the principal amount of such Lender's portion of the Loan, other than any repayment made on the date scheduled for such repayment (in each case, excluding any prepayment made following an election by the Borrower to effect a prepayment pursuant to Section 3.2(d), or any repayment pursuant to Section 9.1.12, by reason of a Non-Guarantor Related Change in Law);

(c)    without prejudice to the rights of the Borrower to elect an option under Section 3.4.2(a), an election by the Borrower of the Floating Rate in accordance with Section 3.4.2(a) (where the Disbursement Date is a date that falls less than 65 days after the Floating Rate Election Notice was delivered by the Borrower) or Section 3.4.2(b);
(d)    a reduction or termination of the Commitments by the Borrower pursuant to Section 2.3 and to the extent that the Borrower has a liability under this Section pursuant to Section 2.3(b)(i);
(e)    the Loan not being made in accordance with the Loan Request therefor due to the fault of an Obligor or as a result of any of the conditions precedent set forth in Article V not being satisfied;
(f)    any prepayment of the Loan by the Borrower pursuant to Section 3.8;
(g)    where interest on the Loan is to be calculated at the Fixed Rate or where the Borrower has elected the KfW Fixed Rate in accordance with Section 3.3.1(b), the Loan not being made on or before the Commitment Termination Date; or
(h)    where Borrower has elected the KfW Fixed Rate in accordance with Section 3.3.1(b), the Disbursement Date of the Loan is not the same date as the anticipated Disbursement Date at the time the Borrower elected the KfW Fixed Rate (and which anticipated Disbursement Date was applied for the purpose of determining the KfW Fixed Rate),
(each, a "Funding Losses Event"), then, upon the written notice of such Lender to the Borrower (with a copy to the Facility Agent), the Borrower shall, within five (5) Business Days of its receipt of such notice and, where the KfW Fixed Rate applies, save as provided below:
a.    if at that time interest is calculated at the Floating Rate on such Lender's portion of the Loan, pay directly to the Facility Agent for the account of such Lender an amount (the "Floating Rate Indemnity Amount") equal to the amount, if any, by which:
(i)    interest (not including the relevant Floating Rate Margin) calculated at the Floating Rate which such Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the Loan to the last day of the applicable Interest Period, exceeds:
(ii)    the amount which such Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period; or

b.    if at that time interest is calculated at the Fixed Rate on such Lender's portion of the Loan, pay to the Facility Agent the sum of:
(A)    an amount equal to the amount, if any, by which:
(i)    interest calculated at the rate per annum equal to (a) the CIRR which such Lender would have received on its share of the amount of the Loan subject to such Funding Losses Event minus (b) the administrative margin of 0.20%, for the period from the date of receipt of any part of its share of the Loan to the final scheduled date for the repayment of Loan in full pursuant to Section 3.1, exceeds:
(ii)    the amount by which such Lender would be able to obtain by placing for such remaining period an equal amount to the amount received by it on deposit and receiving interest equal to the money market rate then applicable to Dollars on the Reuters page "ICAP1" or, as the case may be, EUR on the Reuters page "ICAPEURO" (the "Reinvestment Rate"), such amount to be discounted to present value at the Reinvestment Rate or, where the KfW Fixed Rate applies in the case of sections 4.4.1(g) and (h), the cost to KfW (on behalf of each Option A Lender) and each Option B Lender of adjusting, renewing, terminating or otherwise altering the hedging arrangements entered into by KfW and each Option B Lender in connection with the settling and provision of the KfW Fixed Rate; plus
(B)    only if KfW (where such Lender is an Option A Lender) or the Lender (where such Lender is an Option B Lender) is funding itself at a floating rate, an amount equal to the Floating Rate Indemnity Amount (and assuming for the purpose of this calculation that the interest on the Loan is calculated at the Floating Rate and not the Fixed Rate).
Any amounts received by the Facility Agent under b.(A) above shall, unless otherwise advised by KfW, be for the account of, and shall be payable to, KfW on behalf of the Federal Republic of Germany; and any amounts received by the Facility Agent under b.(B) above in respect of a Lender's portion of the Loan shall be for the account of, and shall be payable to, KfW (where such Lender is an Option A Lender) or to that Lender (where such Lender is an Option B Lender).
If interest on the Loan is to be calculated at the Fixed Rate or the Borrower has elected the KfW Fixed Rate in accordance with Section 3.4.1(b), and the Borrower voluntarily cancels, terminates or partially reduces the Commitments in accordance with Section 2.3 or the amount of the Loan is less than the total Commitments as at the date of this Agreement, and such cancellation or reduction is due to the non-delivery or late delivery of the Purchased Vessel by the Builder due to of the bankruptcy or insolvency of the Builder then (1) no indemnity payments can be claimed by the Option A Lenders under b. above in these circumstances and (2) where the cancellation arises as a result of the late delivery of the Purchased Vessel by the Builder, the amounts that can be claimed by way of indemnity from the Borrower under this Section 4.4 in respect of the KfW Fixed Rate in these circumstances shall be limited to the aggregate of the costs actually incurred by KfW (on behalf of the Option A Lenders) and each Option B Lender in adjusting the hedging arrangements entered into by KfW and such Option B Lenders in connection with the KfW Fixed Rate to take account of the delayed delivery date.
Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.
SECTION 4.5. Increased Capital Costs.
If after the Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person's capital as a consequence of its Commitment or its portion of the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business. In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's intention to claim compensation therefor.
SECTION 4.6. Taxes.
All payments by the Obligors of principal of, and interest on, the Loan and all other amounts payable under any Loan Document, including for the avoidance of doubt under any Fee Letter, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes and taxes imposed on or measured by any Lender's net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organised or any political subdivision thereof or the jurisdiction of such Lender's Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the applicable Obligor's activities in such other jurisdiction, and (ii) any taxes imposed under FATCA (such non-excluded items being called "Covered Taxes"). In the event that any withholding or deduction from any payment to be made by any Obligor under any Loan Document is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the relevant Obligor will:
(a)    pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b)    promptly forward to the Facility Agent an official receipt or other documentation satisfactory to the Facility Agent evidencing such payment to such authority; and
(c)    pay to the Facility Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.
Moreover, if any Covered Taxes are directly asserted against the Facility Agent or any Lender with respect to any payment received or paid by the Facility Agent or such Lender hereunder, the Facility Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.
Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If the Borrower or a relevant Obligor fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes). For purposes of this Section 4.6, a distribution hereunder by the Facility Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower or a relevant Obligor in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower or a relevant Obligor pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower or a relevant Obligor such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Obligors any information regarding its tax affairs or tax computations.
Each Lender (and each Participant) agrees with each Obligor and the Facility Agent that it will (i) (a) provide to the Facility Agent and each Obligor an appropriately executed copy of Internal Revenue Service ("IRS") Form W-9 (or any successor form) certifying the status of such Lender or such Participant as a US person, IRS Form W-8ECI (or any successor form) certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States or IRS Form W-8BEN (or any successor form) claiming the benefits of a tax treaty (but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any Assignee Lender or Participant, on or prior to the date of the relevant assignment or participation), in each case attached to an IRS Form W-8IMY (or any successor form), if appropriate, (b) notify the Facility Agent and each Obligor if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, the status of such Lender Party (or Participant) or that payments to such Lender Party (or Participant) hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by any Obligor, necessary to claim any applicable exemption from, or reduction of, Covered Taxes, a FATCA Deduction or any payments made to or for benefit of such Lender Party or such Participant, provided that the Lender Party or Participant is legally able to deliver such forms, certificates or other documents. For any period with respect to which a Lender (or Assignee Lender or Participant) has failed to provide the Obligors with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an

Assignee Lender, would be the date on which the original assignor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or Assignee Lender or Participant) shall not be entitled to the benefits of this Section 4.6 with respect to Covered Taxes imposed by reason of such failure.
SECTION 4.7. Reserve Costs.
Without in any way limiting the Borrower's obligations under Section 4.3, the Borrower shall, on and after the date on which the Borrower elects the Floating Rate pursuant to Section 3.4.2, pay to the Facility Agent for the account of each Lender on the last day of each Interest Period, so long as the relevant Lending Office of such Lender is required to maintain reserves against "Eurocurrency liabilities" under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for the Loan for each day during such Interest Period:
(a)    the principal amount of the Loan outstanding on such day; and
(b)    the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on the Loan for such Interest Period as provided in this Agreement (less, if applicable, the applicable Floating Rate Margin) and the denominator of which is one minus any increase after the Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and
(c)    1/360.
Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender's treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.
Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
SECTION 4.8. Payments, Computations, etc.
(a)    Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by an Obligor in respect of amounts of principal, interest and fees or any other applicable amounts owing to the Lenders under any Loan Document shall be made by such Obligor to the Facility Agent for the account of the Lenders (or, in respect of (i) the Increase Tranche and amounts payable thereunder, the Increase Lenders and (ii) the Loan excluding the Increase Tranche and amounts payable thereunder, the Lenders in respect of that portion of the Loan) entitled to receive such payments and ratably in accordance with the respective amounts then due and payable to the Lenders. All such payments required to be made to the Facility Agent shall be made, without set-off, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars, or as the case may be, EUR), to such account as the Facility Agent shall specify from time to time by notice to the Obligors. Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.
(b)
i.    Each Option A Lender hereby instructs the Facility Agent to remit all payments of interest made with respect to any portion of the Loan held by such Option A Lender to KfW (A) less (x) the applicable Fixed Rate Margin and (y) the CIRR administrative fee of 0.20% but plus (z) an agreed KfW margin, if interest on the portion of the Loan made by that Lender is then calculated at the Fixed Rate, or (B) less (x) the applicable Floating Rate Margin but plus (y) an agreed KfW margin, if interest on that portion of the Loan is then calculated at the Floating Rate.
ii.    Each Option B Lender hereby instructs the Facility Agent, with respect to any portion of the Loan held by such Option B Lender, to pay directly to such Option B Lender interest thereon at the Fixed Rate or the Floating Rate (whichever is applicable), on the basis that, if interest on such portion of the Loan is then calculated at the Fixed Rate, such Option B Lender will, where amounts are payable to KfW by that Option B Lender under the CIRR Agreement, account directly to KfW on behalf of the Federal Republic of Germany for any such amounts payable by that Lender under the CIRR Agreement to which such Lender is a party.
(c)    The Facility Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Facility Agent for the account of such Lender without any set-off, deduction or counterclaim. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9. Replacement Lenders, etc.
If the Borrower or a relevant Obligor shall be required to make any payment to any Lender pursuant to Section 4.2(c), 4.3, 4.4, 4.5, 4.6 or 4.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lender's Commitment (whereupon the Percentage of each other Lender shall automatically be adjusted to an amount equal to such Lender's ratable share of the remaining Commitments), (b) prepay the affected portion of such Lender's Loan in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not terminate any Lender's Commitment pursuant to clause (a) or prepay any such Lender pursuant to this clause (b) without replacing such Lender pursuant to the following clause (c) until a 30-day period shall have elapsed during which the Borrower and the Facility Agent shall have attempted in good faith to replace such Lender), and/or (c) replace such Lender with one or more financial institutions (I) reasonably acceptable to the Facility Agent, (II) meeting the criteria set out in Section 2.2 of the Terms and Conditions, (III) acceptable to Hermes and (IV) in the case of a replacement of an Option A Lender, reasonably acceptable to KfW; provided that (x) in the case of a single assignment, any such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or, in the case of more than one assignment, an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that collectively cover all of the rights and obligations of the assigning Lender under this Agreement and (y) no Lender shall be obligated to make any such assignment pursuant to this Section 4.9 unless and until such Lender shall have received one or more payments from one or more Assignee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment (and all other amounts then owing to such Lender under this Agreement). Each Lender represents and warrants to each Obligor that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 4.3, 4.4, 4.5, 4.6 and 4.7 to or for account of such Lender.
SECTION 4.10. Sharing of Payments
SECTION 4.10.1. Payments to Lenders
If a Lender (a "Recovering Lender") receives or recovers any amount from the Borrower or an Obligor other than in accordance with Section 4.8 (Payments, Computations, etc.) (a "Recovered Amount") and applies that amount to a payment due under the Loan Documents then:
(a)    the Recovering Lender shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)    the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with the said Section 4.8, without taking account of any taxes which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
(c)    the Recovering Lender shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with any applicable provisions of this Agreement.
SECTION 4.10.2. Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Lenders (other than the Recovering Lender) (the "Sharing Lenders") in accordance with Section 4.8 of this Agreement towards the obligations of the Borrower to the Sharing Lenders.
SECTION 4.10.3. Recovering Lender's rights
On a distribution by the Facility Agent under Section 4.10.2 of a payment received by a Recovering Lender from the Borrower or relevant Obligor, solely as between the Borrower or relevant Obligor and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower or relevant Obligor.
SECTION 4.10.4. Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable to the Borrower or relevant Obligor and is repaid by that Recovering Lender to the Borrower or relevant Obligor, then:
(a)    each Sharing Lender shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the "Redistributed Amount"); and
(b)    solely as between the Borrower or relevant Obligor and each relevant Sharing Lender, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower or relevant Obligor.
SECTION 4.10.5. Exceptions
(a)    This Section 4.10 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Section 4.10, have a valid and enforceable claim against the Borrower or relevant Obligor.

(b)    A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:
i.    it notified the other Lender of the legal or arbitration proceedings; and
ii.    the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
SECTION 4.11. Set-off
Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of any Obligor then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the applicable Obligor and the Facility Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Lender may have.
SECTION 4.12. Use of Proceeds
The Borrower shall apply the proceeds of the Loan in accordance with Section 2.4(c) and (d) and, in relation to the Disbursement Date, prior to such application, such proceeds shall be held in an account or accounts of the Facility Agent in accordance with the provisions of Section 2.4(c); without limiting the foregoing, no proceeds of the Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U. If the proceeds of the Loan have not been paid either (A) to the Builder or its order in accordance with Section 2.4(d)(i) and to Hermes and the Borrower in accordance with Section 2.4(d)(ii) or (B) to the Facility Agent (directly or indirectly) in prepayment of the Loan under Sections 3.2(a) or 3.8 by 9:59 p.m. (London time) on the first Business Day after the Disbursement Date (where the Loan is denominated in EUR) or the second Business Day after the Disbursement Date (where the Loan is denominated in Dollars), such proceeds shall continue to be pledged by the Borrower upon receipt in accordance with Section 2.4(c) as collateral pursuant to the Pledge Agreement. On or prior to the date that is 15 days after the Disbursement Date, the Borrower shall notify the Facility Agent whether the proceeds of the Loan are to be returned to the Facility Agent as prepayment in accordance with Section 3.8 or to be held as cash collateral in the Pledged Account pursuant to the Pledge Agreement until the earlier of (A) disbursement in accordance with Section 2.4(d) or (B) prepayment of the Loan pursuant to Sections 3.2(a) or 9.2.

SECTION 4.13. FATCA Deduction
(a)     Each party to the Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to the Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)    Each party to the Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other party to the Agreement to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent, and the Facility Agent shall notify the other parties to the Agreement.
SECTION 4.14. FATCA Information.
(a)    Subject to paragraph (c) below, each party (other than the Borrower) shall, within ten (10) Business Days of a reasonable request by another party (other than the Borrower):
(i)    confirm to that other party whether it is:
(A)    a FATCA Exempt Party; or
(B)    not a FATCA Exempt Party;
(ii)    supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA;
(iii)    supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime.
(b)    If a party confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.
(c)    Paragraph (a) above shall not oblige any Lender or the Facility Agent to do anything, and paragraph (a)(iii) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)    any law or regulation;
(ii)    any fiduciary duty; or
(iii)    any duty of confidentiality.

(d)    If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.
(e)     If the Borrower becomes a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)    where the Borrower is a US Tax Obligor and the relevant Lender is KfW IPEX, the date of this Agreement;
(ii)    where the Borrower is a US Tax Obligor on a date an assignment or transfer is made pursuant to Section 11.11.1 and the relevant Lender is an Assignee Lender that becomes a Lender in accordance with Section 11.11.1, the date on which such Assignee Lender becomes a Lender;
(iii)    where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent, supply to the Facility Agent:
(A)    a withholding certificate on Form W-8 (or any successor form), Form W-9 (or any successor form) or any other relevant form; or
(B)    any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)    The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)    If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.
(h)    The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.
SECTION 4.15. Resignation of the Facility Agent.
The Facility Agent shall resign (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent) if, either:
(a)    the Facility Agent fails to respond to a request under Section 4.14 and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party;
(b)    the information supplied by the Facility Agent pursuant to Section 4.14 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or
(c)    the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party, and (in each case) the Borrower or a Lender reasonably believes that a party to this Agreement will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.
ARTICLE V
CONDITIONS TO BORROWING
SECTION 5.1. Advance of the Loan.

The obligation of the Lenders to fund all or any portion of the Loan on the Disbursement Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1. The Facility Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.1 prior to funding on the Disbursement Date.
SECTION 5.1.1. Resolutions, etc.
The Facility Agent shall have received from the Borrower:
(a)    a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Agreement and each other Loan Document to which it is respectively a party and as to the truth and completeness of the attached:
i.    resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Agreement and each other Loan Document to which it is respectively a party, and
ii.    its Organic Documents,

and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and
(b)    a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.
SECTION 5.1.2. Opinions of Counsel.
The Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender from:
(a)    Watson, Farley & Williams LLP, counsel to the Borrower, as to Liberian Law, covering the matters set forth in Exhibit B-2 hereto;
(b)    Norton Rose Fulbright LLP, counsel to the Facility Agent and the Lenders, covering the matters set forth in Exhibit B-3 hereto;
(c)    Norton Rose Fulbright LLP, counsel to the Facility Agent and the Lenders as to German law, an opinion addressed to the Facility Agent and the Lenders covering the matters set forth in Exhibit B-4 hereto;
(d)    Clifford Chance US LLP, United States tax counsel to the Facility Agent for the benefit of Lenders, covering the matters set forth in Exhibit B-5 hereto; and
(e)    if requested by a Lender at least 120 days prior to the expected Disbursement Date in order to comply with Article 194 of the Regulation (EU) No 575/2013 (CRR), a single legal opinion (for the benefit of all the Lenders notwithstanding that not all the Lenders have requested the same) on matters of German law related to the validity and enforceability of the Hermes Insurance Policy, each such opinion to be updated to take into account all relevant and applicable Loan Documents at the time of issue thereof.
SECTION 5.1.3. Hermes Insurance Policy.
(a)    The Facility Agent or the Hermes Agent shall have received the Hermes Insurance Policy duly issued; and
(b)    Hermes shall not have, prior to the advance of the Loan, delivered to the Facility Agent or the Hermes Agent any notice that the Federal Republic of Germany has determined that the Loan (or any part of it) is excluded from cover under the Hermes Insurance Policy.
SECTION 5.1.4. Closing Fees, Expenses, etc.
The Facility Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the

Facility Agent (whether for its own account or for the account of any of the Lenders) that are due and owing as of the date of such funding and all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent and the Hermes Fees) required to be paid by the Borrower pursuant to Section 11.3 or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the date of such funding.
SECTION 5.1.5. Compliance with Warranties, No Default, etc.
Both before and after giving effect to the funding of the Loan the following statements shall be true and correct:
(a)    the representations and warranties set forth in Article VI (excluding, however, those set forth in Section 6.10) shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and
(b)    no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.
SECTION 5.1.6. Loan Request.
The Facility Agent shall have received a Loan Request duly executed by the Borrower together with:
(a)    certified as true (by the Builder) copies of the reimbursement request and supporting documents received by the Builder from the Borrower pursuant to Article XVII.1(b) of the Construction Contract in relation to the incurred Buyer's Allowance;
(b)    a copy of the final invoice from the Builder showing the amount of the Contract Price (including the Buyer's Allowance) and the portion thereof payable to the Builder on the Delivery Date under the Construction Contract; and
(c)    appropriate evidence of all payments made by the Borrower to the Builder on or prior to the Disbursement Date under the Construction Contract in respect of the Contract Price (including, without limitation, the twenty per cent (20%) equity payment thereunder).
SECTION 5.1.7. Foreign Exchange Counterparty Confirmations.
Where the Loan is denominated in Dollars, the Facility Agent shall have received a copy of each foreign exchange counterparty confirmation entered into by the Borrower in respect of the payment of the instalments of the Contract Price (other than that relating to the Buyer's Allowance).

SECTION 5.1.8. Pledge Agreement.
The Pledge Agreement shall be duly executed by the parties thereto and delivered to the Facility Agent on or prior to the Disbursement Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
To induce the Lenders and the Facility Agent to enter into this Agreement and to make the Loan hereunder, each of the Borrower represents and warrants to the Facility Agent and each Lender with respect to itself as set forth in this Article VI as of the Effective Date, Disbursement Date and on the Security Enhancement Guarantee Release Date (except as otherwise stated).
SECTION 6.1. Organisation, etc.
Each Obligor is a corporation or company validly organised and existing and in good standing under the laws of its jurisdiction of incorporation; each Obligor is duly qualified to do business and is in good standing as a foreign corporation or company in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and each Obligor has full power and authority, has taken all corporate action and holds all governmental and creditors' licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform the Obligations.
SECTION 6.2. Due Authorisation, Non-Contravention, etc.

The execution, delivery and performance by each Obligor of this Agreement and each other Loan Document to which it is a party are within each Obligor's corporate powers, have been duly authorised by all necessary corporate action, and do not:
(a)    contravene that Obligor's Organic Documents;
(b)    contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;
(c)    contravene any court decree or order binding on an Obligor or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;
(d)    contravene any contractual restriction binding on an Obligor or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or
(e)    result in, or require the creation or imposition of, any Lien on any of an Obligor's properties except: (i) as would not reasonably be expected to result in a Material Adverse Effect or (ii) Liens created under the Loan Documents.

SECTION 6.3. Government Approval, Regulation, etc.
No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Obligor of this Agreement or any other Loan Document to which it is a party (except for authorisations or approvals not required to be obtained on or prior to the Disbursement Date or that have been obtained or actions not required to be taken on or prior to the Disbursement Date or that have been taken). Each Obligor holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Disbursement Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.
SECTION 6.4. Compliance with Laws.
(a)    Each Obligor is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, its respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in an Obligor being designated as a Sanctioned Person. None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(c)    Each Obligor is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.
SECTION 6.5. Validity, etc.
This Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.
SECTION 6.6. No Default, Event of Default or Prepayment Event.
No Default, Event of Default or Prepayment Event has occurred and is continuing.
SECTION 6.7. Litigation.
There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Obligors, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, "Material Litigation") or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.
SECTION 6.8. The Purchased Vessel.
Immediately following the delivery of the Purchased Vessel to Silversea Cruise Holding Ltd. under the Construction Contract, the Purchased Vessel will be:
(a)    legally and beneficially owned by Silversea Cruise Holding Ltd. or one of Silversea Cruise Holding Ltd.'s or the Borrower’s wholly owned Subsidiaries,
(b)    registered in the name of Silversea Cruise Holding Ltd. or one of Silversea Cruise Holding Ltd.'s or the Borrower’s wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,
(c)    classed as required by Section 7.1.4(b),
(d)    free of all recorded Liens, other than Liens permitted by Section 7.2.3,
(e)    insured against loss or damage in compliance with Section 7.1.5, and
(f)    exclusively operated by or chartered to Silversea Cruise Holding Ltd. or one of Silversea Cruise Holding Ltd.'s or the Borrower’s wholly owned Subsidiaries.
SECTION 6.9. Obligations rank pari passu.
The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of each Obligor other than Indebtedness preferred as a matter of law.
SECTION 6.10. Withholding, etc..
As of the Effective Date, no payment to be made by any Obligor under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.
SECTION 6.11. No Filing, etc. Required.
No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Disbursement Date or that have been made).

SECTION 6.12. No Immunity.
Each Obligor is subject to civil and commercial law with respect to the Obligations. Neither Obligor nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).
SECTION 6.13. Investment Company Act.
Neither Obligor is required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
SECTION 6.14. Regulation U.
Neither Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
SECTION 6.15. Accuracy of Information.
(a)    The financial and other information (other than financial projections or other forward looking information) furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower and the Original Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realised). All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.
(b)    The financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.
ARTICLE VII
COVENANTS
SECTION 7.1. Affirmative Covenants.
The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date (or, where applicable, from such time as may be stated in any applicable provision below) until all Commitments have terminated and all Obligations have been paid in full, the Obligors will perform the obligations applicable to it set forth in this Section 7.1.
SECTION 7.1.1. Financial Information, Reports, Notices, Poseidon Principles etc.
The Borrower will furnish, or will cause to be furnished, to the Facility Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:
(a)    as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;
(b)    as soon as available and in any event within 120 days after the end of each Fiscal Year of a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;
(c)    together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);
(d)    as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such

Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;
(e)    as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;
(f)    promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;
(g)    such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its respective Subsidiaries as any Lender through the Facility Agent may from time to time reasonably request;
(h)    on or before the later of (i) 31 July and (ii) 30 days after its own receipt of a Statement of Compliance in each calendar year, supply, or procure the supply, to the Facility Agent (for distribution to Hermes and the Lenders) (in each case at the cost of the Borrower) of all information necessary in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI (as collated and reported to the Purchased Vessel’s flag state using the verification report submitted to that flag state) and any Statement of Compliance, in each case relating to the Purchased Vessel for the preceding calendar year, provided always that such information shall be confidential information for the purposes of Section 11.15 and, accordingly, no Lender shall publicly disclose such information with the identity of the Purchased Vessel, the Borrower (or, if applicable, the Borrower’s wholly owned Subsidiary that then owns the Purchased Vessel) without the prior written consent of the Borrower (it being expressly agreed however that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment);
(i)    during the Financial Covenant Waiver Period, as soon as available and in any event within respectively five (5), ten (10) and forty (40) days (or such other period as Hermes or the Lenders may require from time to time) after the end of each monthly, bi-monthly and quarterly period (save that the period in respect of the final quarter of each Fiscal Year shall be sixty (60) days) from the Amendment Two Effective Date, the information required by the Debt Deferral Extension Regular Monitoring Requirements (as such information requirements may be amended on the basis set out in the Debt Deferral Extension Regular Monitoring Requirements) (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);
(j)    during the Financial Covenant Waiver Period, upon the request of the Hermes Agent (acting on the instructions of Hermes), the Borrower and the Lenders shall provide information in form and substance satisfactory to Hermes regarding arrangements in respect of Indebtedness for borrowed money of the Group then existing or any such Indebtedness to be incurred by or made available to (as the case may be) the Group pursuant to binding commitments (such information to be provided to Hermes in accordance with terms of the Hermes Agent’s request);
(k)    during the period from the Amendment Two Effective Date until the Covenant Modification Date, within five Business Days after the end of each month falling during such period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the immediately preceding month, compliance with the covenant set forth in Section 7.2.4(C); provided that if, during such period, the Borrower is not in compliance with the covenant set forth in Section 7.2.4(C) as of the last day of such month, the Borrower shall show compliance with such covenant as of the date such certificate is delivered;
(l)    within 15 Business Days of the end of each month throughout the Early Warning Monitoring Period that falls within the Financial Covenant Waiver Period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant month (i) the ratio of Adjusted Cash Balance as of the last day of the most recently completed month to the Monthly Outflow for the month most recently ended (and showing whether the Adjusted Cash Balance covers the Monthly outflow for at least the subsequent five-month period) and (ii) the Borrower’s Adjusted EBITDA after Interest for the two consecutive Last Reported Quarters (in each case in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);
(m)    if the Borrower intends to make a Restricted Voluntary Prepayment, not less than ten Business Days prior to the anticipated making of a Restricted Voluntary Prepayment, the Borrower shall provide written notice to the Facility Agent of that Restricted Voluntary Prepayment (which notice shall set out in reasonable detail the terms of that Restricted Voluntary Prepayment);
(n)    during the Financial Covenant Waiver Period, as soon as the Borrower becomes aware thereof, notice (with a copy to the Hermes Agent and Hermes) of any matter that has, or may, result in a breach of Section 7.1.11; and
(o)    during the Financial Covenant Waiver Period, on one occasion during each calendar year, the environmental plan of the Borrower (and including the Group’s carbon emissions for the past two years (calculated according to methodologies defined by the IMO or any other public methodology specified by the Borrower)) as required to be published pursuant to the letter of the Borrower issued pursuant to Amendment Number Two, provided that information required to be furnished to the Facility Agent under subsections (a), (b), (f) and (o) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the SEC’s website at http://www.sec.gov.
SECTION 7.1.2. Approvals and Other Consents.
Each Obligor will obtain (or cause to be obtained) all such governmental licenses, authorisations, consents, permits and approvals as may be required for that Obligor to perform its obligations under this Agreement and the other Loan Documents to which it is a party and the Borrower will obtain (or cause to be obtained) all such governmental licenses, authorisations, consents, permits and approvals as may be required for the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorisations, consents, permits and approvals would not be expected to have a Material Adverse Effect.
SECTION 7.1.3. Compliance with Laws, etc.
Each Obligor will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):
(a)    in the case of each Obligor, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.5);
(b)    in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;
(c)    the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;
(d)    compliance with all applicable Environmental Laws;
(e)    compliance with all anti-money laundering laws and Anti-Corruption Laws applicable to each Obligor, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement to the extent the same would be in contravention of such applicable laws; and
(f)    the Borrower will maintain in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 7.1.4. The Purchased Vessel.
The Borrower will:
(a)    from the Delivery Date, cause the Purchased Vessel to be exclusively operated by Silversea Cruise Holding Ltd. or chartered to the Borrower or one of Silversea Cruise Holding Ltd.'s or the Borrower’s wholly owned Subsidiaries, provided that Silversea Cruise Holding Ltd. or such Subsidiary may charter out the Purchased Vessel (i) to entities other than Silversea Cruise Holding Ltd. and it's wholly owned Subsidiaries or the Borrower or its wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one year;
(b)    (in relation to the Borrower only) from the Delivery Date, cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognised standing;
(c)    (in relation to the Borrower only) on the Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:
(i)    evidence (in the form of a builder's certificate or bill of sale) as to the ownership of the Purchased Vessel by the Original Borrower or one of the Original Borrower's or the Borrower’s wholly owned Subsidiaries;
(ii)    evidence of no recorded Liens on the Purchased Vessel, other than Liens permitted pursuant to Section 7.2.3;
(iii)    a copy of the protocol of delivery and acceptance in respect of the Purchased Vessel signed by the Builder and the Original Borrower, certified as a true and complete copy by an Authorised Officer of the Borrower; and
(iv)    copies of the wire transfers for all payments by the Original Borrower to the Builder in respect of the amount of any change orders arising under the Construction Contract which the Original Borrower is required to pay to the Builder on the Delivery Date; and
(d)    within seven days after the Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:
(v)    evidence of the class of the Purchased Vessel; and
(vi)    evidence as to all required insurance being in effect with respect to the Purchased Vessel.
SECTION 7.1.5. Insurance.
The Borrower will, from the Delivery Date, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Facility Agent, furnish to the Facility Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and certifying as to compliance with this Section.
SECTION 7.1.6. Books and Records.
The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.
SECTION 7.1.7. Hermes Insurance Policy/Federal Republic of Germany Requirement.
Each Obligor shall, on the reasonable request of the Hermes Agent or the Facility Agent, provide such other information as required under the Hermes Insurance Policy and/or the Terms and Conditions as necessary to enable the Hermes Agent or the Facility Agent to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Terms and Conditions (as the case may be). The Borrower shall pay to the Hermes Agent or the Facility Agent the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent or the Facility Agent in connection with complying with a request by Hermes or the government of the Federal Republic of Germany (as the case may be) for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Terms and Conditions (as the case may be); provided that the Borrower is consulted before the Hermes Agent or KfW incurs any such cost or expense.
The Lenders shall not take any action that: (a) would have an adverse effect on the Hermes Insurance Policy; (b) would adversely impact the effectiveness of the Hermes Insurance Policy; or (c) would amend or otherwise modify the terms of the Hermes Insurance Policy in a manner that would impact any of the rights and obligations of the Obligors under this Agreement, other than in accordance with, or as contemplated by, the terms of this Agreement or as may be requested by the Borrower.
SECTION 7.1.8. Notice of written amendments to Construction Contract.
The Borrower shall furnish to the Facility Agent, as soon as practicable after such amendment or modification is entered into, notice of any written amendment to or written modification of the Construction Contract (other than upward or downward adjustments resulting from change orders effected as contemplated by the express terms of the Construction Contract) that (i) relates to the amount of the Contract Price, (ii) relates to the date on which the Purchased Vessel is to be delivered or (iii) (either by itself or when aggregated with earlier amendments or modifications, if any) results in a decrease in the dimensions or capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%), in each case to the extent that any of the same do not require approval pursuant to Section 7.2.7.
SECTION 7.1.9. Further assurances in respect of the Framework.
During the Financial Covenant Waiver Period, the Borrower will from time to time at the request of the Facility Agent promptly enter into good faith negotiations in respect of (a) amending this Agreement to remove the carve-out of Section 7.2.4 from the provisions of Section 9.1.4 and/or (b) amending the financial covenants set forth in this Agreement, resetting the testing of such financial covenants and/or supplementing those financial covenants with additional financial covenants. A failure to reach an agreement under this paragraph following such good faith negotiations shall not constitute an Event of Default or a Prepayment Event.
SECTION 7.1.10. Equal treatment with Pari Passu Creditors.
The Borrower undertakes with the Facility Agent that it shall ensure (and shall procure that each other Group Member shall ensure) that the Lenders are treated equally in all respects with all other Pari Passu Creditors, and accordingly:
(a)    the Borrower shall enter into similar covenant amendment and replacement and mandatory prepayment arrangements to those contemplated by Amendment Number Two in respect of each ECA Financing (and for this purpose excluding any ECA Financings where the lenders under that ECA Financing do not provide their consent to such arrangements in circumstances where the arrangements contemplated in respect of that ECA Financing are on substantially the same basis as set out in this Agreement (as amended by Amendment Number Two) but including any financing which will, upon novation of the relevant facility agreement to the Borrower, become an ECA Financing) as soon as reasonably practicable after the Amendment Two Effective Date (with such amendments being on terms which shall not prejudice the rights of Hermes under this Agreement and the Builder under the Construction Contract);
(b)    the Borrower shall promptly upon written request, supply the Facility Agent and the Hermes Agent with information (in a form and substance satisfactory to the Facility Agent and Hermes Agent) regarding the status of the amendments to be entered into in accordance with paragraph (a) above;
(c)    to enable the Borrower to comply with the requirements under paragraph (d) below, prior to any Group Member entering into any Restricted Credit Enhancement with a Pari Passu Creditor (other than a Restricted Credit Enhancement granted in accordance with Section 7.2.10(a)(ii)), the Borrower shall promptly notify the Facility Agent (and such notification shall include details of the new Lien or Group Member Guarantee and shall otherwise be in form and substance reasonably satisfactory to the Facility Agent); and

(d)    at the same time as any relevant Restricted Credit Enhancement is provided to the relevant Pari Passu Creditor (other than a Restricted Credit Enhancement granted in accordance with Section 7.2.10(a)(ii)), the Borrower, any relevant Group Member and the Lenders shall enter into such documentation as may be necessary in the reasonable opinion of the Facility Agent to ensure that the Lenders benefit from that Restricted Credit Enhancement on the same terms as the relevant Pari Passu Creditor(s) and, where that Restricted Credit Enhancement is a Lien or a Group Member Guarantee, to share in that Lien or Group Member Guarantee on a pari passu basis (and the Lenders agree to enter into such intercreditor documentation to reflect such pari passu ranking (in a form and substance satisfactory to the Lenders (acting reasonably)) as may be required in connection with such arrangements).
SECTION 7.1.11. Performance of shipbuilding contract obligations.
During the Financial Covenant Waiver Period, the Borrower shall (and shall procure that each of its Subsidiaries shall) comply with its contractual commitments under and in respect of (i) each shipbuilding contract in existence as at the Amendment Two Effective Date (or which comes into existence at any time during the Financial Covenant Waiver Period) entered into with the Builder and (ii) any option agreements or similar binding contractual commitments (whether in respect of a firm order of a vessel or otherwise) in existence at the Amendment Two Effective Date (or which comes into existence at any time during the Financial Covenant Waiver Period) entered into by the Borrower (or any of its Subsidiaries) and the Builder in connection with the potential entry into of a shipbuilding contract at a future point in time (it being agreed that such obligation shall not require the Borrower or the relevant Subsidiary (as applicable) to exercise any option or other contractual right thereunder), save that this Section 7.1.11 shall be subject to any amendment to any such shipbuilding contract, option agreement, contract or other related document if such amendment has, in consultation with the Hermes Agent (acting on the instructions of Hermes), been agreed between the Borrower or, as the case may be, relevant Subsidiary and the Builder.
SECTION 7.2. Negative Covenants.
The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date until all Commitments have terminated and all Obligations have been paid and performed in full, each Obligor will perform the obligations applicable to it set forth in this Section 7.2.
SECTION 7.2.1. Business Activities.
The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related, ancillary or complementary thereto or that are reasonable extensions thereof.
SECTION 7.2.2. Indebtedness.
Until the occurrence of the Security Enhancement Guarantee Release Date (whereupon Section 7.2.2 of Exhibit P shall apply in accordance with Section 7.3), the Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:
(a)    the obligations of the Original Borrower or its Subsidiaries in connection with those certain Bareboat Charterparties with respect to (i) the vessel SILVER EXPLORER dated July 22, 2011 between Silversea Cruises Ltd. and Hammonia Adventure and Cruise Shipping Company Ltd. and (ii) the vessel SILVER WHISPER dated March 15, 2012 between Whisper S.p.A. and various lessors, and the replacement, extension, renewal or amendment of each of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations;
(b)    Indebtedness arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time;
(c)    Indebtedness arising pursuant to a $300,000,000 facility agreement dated 7 June 2019 between, amongst others, the Original Borrower as borrower, the Borrower as guarantor and Nordea Bank ABP, New York branch as administrative agent;
(d)    Indebtedness secured by Liens of the type described in Section 7.2.3;
(e)    Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;
(f)    Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;
(g)    Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted to be secured under Section 7.2.3(f), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; and
(h)    obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.
SECTION 7.2.3. Liens.
Until the occurrence of the Security Enhancement Guarantee Release Date (whereupon Section 7.2.2 of Exhibit P shall apply in accordance with Section 7.3), the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)    Liens securing the $620 million in principal amount of 7.25% senior secured notes due 2025 issued by Silversea Cruise Finance Ltd. pursuant that that Indenture dated as of January 30, 2017;
(b)    Liens on the vessels SILVER WHISPER and SILVER EXPLORER existing as of the Effective Date and securing the Existing Silversea Leases (and any Lien on such vessels securing any refinancing of the Existing Silversea Leases, so long as such Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);
(c)    Liens on the Vessel with Hull 6280 currently being built at Fincantieri S.p.A. and arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time (and any Lien on such vessel securing any refinancing of such bareboat charterparty);
(d)    Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;
(e)    the Construction Mortgage but only to the extent that the same is discharged on the Delivery Date;
(f)    in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(g), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such indebtedness, as applicable) (i) 10.0% of the total assets of the Borrower and its Subsidiaries (the "Lien Basket Amount") taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; provided, however that, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody's and S&P, the Lien Basket Amount shall be the greater of (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $735,000,000;

(g)    Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;
(h)    Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;
(i)    Liens securing Government-related Obligations;
(j)    Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;
(k)    Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;
(l)    Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;
(m)    Liens for current crew's wages and salvage;
(n)    Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;
(o)    Liens on Vessels that:
(i)    secure obligations covered (or reasonably expected to be covered) by insurance;
(ii)    were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or
(iii)    were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;
(p)    normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights in favour of banks or other depository institutions;
(q)    Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;
(r)    Liens on cash or Cash Equivalents or marketable securities securing:
(i)    obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or
(ii)    letters of credit that support such obligations;
(s)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;
(t)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries; and
(u)    licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, provided, however, that from the Amendment Two Effective Date until the Security Enhancement Guarantee Release Date, no Group Member shall be entitled to grant any Lien of the type referred to in paragraphs (d) to (g) over any ECA Financed Vessel.
SECTION 7.2.4. Financial Condition.
The Borrower will not permit:
(a)    Net Debt to Capitalisation Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)    Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.
In addition, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody's and S&P, the Borrower will not permit Stockholders' Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).
SECTION 7.2.4(A). Most favored lender with respect to Financial Covenants. During the Financial Covenant Waiver Period, if any Group Member agrees, in respect of any of its Indebtedness for borrowed money, to any new, modified or substitute financial covenants of the type or similar to the financial covenants set out in Section 7.2.4 above then (a) the Borrower shall notify the Facility Agent in writing within 5 Business Days of such new, modified or substitute financial covenants being agreed with the relevant creditor(s) and (b) if required by the Lenders, the Borrower and the Lenders shall, as soon as practicable thereafter, enter into an amendment to this Agreement to incorporate the new, modified or substitute financial covenants.
SECTION 7.2.4(B). Notification of change to financial covenants.     During the Financial Covenant Waiver Period, if other than as notified in writing by the Borrower to the Facility Agent prior to the date of Amendment Number Two, at any time during the Financial Covenant Waiver Period the last day of a financial covenant waiver period under any of the agreements in respect of any of the Borrower’s other Indebtedness shall be amended such that it falls prior to December 31, 2022, the Borrower shall notify the Facility Agent.
SECTION 7.2.4(C). Minimum liquidity.     The Borrower will not allow the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP to be less than the Adjustable Amount as of (a) the last day of any calendar month from the Amendment Two Effective Date until the Covenant Modification Date, or (b) if the Borrower is not in compliance with the requirements of this Section 7.2.4(C) as of the last day of any calendar month during the Financial Covenant Waiver Period (or, if earlier, prior to the Covenant Modification Date), the date that the certificate required by Section 7.1.1(k) with respect to such month is delivered to the Facility Agent (it being understood that the Borrower shall not be required to comply with this Section 7.2.4(C) at any time on or after the Covenant Modification Date).
SECTION 7.2.5. Consolidation, Merger, etc.
The Borrower will not permit, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation except:
(a)    any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any

Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.6; and
(b)    so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:
(i)    after giving effect thereto, the Stockholders' Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders' Equity immediately prior thereto; and
(ii)    in the case of a merger involving the Borrower where the Borrower is not the surviving corporation:
(A)    the surviving corporation shall have assumed in a writing, delivered to the Facility Agent, all of the Borrower's obligations hereunder and under the other Loan Documents to which the Borrower is a party;
(B)    the surviving corporation shall, promptly upon the request of the Facility Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Facility Agent or any Lender in order for the Facility Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations; and
(C)    as soon as practicable after receiving notice from the Borrower of such merger, and in any event no later than five Business Days after the delivery of such notice, for a surviving corporation that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or Liberia, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such surviving corporation, either directly or through an Affiliate of such Lender (a "Protesting Lender") shall so notify the Borrower and the Facility Agent in writing. With respect to each Protesting Lender, the Borrower shall, effective on or before the date that such surviving corporation shall have the right to borrow hereunder, notify the Facility Agent and such Protesting Lender that the Commitments of such Protesting

Lender shall be terminated; provided that such Protesting Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loan owing to such Protesting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Protesting Lender under this Agreement.
SECTION 7.2.6. Asset Dispositions, etc.
Subject to Section 7.2.8, the Borrower will not permit, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to all or substantially all of the assets of (a) the Borrower or (b) the Subsidiaries of the Borrower, taken as a whole except sales of assets between or among the Borrower and Subsidiaries of the Borrower.
SECTION 7.2.7. Construction Contract
The Borrower shall procure that no amendments or modifications are made to the Construction Contract if such amendment or modification results in (i) a change of type of the Purchased Vessel or (ii) (either by itself or when aggregated with earlier amendments or modifications, if any) a decrease in the capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent. (5%) or (iii) the Purchased Vessel being unable to comply with applicable laws (including Environmental Laws) if, in the reasonable opinion of the Hermes Agent, such inability has or could reasonably be expected to have a Material Adverse Effect, without, in any such case, the consent of the Hermes Agent.
SECTION 7.2.8. Additional Undertakings
From the effectiveness of Amendment Number One, and notwithstanding anything to the contrary set out in this Agreement or any other Loan Document:
(a)    First Priority Guarantee Matters. Until the occurrence of a First Priority Release Event:
(i)    the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the First Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);
(ii)    the First Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(iii)    the First Priority Guarantor will not incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with any Other Guarantees;
(iv)    neither Celebrity Cruises Holdings Inc. nor Celebrity Cruises Inc will incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with the Secured Note Indebtedness or any Permitted Refinancing thereof; and
(v)    the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any First Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any First Priority Assets, other than:
(A)    to any other entity that is a First Priority Guarantor;
(B)    if the fair market value thereof, together with the fair market value of all other Dispositions of First Priority Assets made after the effectiveness of Amendment Number One (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:
(x)    $250,000,000 plus
(y)    the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) First Priority Assets or other assets owned by another First Priority Guarantor immediately prior to acquisition) acquired by any First Priority Guarantor after the effectiveness of Amendment Number One; or
(C)    if the net proceeds therefrom are applied in accordance with Section 4.09(b)(i) or 4.09(b)(iii) of the Secured Note Indenture, to the extent applicable at such time; provided, however, that if, within 450 days of such Disposition, any net proceeds of such Disposition have not been utilized in accordance with such provisions and are retained by the Borrower or any Subsidiary after such application (such retained net proceeds, "Excess Proceeds"), then:
(1)    if not already held by a First Priority Guarantor, such Excess Proceeds shall be promptly transferred to a First Priority

Guarantor to be (x) retained in an account and on the balance sheet of that First Priority Guarantor and (y) used solely (i) for capital expenditures for the benefit of the remaining First Priority Assets or for the purposes of any asset purchase by that First Priority Guarantor or (ii) to make an offer to each ECA Guarantor in accordance with the following sub-clause (2); or
(2)    where the Borrower has elected to utilize the Excess Proceeds in the manner referred to in (ii) above, the Borrower shall make a written offer contemporaneously to each ECA Guarantor to apply such Excess Proceeds as a pro rata prepayment of the Loan and the Indebtedness under each other ECA Financing that is pari passu in right of payment to the Obligations. If any ECA Guarantor provides written notice to the Borrower within 90 days of such offer accepting such offer, the Borrower shall prepay the relevant Indebtedness notified to it within 10 Business Days (or such longer period as may be agreed with the lenders under each relevant ECA Financing being prepaid) of the date of receipt of such notice. If any ECA Guarantor fails to accept such offer within the said 90 days referred to above, then the pro rata portion of such Excess Proceeds that would have been applied to prepay the ECA Financings with respect to such ECA Guarantor if such offer was accepted shall be retained and applied in accordance with the foregoing sub-clause (1)(i).
(b)    Second Priority Guarantee Matters. Until the occurrence of a Second Priority Release Event:
(i)    the Borrower will not, and will not permit any of its Subsidiaries to, form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Second Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)    no Second Priority Guarantor will form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and
(iii)    the Borrower shall not, and shall procure that each other Subsidiary shall not, Dispose of any Second Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Second Priority Assets, other than:
(A)    to any other entity that is a Second Priority Guarantor; or
(B)    if the fair market value thereof, together with the fair market value of all other Dispositions of Second Priority Assets made after the effectiveness of Amendment Number One (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A)) is less than the sum of:
(x)    $250,000,000 plus
(y)    the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Second Priority Assets or other assets owned by another Second Priority Guarantor immediately prior to acquisition) acquired by any Second Priority Guarantor after the effectiveness of Amendment Number One.
(c)    Third Priority Guarantee Matters. Until the occurrence of a Third Priority Release Event:
(i)    the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the Third Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);
(ii)    the Third Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and
(iii)    the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any Third Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Third Priority Assets, other than:
(A)    to any other entity that is a Third Priority Guarantor;

(B)    if the fair market value thereof, together with the fair market value of all other Dispositions of Third Priority Assets made after the effectiveness of Amendment Number One (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:
(x)    $250,000,000 plus
(y)    the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Third Priority Assets or other assets owned by another Third Priority Guarantor immediately prior to acquisition) acquired by any Third Priority Guarantor after the effectiveness of Amendment Number One; or
(C)    if the net proceeds therefrom are applied in accordance with those provisions of the Unsecured Note Indenture and/or the definitive documentation governing the DDTL Indebtedness to the extent applicable at the time which allow the Borrower to make an offer to prepay and/or repay the debt evidenced by the Unsecured Note Indenture and/or DDTL Indebtedness, as applicable; provided that, if any such net proceeds are retained by the Borrower or any Subsidiary after such application, the Borrower shall promptly repay or redeem all or any portion of any Indebtedness that is pari passu or senior in right of payment to the Obligations and for which a Third Priority Guarantor is a guarantor, in each case, subject to the terms of the documentation governing such Indebtedness (including the DDTL Indebtedness, the Unsecured Note Indebtedness, any Bank Indebtedness, any Credit Card Obligations, the Loan and any other Indebtedness under an ECA Financing); provided, further, that any repayment of Indebtedness under any revolving credit agreement pursuant to this paragraph shall be accompanied by a corresponding permanent reduction in the related revolving credit commitments.
(d)    New Subsidiary Guarantor Matters. In the event the Borrower or any of its Subsidiaries acquires an ECA Financed Vessel:
(i)    the Borrower will, within 15 Business Days of the purchase of the relevant ECA Financed Vessel, cause the applicable New Subsidiary Guarantor to provide (A) an Additional Guarantee, together with each equivalent Other Guarantee required to be provided under the terms of the other ECA Financings (as amended from time to time) and (B) all documents and information required by the Lenders in order to satisfy any applicable "know your customer" checks and any other reasonable condition precedent requirements of the Lenders (excluding, for the avoidance of doubt, legal opinions); provided that, in each case, if such New Subsidiary Guarantor is party to a Senior Guarantee at such time, the Facility Agent shall have contemporaneously entered into a New Subsidiary Guarantor Subordination Agreement; and
(ii)    until the occurrence of a Second Priority Release Event and a Third Priority Release Event:
(A)    the Borrower will not permit the applicable New Subsidiary Guarantor to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness) other than the applicable Additional Guarantee, any Other Guarantee and any Senior Guarantee;
(B)    the Borrower will not permit the Principal Subsidiary that acquires the relevant ECA Financed Vessel to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness);
(C)    notwithstanding any other provision of this Agreement, the Borrower will not, and shall procure that no other Subsidiary shall, Dispose of (whether to a Group Member or otherwise) the relevant ECA Financed Vessel (or any equity interests in a Subsidiary that owns, directly or indirectly, such ECA Financed Vessel); provided that (1) such ECA Financed Vessel may be exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries and (2) the Borrower or such Subsidiary may charter out such ECA Financed Vessel (x) to entities other than the Borrower and the Borrower's wholly owned Subsidiaries and (y) on a time charter with a stated duration not in excess of one year; and
(D)    notwithstanding the provisions of Sections 7.2.2 and 7.2.3, the Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon the relevant ECA Financed Vessel, other than Liens permitted under Section 7.2.3 that do not secure Indebtedness for borrowed money.
(e)    Further Assurances. At the Borrower's reasonable request, the Facility Agent shall execute (i) any Additional Subordination Agreement or any Subordination

Agreement, in substantially the form attached hereto as Exhibit L or Exhibit M with such changes, or otherwise in form and substance, reasonably satisfactory to the Facility Agent (acting upon the instructions of the Required Lenders) to ensure the required priority of the Second Priority Guarantee and the Third Priority Guarantee and (ii) any New Subsidiary Guarantor Subordination Agreement contemporaneously with the execution of any Senior Guarantee by a New Subsidiary Guarantor if such New Subsidiary Guarantor has granted an Additional Guarantee at such time.
(f)    Amount of Indebtedness. The Borrower shall ensure that:
(i)    the maximum aggregate principal amount of Bank Indebtedness (or any Permitted Refinancing thereof) guaranteed by the Second Priority Guarantors shall not exceed, in the aggregate, $5,300,000,000 (or its equivalent in any other currency) until the occurrence of a First Priority Release Event, a Second Priority Release Event, and a Third Priority Release Event;
(ii)    the maximum aggregate principal amount of Unsecured Note Indebtedness and DDTL Indebtedness (or any Permitted Refinancing of either of them), in each case, guaranteed by the Third Priority Guarantor shall not exceed, in the aggregate, $1,700,000,000 (or its equivalent in any other currency) until the occurrence of a Third Priority Release Event;
(iii)    until the occurrence of a Second Priority Release Event, none of the Second Priority Guarantors will grant any guarantee that is pari passu with or senior to its obligations under the Second Priority Guarantee, except in connection with (A) any Bank Indebtedness or any Permitted Refinancing thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by that Second Priority Guarantor in connection with the relevant Indebtedness; and
(iv)    until the occurrence of a Third Priority Release Event, the Third Priority Guarantor will not grant any guarantee that is pari passu with or senior to its obligations under the Third Priority Guarantee, except in connection with (A) any Bank Indebtedness, Unsecured Note Indebtedness, DDTL Indebtedness or any Permitted Refinancing of any thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by the Third Priority Guarantor in connection with the relevant Indebtedness.
(g)    Release of Guarantees. The Borrower agrees to give the Facility Agent written notice of the occurrence of any First Priority Release Event, Second Priority Release Event or Third Priority Release Event. The Facility Agent agrees, subject to the proviso (2) below, that:

(i)    the First Priority Guarantee shall be automatically released upon the occurrence of a First Priority Release Event;
(ii)    the Second Priority Guarantee shall be automatically released upon the occurrence of a Second Priority Release Event;
(iii)    the Third Priority Guarantee shall be automatically released upon the occurrence of a Third Priority Release Event; and
(iv)    each Additional Guarantee shall be automatically released upon the occurrence of both a Second Priority Release Event and a Third Priority Release Event,
provided (1) in each case, and subject to proviso (2) below, that upon the Borrower's request, the Facility Agent shall promptly confirm in writing the release of the applicable Guarantee following the occurrence of the relevant release event and (2) where the Borrower is of the opinion that it would, if the Security Enhancement Guarantee Release Date was to occur, be in breach of the provisions of Section 7.2.2 as set out in Exhibit P (and which would otherwise come into effect on that Security Enhancement Guarantee Release Date) on the Security Enhancement Guarantee Release Date, the Borrower shall be entitled, by serving written notice on the Facility Agent and the Hermes Agent, to request that the Security Enhancement Security Enhancement Guarantee Release Date be postponed until such time as the Borrower is satisfied that it will be able to comply with the provisions of the said Section 7.2.2. Where the Borrower issues a notice pursuant to this proviso (2) it agrees that it shall use all reasonable endeavors and take all appropriate action as may be practicable at such time to enable it to comply with the said Section 7.2.2 as soon as practicable following the date that the Security Enhancement Guarantee Release Date would have occurred but for this proviso (2) so that the Security Enhancement Guarantee Release Date can then occur and, as soon as it is satisfied that it will be able to comply with the said Section 7.2.2, it will promptly serve a further written notice on the  Facility Agent and the Hermes Agent. Upon receipt of this further notice, the provisions of this paragraph (g) shall once again apply and the Facility Agent shall then take the action required of it to enable the Security Enhancement Guarantee Release Date to occur.
SECTION 7.2.9. Guarantor's Procurement Undertaking. Where any of the covenants set out in this Agreement require or purport to require performance by a Security Enhancement Guarantor or any Subsidiary of the Borrower, the Borrower shall procure the performance of that obligation by such Security Enhancement Guarantor or Subsidiary.
SECTION 7.2.10. Framework Lien and Guarantee Restriction
From the Amendment Two Effective Date until the Security Enhancement Guarantee Release Date, and without prejudice to Section 7.2.3, the Borrower shall not (and shall procure that each other Group Member shall not, save in respect of a Restricted Credit Enhancement of the type referred to in Section 7.1.10(d) (and in respect of which the Lenders therefore receive the benefit)):
a.    grant any Restricted Credit Enhancement in respect of any Indebtedness for borrowed money, provided that:
(i)     subject to the limitations set out in paragraph (b) below, this paragraph (a) shall not prohibit any Group Member from providing any Lien or Group Member Guarantee in connection with Indebtedness incurred after the Amendment Two Effective Date (provided that such Lien and/or Group Member Guarantee is issued at the same time, and in connection with, the initial incurrence of that Indebtedness (and is therefore not by way of additional credit support));
(ii)    in connection with a Permitted Refinancing of any Indebtedness, the relevant Group Member shall be entitled to provide the creditors under that Permitted Refinancing with Liens and/or Group Member Guarantees (as applicable) which:
(A)    in the case where the existing Indebtedness being refinanced was previously supported by Liens, the Liens and/or the Group Member Guarantees securing or supporting the Permitted Refinancing (as applicable) are over some or all of the same assets and:
(1)     with respect to any Liens, are with the same or lower priority as the Liens in respect of such assets that secured the Indebtedness being refinanced; and
(2)     with respect to any Group Member Guarantees, are Group Member Guarantees provided by a Group Member that owns (directly or indirectly) only those Vessels (or some of those Vessels but not any other Vessel) that were previously secured pursuant to the Liens referred to in the first sentence of this paragraph (A); and
(B)    in the case where the existing Indebtedness being refinanced was previously supported by any Group Member Guarantee, the Group Member Guarantee(s) supporting such Permitted Refinancing are:
(1)    guarantees of obligations in an amount no greater than the guarantees granted in connection with the original Indebtedness being refinanced;
(2)    in the case where the entity providing the relevant Group Member Guarantee(s) supporting such Permitted Refinancing is the same entity providing the Group

Member Guarantees that are being replaced, provided by entities owning (directly or indirectly) only those Vessels (or some of those Vessels but not any other Vessel) that it owned when the previous Group Member Guarantee was provided;
(3)    in the case where the entity providing the relevant Group Member Guarantee(s) supporting such Permitted Refinancing differs from the entity providing the Group Member Guarantees being replaced, provided by entities that directly or indirectly own Vessels with an aggregate book value no greater than the Vessels that were owned (directly or indirectly) by the previous provider of the relevant Group Member Guarantee(s) that supported the existing Indebtedness; and
(4)    the same or lower priority as the original Group Member Guarantee(s) and are issued by either the same entities or from shareholders of those entities, this paragraph (a) shall not prohibit any Group Member from providing or maintaining any Lien in accordance with the provisions of Section 7.2.3(h) through to (u) inclusive; provided, however, that the proviso at the end of Section 7.2.3(h) shall apply with respect to Liens granted pursuant that provision; and
b.    incur any new Indebtedness (including Indebtedness of the type referred to in paragraph 7.2.10(a)(i) above but excluding any Permitted Refinancing Indebtedness in connection with paragraph 7.2.10(a)(ii) above) which is secured by a Lien or is supported by a Group Member Guarantee and which, when taken with all other Indebtedness incurred by the Group since the Amendment Two Effective Date and which is also secured by a Lien or supported by a Group Member Guarantee, is greater than $1,300,000,000 (but deducting from this amount for this purpose, (i) the amount of any additional Indebtedness incurred by the Borrower in connection with the drawing of the DDTL Indebtedness (whether pursuant to the accordion option or otherwise) or (ii) any Indebtedness borrowed in lieu of the drawing of the DDTL Indebtedness in the foregoing clause) or its equivalent in any other currency, and provided that no Group Member shall, as contemplated by the proviso to Section 7.2.3, from the Amendment Two Effective Date until the Security Enhancement Guarantee Release Date (whereupon the relevant provisions of Exhibit P shall apply) be permitted to grant any Lien over an ECA Financed Vessel as security for any Indebtedness permitted to be incurred under this Agreement after the Amendment Two Effective Date.
SECTION 7.3. Covenant Replacement
With effect on and from the Security Enhancement Guarantee Release Date, it is agreed that Sections 7.2.2 and 7.2.3 shall be deleted in their entirety and replaced with the covenants and other provisions set out in Exhibit P, which shall become part of this Agreement and effective and binding on all parties.
SECTION 7.4. Limitation in respect of Certain Representations, Warranties and Covenants.
The representations and warranties and covenants given in Section 6.4(b) and 7.1.3(f) respectively shall only be given, and be applicable to, a Lender incorporated in the Federal Republic of Germany, or any other Lender who notifies the Facility Agent that this Section 7.3 applies to them, insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 in conjunction with (EU) 2018/1100 or any similar applicable anti-boycott law or regulation.
ARTICLE VIII
EVENTS OF DEFAULT
SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".
SECTION 8.1.1. Non-Payment of Obligations.
The Borrower shall default in the payment when due of any amount payable by it under the Loan Documents in the manner required under the Loan Documents unless such failure is solely as a result of either (a) administrative or technical error or (b) a Disruption Event, and, in either case, payment is made within 3 Business Days of its due date.
SECTION 8.1.2. Breach of Warranty.
Any representation or warranty of an Obligor made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) or under any other Loan Document is or shall be incorrect in any material respect when made.
SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations.
An Obligor shall default in the due performance and observance of any other agreement contained herein (including, from the Security Enhancement Guarantee Release Date, Exhibit P) or in any other Loan Document (other than the covenants set forth in Section 7.1.1(h), Section 7.1.1(i), Section 7.1.1(l), Section 7.1.1(m), Section 7.1.1(n), Section 7.1.9, Section 7.1.11, Section 7.2.4 (but excluding Sections 7.2.4(A) and 7.2.4(B) (a breach of which shall be regulated in accordance with Section 9.1.13(d)) and also excluding Section 7.2.4(C), a breach of which shall, subject to the cure periods set out in this Section 8.1.3, result in an Event of Default and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Facility Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower or relevant

Obligor is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).
SECTION 8.1.4. Default on Other Indebtedness.
(a) An Obligor or any of the Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which an Obligor is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which an Obligor is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the relevant Obligor as a result thereof is greater than $100,000,000 and the relevant Obligor fails to pay such termination value when due after applicable grace periods or (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); provided that any required prepayment or right to require prepayment triggered by terms that are certified by the Borrower to be unique to, but customary in, ship financings shall not constitute an Event of Default under this Section 8.1.4 so long as any required prepayment is made when due. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the relevant Obligor or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.
SECTION 8.1.5. Bankruptcy, Insolvency, etc.
The Borrower, any of the Material Subsidiary Guarantors or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:
(a)    generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)    apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;
(c)    in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of an Obligor or any Material Subsidiary Guarantor, such Person hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;
(d)    permit or suffer to exist the commencement of any bankruptcy, reorganisation, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of each Obligor, any Material Subsidiary Guarantor or any of such Subsidiaries, and, if any such case or proceeding is not commenced by an Obligor, such Material Subsidiary Guarantor or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the relevant Obligor, such Material Subsidiary Guarantor or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that each Obligor and each Material Subsidiary Guarantor hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or
(e)    take any corporate action authorising, or in furtherance of, any of the foregoing.
SECTION 8.2. Action if Bankruptcy.
If any Event of Default described in clauses (b) through (d) of Section 8.1.5 shall occur with respect to any Group Member, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.
SECTION 8.3. Action if Other Event of Default.
If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.5 with respect to an Obligor) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Loan and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

ARTICLE IX
PREPAYMENT EVENTS
SECTION 9.1. Listing of Prepayment Events.
Each of the following events or occurrences described in this Section 9.1 shall constitute a "Prepayment Event".
SECTION 9.1.1. Change of Control
There occurs any Change of Control.
SECTION 9.1.2. Unenforceability
Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of an Obligor or, to the extent applicable, any Material Subsidiary Guarantor (in each case, other than with respect to any provisions of any Loan Document (i) identified as unenforceable in the form of any opinion set forth as Exhibits B-1 to B-3 or in any opinion delivered to the Facility Agent after the Effective Date in connection with this Agreement or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Facility Agent.
SECTION 9.1.3. Approvals
Any material license, consent, authorisation, registration or approval at any time necessary to enable an Obligor, any Material Subsidiary Guarantor or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.
SECTION 9.1.4. Non-Performance of Certain Covenants and Obligations
The Borrower shall default in the due performance and observance of any of the covenants set forth in Sections 4.12 or 7.2.4 (but excluding Sections 7.2.4(A) and 7.2.4(B) (which shall be regulated in accordance with Section 9.1.13(d)) and also excluding Section 7.2.4(C), a breach of which is regulated in accordance with Section 8.1.3); provided that any default in respect of the due performance or observance of any of the covenants set forth in Section 7.2.4 (but excluding Sections 7.2.4(A) and 7.2.4(B) inclusive) that occurs during the Financial Covenant Waiver Period (but without prejudice to the rights of the Lenders in respect of any further breach that may occur following the expiry of the Financial Covenant Waiver Period) shall not (as long as no Event of Default under Section 8.1.5 has occurred and is continuing, or no Prepayment Event under Section 9.1.13 or Section 9.1.14 has occurred, in each case during the Financial Covenant Waiver Period) constitute a Prepayment Event.

SECTION 9.1.5. Judgments
Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against an Obligor or any of the Principal Subsidiaries by a court of competent jurisdiction and the relevant Obligor or such Principal Subsidiary shall have failed to satisfy such judgment and either:
(a)    enforcement proceedings in respect of any material assets of that Obligor or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or
(b)    there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
SECTION 9.1.6. Condemnation, etc.
The Purchased Vessel shall be condemned or otherwise taken under colour of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.
SECTION 9.1.7. Arrest
The Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.
SECTION 9.1.8. Sale/Disposal of the Purchased Vessel
The Purchased Vessel is sold to a company which is not the Original Borrower or the Borrower or any of their Subsidiaries, (other than for the purpose of a lease back to the Original Borrower, the Borrower or any other Subsidiary of either of them).
SECTION 9.1.9. Delayed Delivery of the Purchased Vessel
If, within 15 days after the Disbursement Date, the Loan has not been utilised to pay for delivery of the Purchased Vessel, unless (i) the Loan has been returned to the Facility Agent as prepayment in accordance with Section 3.2(a) or 3.7 or (ii) the proceeds of the Loan have been deposited to the Pledged Accounts in accordance with Section 4.12.
SECTION 9.1.10. Termination of the Construction Contract
If the Construction Contract is terminated in accordance with its terms or by other lawful means prior to delivery of the Purchased Vessel and the parties thereto do not reach an agreement to reinstate the Construction Contract within 30 days after such termination.

SECTION 9.1.11. Termination, etc. of the Hermes Insurance Policy
If the Hermes Insurance Policy fails to be in full force and effect, is terminated or cancelled or is no longer valid, or it is suspended for more than six (6) months, in each case, so long as (a) such failure, termination, cancellation, invalidity or suspension is not due to the gross negligence or wilful misconduct of any Lender and (b) the relevant parties to the Hermes Insurance Policy do not reach an agreement to reinstate the Hermes Insurance Policy within 60 days after such failure, termination, cancellation or invalidity or the end of such six-month period, as the case may be. It being agreed that the Facility Agent shall promptly notify the Borrower upon receipt by Hermes of a written notice that the Hermes Insurance Policy is no longer in full force and effect, has been terminated, cancelled, is no longer valid or suspended.
Notwithstanding anything else contained in this Agreement, if, prior to delivery of the Purchased Vessel, the Borrower makes a Mandatory Prepayment pursuant to Section 9.2 as a result of Section 9.1.9 or a voluntary prepayment pursuant to Section 3.2(a) and the Purchased Vessel is delivered prior to the Commitment Termination Date, the Borrower shall be entitled to make an additional Loan Request prior to the Commitment Termination Date as if the funds had not been previously advanced. Payment of the Loan made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.
SECTION 9.1.12. Illegality
No later than the close of business on the last day of the Option Period related to the giving of any Illegality Notice by an affected Lender pursuant to Section 3.2(d), either: (x) the Borrower has not elected to take an action specified in clause (1) or (2) of Section 3.2(d) or (y) if any such election shall have been made, the Borrower has failed to take the action required in respect of such election.
SECTION 9.1.13. Framework Prohibited Events
a.    The Borrower declares, pays or makes or agrees to pay or make, directly or indirectly, any Restricted Payment, except for (i) dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests or options to purchase Equity Interests, (ii) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans (including with respect to performance shares issued in the ordinary course of business) for present or former officers, directors, consultants or employees of the Borrower in the ordinary course of business consistent with past practice and (iii) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of the Borrower;
b.    a Group Member makes any payment of any kind under any shareholder loan;
c.    a Group Member sells, transfers, leases or otherwise disposes of any its assets, whether by one or a series of related transactions and that disposal or action was not conducted on arms' length terms between a willing seller and a willing buyer and for fair market value;

d.    any Group Member breaches any of the requirements of Section 7.1.1.(h), Section 7.1.1.(i), Section 7.1.1.(l), Section 7.1.1.(m), Section 7.1.1.(n), Section 7.1.9, Section 7.1.11, Section 7.2.4(A) or Section 7.2.4(B);
e.    a Group Member completes a Debt Incurrence;
f.    a Group Member enters into a Restricted Loan Arrangement; and/or
g.    a Group Member makes a Restricted Voluntary Prepayment.
SECTION 9.1.14. Principles and Framework
The Borrower shall default in the due performance and observance of the Principles and/or the Framework (it being agreed that if there is inconsistency between the terms of the Principles and the Framework, the Framework shall prevail) and, if capable of remedy such default shall continue unremedied for a period of ten (10) days after notice thereof shall have been given to the Borrower by the Facility Agent; provided that, if the default does not otherwise constitute a Default or a Prepayment Event under another Section of this Agreement, as amended to date, the Borrower, the Facility Agent and Hermes shall negotiate a resolution in good faith for a maximum period of fifteen (15) days after notice thereof shall have been given to the Borrower by the Facility Agent.
SECTION 9.2. Mandatory Prepayment
If any Prepayment Event shall occur and be continuing (and subject, in the case of Section 9.1.11, to Section 11.17 and subject also in the case of Sections 9.1.13 and 9.1.14, to sub-paragraph b below), the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower either (i) if the Disbursement Date has occurred and the Loan disbursed (but without prejudice to the last paragraph of Section 9.1), require the Borrower to prepay in full on the date of such notice all principal of and interest on the Loan and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan and all accrued and unpaid interest thereon and all other Obligations) or (ii) if the Disbursement Date has not occurred, terminate the Commitments; provided that:
a.    if such Prepayment Event arises under Section 9.1.12, the remedy available under this Section 9.2 shall be limited to that provided above in clause (i) and only with respect to the portion of the Loan held by the affected Lender that gave the relevant Illegality Notice
b.    if such Prepayment Event arises under Section 9.1.13 or Section 9.1.14 such prepayment event shall not give rise to an entitlement on the part of the Lenders to terminate the Commitments or, where the Loan has been advanced, to require that the Loan is prepaid but instead, where a notice is given by the Facility Agent pursuant to this Section 9.2 following the occurrence of a Prepayment Event under either Section 9.1.13 or Section 9.1.14, the waiver of Section 7.2.4 contained in Section 9.1.4 shall immediately cease such that any breach of Section 7.2.4 in existence as at the date of the notice from the Facility Agent referred to in the first paragraph of this Section 9.2 or any breach occurring at any time after such notice shall constitute a Prepayment Event with all attendant consequences.
ARTICLE X
THE FACILITY AGENT AND THE HERMES AGENT
SECTION 10.1. Actions.
Each Lender hereby appoints KfW IPEX, as Facility Agent and as Hermes Agent, as its agent under and for purposes of this Agreement and each other Loan Document (for purposes of this Article X, the Facility Agent and the Hermes Agent are referred to collectively as the "Agents"). Each Lender authorises the Agents to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section 10.1 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Neither Agent shall be obliged to act on the instructions of any Lender or the Required Lenders if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement or any other Loan Document or to any law, or would expose such Agent to any actual or potential liability to any third party.
SECTION 10.2. Indemnity.
Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender's Percentage, from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party. Neither Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favour of an Agent shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.3. Funding Reliance, etc.
Each Lender shall notify the Facility Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day. Unless the Facility Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Facility Agent, such Lender and the Borrower severally agree to repay the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Facility Agent made such amount available to the Borrower to the date such amount is repaid to the Facility Agent, at the interest rate applicable at the time to the Loan without premium or penalty.
SECTION 10.4. Exculpation.
Neither of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence. Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Obligors or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Obligors, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Obligors or any Lender on account of (A) the failure of a Lender or an Obligor to perform any of its obligations under this Agreement or any Loan Document; (B) the financial condition of the Obligors; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.

SECTION 10.5. Successor.
The Facility Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders, provided that any such resignation shall not become effective until a successor Facility Agent has been appointed as provided in this Section 10.5 and such successor Facility Agent has accepted such appointment. If the Facility Agent at any time shall resign, the Required Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Facility Agent which shall thereupon become such Facility Agent's successor hereunder (provided that the Required Lenders shall, subject to the consent of the Borrower unless an Event or Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Facility Agent). If no successor Facility Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the Facility Agent's giving notice of resignation, then the Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall be entitled to receive from the resigning Facility Agent such documents of transfer and assignment as such successor Facility Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Facility Agent, and the resigning Facility Agent shall be discharged from its duties and obligations under this Agreement. After any resigning Facility Agent's resignation hereunder as the Facility Agent, the provisions of:
(a)    this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement; and
(b)    Section 11.3 and Section 11.4 shall continue to inure to its benefit.
If a Lender acting as the Facility Agent assigns its Loan to one of its Affiliates, such Facility Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Facility Agent to such Affiliate.
SECTION 10.6. Loans by the Facility Agent.
The Facility Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates. The Facility Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Obligors or any Affiliate of the Obligors as if the Facility Agent were not the Facility Agent hereunder and without any duty to account therefor to the Lenders. The Facility Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to any Obligor or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Facility Agent.

SECTION 10.7. Credit Decisions.
Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender's review of the financial information of the Obligors, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
SECTION 10.8. Copies, etc.
Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by an Obligor pursuant to the terms of this Agreement and the other Loan Documents (unless concurrently delivered to the Lenders by the relevant Obligor). Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Obligors for distribution to the Lenders by such Agent in accordance with the terms of this Agreement and the other Loan Documents.
SECTION 10.9. The Agents' Rights.
Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Obligors in or pursuant to this Agreement or any Loan Document are true and complete, unless, in its capacity as the Facility Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge an Obligor on a certificate signed by or on behalf of that Obligor and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Required Lenders) and unless and until such Agent has received from the Lenders any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.
SECTION 10.10. The Facility Agent's Duties.
The Facility Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any other Loan Document by any Obligor or as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.

The Facility Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Obligors or actual knowledge of the occurrence of any Default unless a Lender or an Obligor shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent. Any information acquired by the Facility Agent other than specifically in its capacity as the Facility Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent.
The Facility Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Obligors or with any Obligor's subsidiaries or associated companies or with a Lender as if it were not the Facility Agent.
SECTION 10.11. Employment of Agents.
In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent's account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.
SECTION 10.12. Distribution of Payments.
The Facility Agent shall pay promptly to the order of each Lender that Lender's Percentage Share of every sum of money received by the Facility Agent pursuant to this Agreement or the Loan Documents (with the exception of any amounts payable pursuant to the Fee Letter and any amounts which, by the terms of this Agreement or the Loan Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Lender.
SECTION 10.13. Reimbursement.
The Facility Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Facility Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Section 10.12 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within two (2) Business Days after the date on which that payment was required to be made by the terms of this Agreement or the Loan Documents, that Lender will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the Loan Documents and ending on the date on which the Facility Agent receives reimbursement.
SECTION 10.14. Instructions.
Where an Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Required Lenders each of the Lenders shall provide such Agent with instructions within three (3) Business Days of such Agent's request (which request may be made orally or in writing). If a Lender does not provide such Agent with instructions within that period, that Lender shall be bound by the decision of such Agent. Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Required Lenders if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement or the Loan Documents. In that event, such Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Facility Agent pursuant to this Section 10.14.
SECTION 10.15. Payments.
All amounts payable to a Lender under this Section 10.15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Facility Agent.
SECTION 10.16. "Know your customer" Checks.
The Borrower will promptly on any Lender's request supply to it any documentation or other evidence that is reasonably required by that Lender for itself to enable that Lender:
(a)    to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks that that Lender or any such person is obliged to carry out under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents; and
(b)    to comply with its obligations under all applicable laws and regulations to prevent money laundering and corruption and to conduct ongoing monitoring of the business relationship with the Obligors.
SECTION 10.17. No Fiduciary Relationship.
Except as provided in Section 10.12, no Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.

ARTICLE XI
MISCELLANEOUS PROVISIONS
SECTION 11.1. Waivers, Amendments, etc.
The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided that no such amendment, modification or waiver which would:
(a)    modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;
(b)    modify this Section 11.1 or change the definition of "Required Lenders" shall be made without the consent of each Lender;
(c)    increase the Commitment of any Lender shall be made without the consent of such Lender;
(d)    reduce any fees described in Article III payable to any Lender shall be made without the consent of such Lender;
(e)    extend the Commitment Termination Date of any Lender shall be made without the consent of such Lender;
(f)    extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or
(g)    affect adversely the interests, rights or obligations of the Facility Agent in its capacity as such shall be made without consent of the Facility Agent.
No failure or delay on the part of the Facility Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Facility Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The Lenders hereby agree, at any time and from time to time that the Nordea Agreement or the Bank of Nova Scotia Agreement is amended or refinanced, to negotiate in good faith to amend this Agreement to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantively comparable provisions in the Nordea Agreement or the Bank of Nova Scotia Agreement or any refinancing thereof.

SECTION 11.2. Notices.
(a)    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature hereto or, in the case of the New Lenders (as defined in Amendment Number Three), as set out in Schedule 1 of Amendment Number Three, or as otherwise set out or set forth in the Lender Assignment Agreement or at such other address, or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted provided it is received in legible form; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.
(b)    So long as KfW IPEX is the Facility Agent, an Obligor may provide to the Facility Agent all information, documents and other materials that it furnishes to the Facility Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Facility Agent at Ole_Christian.Sande@kfw.de and maritime-industries-administration@kfw.de (or such other email address notified by the Facility Agent to the Borrower); provided that any Communication requested pursuant to Section 7.1.1(h) shall be in a format acceptable to the Borrower and the Facility Agent.
(c)    The Borrower agrees that the Facility Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Intralinks or any similar such platform (the "Platform") acceptable to the Borrower. Although the primary web portal is secured with a dual firewall and a User ID/Password Authorisation System and the Platform is secured through a single user per deal authorisation method whereby each user may access the Platform only on a deal-by-deal basis, each Obligor acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Facility Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Facility Agent or any of its Affiliates in connection with the Platform.
(d)    The Facility Agent agrees that the receipt of Communications by the Facility Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Facility Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).
SECTION 11.3. Payment of Costs and Expenses.
The Borrower agrees to pay on demand all reasonable expenses of the Facility Agent and KfW (including the reasonable fees and out-of-pocket expenses of counsel to the Facility Agent, and of local counsel, if any, who may be retained by counsel to the Facility Agent and, in the case of KfW, counsel retained by KfW with the Borrower's prior approval in connection with the initial syndication of the Loan) in connection with the initial syndication of the Loan and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated. In addition, the Borrower agrees to pay (i) reasonable fees and out of pocket expenses of counsel to the Facility Agent and (if and to the extent that KfW uses the same counsel as that of the Facility Agent) of counsel to KfW in connection with the funding under this Agreement. The Borrower further agrees to pay, and to save the Facility Agent and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes arising from the execution, delivery or enforcement of this Agreement or the borrowing hereunder or any other Loan Documents. The Borrower also agrees to reimburse the Facility Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by the Facility Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations. For the purposes of this Section 11.3, references to "KfW" shall mean KfW only in its capacity as set out in sub-clauses (a) and (b) of the definition of "KfW".
SECTION 11.4. Indemnification.
In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Facility Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the "Indemnified Parties") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defence in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the "Indemnified Liabilities"), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct or the material breach by such Indemnified Party of its obligations under this Agreement or any other Loan Document and which breach is not attributable to the Borrower's own breach of the terms of this Agreement or any other Loan Document or (ii) relates to a FATCA Deduction required to be made by a party to this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower's prior consent, (c) shall cooperate fully in the Borrower's defence of any such action, suit or other claim (provided that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower's request, permit the Borrower to assume control of the defence of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defence of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defence of such claim, (iv) the Borrower shall conduct the defence of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower's expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower's election to assume the defence of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defences (in which case the Borrower shall not have the right to assume the defence of such action on the Indemnified Party's behalf), (iii) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorises the Indemnified Party to employ separate counsel at the Borrower's expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
SECTION 11.5. Survival.
The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.
SECTION 11.6. Severability; Independence of Obligations.
Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
The Borrower agrees that the Borrower's obligations under this Agreement (including its obligation to repay the Loan) (a) are independent of the Construction Contract and (b) will not be invalidated, suspended or limited in any way by any termination, rescission, cancellation, invalidation, non-performance or non-completion of the Construction Contract or any other contract, agreement or arrangement relating thereto (other than the Loan Documents) or any dispute or claim between the Borrower, the Original Borrower and/or the Builder and/or any suppliers and/or any other third parties under or in connection with the Construction Contract, or any defence thereto, or any insolvency proceedings relating to the Builder or any other Person.
SECTION 11.7. Headings.
The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8. Execution in Counterparts.
This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
SECTION 11.9. Third Party Rights.
Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it.
SECTION 11.10. Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:
(a)    except to the extent permitted under Section 7.2.5, the Borrower shall not assign or transfer its rights or obligations hereunder without the prior written consent of the Facility Agent and each Lender; and
(b)    the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.
SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan.
Each Lender may assign its Percentage or portion of the Loan to one or more other Persons (a "New Lender"), or sell participations in its Percentage or portion of the Loan to one or more other Persons; provided that, in the case of assignments, such New Lender enters into a CIRR Agreement; and provided further that, in the case of assignments, such Lender shall use commercially reasonable efforts to assign only to a New Lender that has agreed to enter into an Option A Refinancing Agreement.
SECTION 11.11.1. Assignments
(i) KfW IPEX, as Lender, (A)(1) with the prior consultation and written consent of the Borrower (which consent shall not be unreasonably delayed or withheld but which consent shall be deemed to have been given in the absence of a written notice delivered by the Borrower to KfW IPEX, on or before the fifth Business Day after receipt by the Borrower of KfW IPEX's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, such part of its share of the aggregate principal amount of the Loan or the total aggregate Commitments as does not reduce its share below 50% of the total Loan or total Commitments and (2) after having assigned or transferred, when taken together with participations sold by KfW IPEX pursuant to Section 11.11.2, such part of its share of the aggregate principal amount of the Loan or total aggregate Commitments so as to reduce its said share to 50% of the total Loan or total Commitments

(pursuant to the foregoing clause (1) and/or Section 11.11.2), with the written consent of the Borrower (which consent may be withheld at the discretion of the Borrower) may at any time (and from time to time) assign or transfer (including by way of novation) to one or more commercial banks or other financial institutions all or any fraction of KfW IPEX's remaining portion of the Loan or remaining Commitment, (B) with notice to the Borrower and, notwithstanding the following clause (ii), without the consent of the Borrower, may assign or transfer at any time to KfW and (C) in connection with the primary syndication of the Loan, at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions identified by the Borrower in consultation with KfW IPEX that fraction of KfW IPEX´s Loan or Commitment that the Borrower directs KfW IPEX to assign or transfer.
(ii) Any Lender (other than KfW IPEX) with the prior consultation and written consent of the Borrower and the Facility Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Facility Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender's Loan; provided that (A) any Affiliate of KfW IPEX shall be subject to the provisions of Section 11.11.1(i) and 11.11.2(f) as if such Affiliate were KfW IPEX and (B) in the case of any other assignee or transferee, such other assignee or transferee shall (1) be reasonably acceptable to the Facility Agent, (2) meet the criteria set out in Section 2.2 of the Terms and Conditions and (3) in the case of a replacement of an Option A Lender, be reasonably acceptable to KfW.
(iii) Any Lender, with notice to the Borrower and the Facility Agent, and, notwithstanding the foregoing clauses (i) and (ii), without the consent of the Borrower, or the Facility Agent may assign or transfer (A) following the Disbursement Date, to any of its Affiliates or (B) following the occurrence and during the continuance of an Event of Default under Sections 8.1.1, 8.1.4(a) or 8.1.5, to any other Person, in either case, all or any fraction of such Lender's portion of the Loan but on the basis that, in the case of clause (A) and clause (B), any assignee or transferee shall (1) be reasonably acceptable to the Facility Agent, (2) meet the criteria set out in Section 2.2 of the Terms and Conditions and (3) in the case of a replacement of an Option A Lender, be reasonably acceptable to KfW.
(iv) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Facility Agent) assign or charge all or any fraction of its portion of the Loan to (i) any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank all or any fraction of such Lender's portion of the Loan, (ii) any other federal reserve or central bank responsible for a Lender or (iii) to KfW as collateral security pursuant to the terms of any Option A Refinancing Agreement entered into by such Lender.
(v) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to Hermes and (if it is then funded by KfW) KfW and has obtained a prior written consent from Hermes and (if it is then funded by KfW) KfW.

(vi) Nothing in this Section 11.11.1 shall prejudice the right of the Lender to assign its rights under this Agreement to Hermes, if such assignment is required to be made by that Lender to Hermes in accordance with the Hermes Insurance Policy.
Each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an "Assignee Lender". Assignments in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender's portion of the Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender's portion of the Loan) are permitted; provided that the Borrower and the Facility Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender until:
(a)    written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Facility Agent by such Lender and such Assignee Lender;
(b)    such Assignee Lender shall have executed and delivered to the Borrower and the Facility Agent a Lender Assignment Agreement, accepted by the Facility Agent and, if the applicable portion of the Loan is a Fixed Rate Loan, any other agreements required by the Facility Agent or KfW in connection therewith; and
(c)    the processing fees described below shall have been paid.
From and after the date that the Facility Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment. Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no such assignment been made. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Facility Agent upon delivery of any Lender Assignment Agreement in the amount of $2,000 (and shall also reimburse the Facility Agent and KfW for any reasonable out-of-pocket costs, including reasonable attorneys' fees and expenses, incurred in connection with the assignment).
SECTION 11.11.2. Participations.
Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a "Participant") participating interests in its Loan; provided that:

(a)    no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;
(b)    such Lender shall remain solely responsible for the performance of its obligations hereunder;
(c)    the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;
(d)    no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clauses (b) through (f) of Section 11.1;
(e)    the Borrower shall not be required to pay any amount under Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and 4.7 that is greater than the amount which it would have been required to pay had no participating interest been sold;
(f)    each Lender that sells a participation under this Section 11.11.2 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each of the Participant's interest in that Lender's portion of the Loan, Commitments or other interests hereunder (the "Participant Register"). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder; and
(g)    KfW IPEX may not sell participating interests pursuant to this Section 11.11.2 that, when taken together with Loans and/or Commitments sold by KfW IPEX pursuant to Section 11.11.1, result in KfW IPEX's share of the aggregate principal amount of the Loan and/or the aggregate Commitments being less than 50% of the total Loan or total Commitments, without the written consent of the Borrower (which consent shall not be required following the occurrence and during the continuance of an Event of Default or a Prepayment Event).
The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.2(c), 4.3, 4.4, 4.5, 4.6 and clause (e) of 7.1.1, shall be considered a Lender.
SECTION 11.11.3. Register.
The Facility Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor or any Lender at any reasonable time and from time to time upon reasonable prior notice.
SECTION 11.12. Other Transactions.
Nothing contained herein shall preclude the Facility Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
SECTION 11.13. Hermes Insurance Policy.
SECTION 11.13.1. Terms of Hermes Insurance Policy
(a)    The Hermes Insurance Policy will cover 95% of the Loan.
(b)    The Original Hermes Fee will equal 2.37% of the aggregate principal amount of the Loan (but excluding the Increase Loan Amount) as at the Delivery Date. The Additional Hermes Fee will equal 5.35% of the Increase Loan Amount.
(c)    The parties have entered into this Agreement on the basis that the Hermes Insurance Policy shall contain the following terms and should such terms not be included within the Hermes Insurance Policy, then the Borrower may cancel the Commitment(s):
(i)    25% of the Original Hermes Fee as in effect on the date of issuance of the Hermes Insurance Policy ("First Original Fee") will be payable to the Hermes Agent or Hermes in Dollars within two (2) Business Days of receipt by the Borrower of demand from the Hermes Agent following the later to occur of (i) the issue of the Hermes Insurance Policy and (ii) the Effective Date;
(ii)    25% of the Additional Hermes Fee ("First Amendment Fee”, and together with the First Original Fee, the “First Fee") will be payable to the Hermes Agent or Hermes in Dollars within two (2) Business Days of receipt by the Borrower of demand from the Hermes Agent following the issue of the amendment to the Hermes Insurance Policy made in connection with Amendment Number Three;
(iii)    the balance of the Original Hermes Fee and the balance of the Additional Hermes Fee (after deducting the amount of the First Original Fee and the First Amendment Fee (as applicable)) ("Second Fee") will be payable in Dollars, to the Hermes Agent or Hermes on the Delivery Date;

(iv)    if the Commitments are cancelled in full by the Borrower or the Lenders on or prior to the Delivery Date (including, for the avoidance of doubt, subsequent to disbursement of the Loan and prepayment thereof by the Borrower under Section 3.7), Hermes shall be required to reimburse the Hermes Agent the amount of the First Fee less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500);
(v)    if the Commitments are cancelled in part by the Borrower on or prior to the Delivery Date (including, for the avoidance of doubt, subsequent to disbursement of the Loan and prepayment thereof by the Borrower under Section 3.7), Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the First Fee, based on the proportion of the aggregate Commitments prior to such cancellation to the aggregate Commitments after giving effect to such cancellation, less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500); and
(vi)    if, after the Delivery Date, the Borrower prepays all or part of the Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the prepayment and the remaining term of the Loan less the sum of (x) a break funding fee equal to 20% of the unexpired portion of the Hermes Fee and (y) an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500).
Where the Hermes Agent receives any reimbursement of any Hermes Fee, other than the First Fee prior to the date the Borrower is reimbursed out of proceeds of the Loan for that First Fee, such reimbursed amount received from Hermes shall be used in prepayment of the Loan without any further notice by the Hermes Agent to the Borrower or, where the Loan has already been prepaid in full, any such amount shall be paid directly to the Borrower or as it may direct. The Hermes Agent shall inform the Borrower as soon as reasonably possible after it becomes aware of any decrease in the Hermes Fee which may result in a reimbursement by Hermes of an excess amount to the Hermes Agent and a consequential prepayment of the Loan under this Section.
SECTION 11.13.2. Obligations of the Borrower.
(a)    Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay (a) the First Fee to the Hermes Agent in accordance with section 11.13.1(c)(i) and (b) the Second Fee to the Hermes Agent on the Delivery Date. In each case, if received by the Hermes Agent, the Hermes Agent shall pay such amount to Hermes.

(b)    Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay to the Hermes Agent an issue fee of EUR12,500 for the issue of the Hermes Insurance Policy at the same time that the First Fee is payable.
SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders.
(a)    Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.
(b)    The Hermes Agent shall perform such acts or provide such information which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy and as are necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.
(c)    The Hermes Agent shall (in the circumstances described in Section 11.13.1(c)(iii), (iv) or (v)):
(i)    make written requests to Hermes seeking a reimbursement of the Hermes Fee promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;
(ii)    use its reasonable endeavours to maximise the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;
(iii)    pay to the Borrower the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value; and
(iv)    relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent's obligation shall be no greater than simply to pass on to Hermes the Borrower's concerns.
(d)    Each Lender will cooperate with the Hermes Agent, the Facility Agent and each other Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy and each CIRR Agreement continue in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy or such CIRR Agreement (as the case may be) does not continue in full force and effect due to its gross negligence or wilful default.

SECTION 11.14. Law and Jurisdiction
SECTION 11.14.1. Governing Law.
This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English law.
SECTION 11.14.2. Jurisdiction.
For the exclusive benefit of the Facility Agent and the Lenders, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.
SECTION 11.14.3. Alternative Jurisdiction.
Nothing contained in this Section shall limit the right of the Facility Agent or the Lenders to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.
SECTION 11.14.4. Service of Process.
Without prejudice to the right of the Facility Agent or the Lenders to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9:00 am on the third Business Day after posting by prepaid first class registered post.
SECTION 11.15. Confidentiality.
Each of the Facility Agent and the Lenders agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Obligors or any Subsidiary of the Obligors, or by the Facility Agent on an Obligor's or such Subsidiary's behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Obligors or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Obligors or any of their respective Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Obligors or any of their respective Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Facility Agent, any Lender or any of their respective Affiliates is subject or in connection with an examination of the Facility Agent, such Lender or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Facility Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Facility Agent or such Lender's independent auditors, counsel, and any other professional advisors of the Facility Agent or such Lender who are advised of the confidentiality of such information; (G) to any participant or assignee, provided that such Person agrees to keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; (H) as to the Facility Agent, any Lender or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which an Obligor or any Subsidiary is party with the Facility Agent, such Lender or such Affiliate; (I) to its Affiliates and its Affiliates' directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Facility Agent and the Lenders hereunder; and (J) to any other party to the Agreement. Each of the Facility Agent and the Lenders shall be responsible for any breach of this Section 11.15 by any of its Affiliates or any of its or its Affiliates' directors, officers, employees, professional advisors and agents.
SECTION 11.16. CIRR requirements.
The Borrower acknowledges that:
(a)    the government of the Federal Republic of Germany, the Federal Audit Court or any authorised representatives specified by these bodies shall be authorised at any time to inspect and make or demand copies of the records, accounts, documents and other deeds of any or all of the Lenders relating to this Agreement;
(b)    in the course of its activity as the Facility Agent, the Facility Agent may:
(i)    provide the government of the Federal Republic of Germany with information concerning the transactions to be handled by it under this Agreement; and
(ii)    disclose information concerning the subsidised transaction contemplated by this Agreement in the context of internationally agreed consultation/notification proceedings and statutory specifications, including information received from the Lenders relating to this Agreement; and
(c)    the Facility Agent and (to the extent the Lenders have entered into an Option A Refinancing Agreement with KfW) the Lenders are entitled to disclose to KfW:

(i)    circumstances pertaining to the Loan, proper repayment and collateralisation;
(ii)    extraordinary events which may jeopardise the proper servicing of the Loan;
(iii)    any information required by KfW with respect to the proper use of any refinancing funds granted to the respective Lender in respect of the Loan; and
(iv)    the Loan Documents;
provided that KfW agrees to keep such information confidential to the same extent required of Lenders pursuant to Section 11.15.
SECTION 11.17. Mitigation.
(a)    If the provisions of Section 3.2(c), 3.2(d) or 9.1.11 apply (and having regard to clause (b) below), the Facility Agent, the Borrower and the Lenders (or, in the case of Section 3.2(c) or 3.2(d), any affected Lender) shall discuss in good faith (but without obligation) for a period (the "Mitigation Period") of not less than 30 days (and which in the case of Section 3.2(d) shall commence on the first day of the 50-day period referred to in that Section and, in the case of Section 9.1.11, shall run concurrently with the 30 day period referred to in that Section) after (x) the date on which the Illegality Notice is given or (y) the date of Section 9.1.11 becomes applicable, as the case may be:
(i)    in the case of Section 3.2(c) or 3.2(d), what steps may be open to the relevant Lender to mitigate or remove such circumstances (including, without limitation, the possibility of assigning the Lender's Commitment to an Affiliate or another Lending Office); and
(ii)    in the case of Section 9.1.11, the circumstances in which Section 9.1.11 has become applicable and whether there are any steps or actions which can be taken to remove the effect of Section 9.1.11 and/or reinstate the Hermes Insurance Policy.
If the provisions of Section 3.2(d) apply, if requested by the Borrower, the affected Lender shall, without limiting such Lender's obligation to enter into discussions as set forth above in this Section 11.17(a), use commercially reasonable efforts to transfer its portion of the Loan to one or more third parties at par during the Mitigation Period in the manner contemplated by Section 3.2(d).
(b)    To the extent required by or considered necessary by any Party, the Lenders (and, in the case of Section 3.2(c) or 3.2(d), any affected Lender) shall use commercially reasonable efforts to include Hermes in all foregoing discussions.

(c)    If an Illegality Notice shall be given by any Lender during the period falling 20 days prior to the anticipated Delivery Date, the affected Lender will use all reasonable efforts to accelerate the mitigation steps of the type described or to be discussed pursuant to this Section to try and enable the Commitment of such Lender to still be available for drawing by the Borrower one (1) Business Day (where the Loan is to be denominated in EUR) or two (2) Business Days (where the Loan is to be denominated in Dollars) prior to the Delivery Date in the manner contemplated by this Agreement.
SECTION 11.18. Modification and/or discontinuation of benchmarks
(a)    If a Screen Rate Replacement Event has occurred then, promptly thereafter, the Facility Agent and the Borrower will enter into negotiations with a view to amend this Agreement to replace the LIBO Rate or, as the case may be, the EURO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks where such negotiations will take into account the then current market standards and will be conducted with a view to reducing or eliminating, to the extent reasonably practicable, any transfer of economic value from one party to another party (any such proposed rate, a "Benchmark Successor Rate"), together with any proposed Benchmark Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 P.M. (New York City time) on the fifth Business Day after the Facility Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, the Required Lenders have delivered to the Facility Agent written notice that such Lenders does not accept such amendment. Such Benchmark Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Facility Agent, such Benchmark Successor Rate shall be applied in a manner as otherwise reasonably determined by the Facility Agent.
(b)    If no Benchmark Successor Rate has been determined and either (x) the circumstances set out in paragraph (a) of the definition of "Screen Rate Replacement Event" in Section 1.1 exist or (y) the Scheduled Unavailability Date has occurred, the Facility Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain the Loan shall be suspended and (ii) Screen Rate shall no longer be utilized in determining the LIBO Rate or, as the case may be, the EURO Rate. Upon receipt of such notice, the Borrower may revoke any pending Loan Request.
(c)    Until such time as a Benchmark Successor Rate and Benchmark Successor Rate Conforming Changes have been determined and agreed and without prejudice to the obligation of the parties to enter into negotiations with a view to determining or agreeing a Benchmark Successor Rate pursuant to paragraph (a) above, for any Interest Period starting after the Screen Rate Replacement Event, the LIBO Rate or, as the case may be, the EURO Rate shall be replaced by the weighted average of the rates notified to the Agent by each Lender five Business Days prior to the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost the relevant Lender would have of funding an amount equal to its participation in the Loan during the relevant Interest Period from whatever source it may reasonably select. If such amount is less than zero, it shall be deemed to be zero.
(d)    The Facility Agent (acting on the instructions of the Required Lenders) and the Borrower shall, during the period between 1 April 2021 and 30 June 2021, enter into negotiations in good faith with a view to agreeing a basis upon which a Benchmark Successor Rate can be used in replacement of the Screen Rate, together with any associated Benchmark Successor Rate Conforming Changes, and a timetable for the implementation of these changes so that the appropriate changes can be made prior to the Scheduled Unavailability Date.
(e)    Notwithstanding anything else herein, any definition of Benchmark Successor Rate shall provide that in no event shall such Benchmark Successor Rate be less than zero for purposes of this Agreement.
(f)    Section 3.4.6 shall not apply following the Screen Rate Replacement Event.
(g)    Where paragraph (a) above applies, the Borrower shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with the requirements set out in that paragraph.

IN WITNESS WHEREOF, the parties hereto have caused this Hull No. S-719 Credit Agreement to be executed by their respective officers thereunto duly authorised as of the day and year first above written.

ROYAL CARIBBEAN CRUISES LTD. as Guarantor
By _________________________
Name:
Title:
Address:    1050 Caribbean Way
Miami, Florida 33132
Facsimile No.:    (305) 539-0562
Email:        agibson@rccl.com
bstein@rccl.com
Attention: Vice President, Treasurer
Copy to: General Counsel

Signature Page to Credit Agreement                    Page 128

KFW IPEX-BANK GMBH, as Hermes Agent, Facility Agent and Lender

Commitment
100% of the US Dollar Maximum Loan Amount	By__________________________Name: Title:
By _________________________
Name:
Title:
Address:     Palmengartenstrasse 5-9
D-60325 Frankfurt am Main
Germany
Facsimile No.:     +49 (69) 7431 3768
Email:        maritime-industries-administration@kfw.de
Attention:    Maritime Industries
With a copy to:    Credit Operations
Facsimile No.:    +49 (69) 7431 2944

Exhibit A
Form of Loan Request
[OMITTED]

Exhibit B
Table of Commitments
[OMITTED]

SIGNATORIES
Amendment No. 3 in respect of Hull S-719

Original Borrower
Silversea Cruise Holding Ltd.    )
Name: Roberto Martinoli    ) /s/ Roberto Martinoli
Title: Chief Executive Officer    )

Guarantor and nominee Borrower
Royal Caribbean Cruises Ltd.    )
Name: Nicholas Cullinan    ) /s/ Nicholas Cullinan
Title: Attorney-in-Fact    )

    [Signature Page to Amendment No. 3 - Hull S-719]

Facility Agent
KfW IPEX-Bank GmbH    )
Name: B. Behrends-Troost / O. Sande    ) /s/ B. Behrends-Troost    /s/ O. Sande
Title: Director / AVP    )

Hermes Agent
KfW IPEX-Bank GmbH    )
Name: B. Behrends-Troost / O. Sande    ) /s/ B. Behrends-Troost    /s/ O. Sande
Title: Director / AVP    )

Existing Lenders
KfW IPEX-Bank GmbH    )
Name: B. Behrends-Troost / O. Sande    ) /s/ B. Behrends-Troost    /s/ O. Sande
Title: Director / AVP    )

MUFG Bank, Ltd.    )
Name: Francois-Xavier Reignier    ) /s/ Francois-Xavier Reignier
Title: Managing Director    )

Société Générale    )
Name: Stefan Euler / Olga Schneider    ) /s/ Stefan Euler    /s/ Olga Schneider
Title: Managing Director / Vice President    )

Helaba Landesbank     )
Hessen-Thüringen Girozentrale    )
Name: Ralf Lichtenthaler / Lucas Hell    ) /s/ Ralf Lichtenthaler    /s/ Lucas Hell
Title:    )

DZ BANK AG, New York Branch    )
Name: Steffen Philipp / Maximilian Bös    ) /s/ Steffen Philipp        /s/ Maximilian Bös
Title: Senior Vice President / Vice President    )

Standard Chartered Bank    )
Name: James Perkins    ) /s/ James Perkins
Title: Manager    )
    [Signature Page to Amendment No. 3 - Hull S-719]

Bayerische Landesbank, New York Branch    )
Name: Andrew Kjoller / Gina Sandella    ) /s/ Andrew Kjoller        /s/ Gina Sandella
Title: Executive Director / Vice President    )

Commerzbank AG, New York Branch    )
Name: Giovanni Baldini / Christina S. Serrano    ) /s/ Giovanni Baldini        /s/ Christina S. Serrano
Title:    )

New Lenders
AKA AUSFUHRKREDIT-GESELLSCHAFT MBH     )
Name: Matthias Wietbrock / Emma Hartmann     ) /s/ Matthias Wietbrock /s/ Emma Hartmann
Title: Director / Vice President EAF            )

Oldenburgische Landesbank Aktiengesellschaft        )
Name: Dirk Stamer / Martin Schmidt                ) /s/ Dirk Stamer /s/ Martin Schmidt
Title: Executive Director / Export Finance Specialist        )

    [Signature Page to Amendment No. 3 - Hull S-719]